Exhibit 10.9

EXECUTION VERSION

$211,000,000

AMENDED AND RESTATED CREDIT AGREEMENT,

dated as of March 24, 2010,

among

TIMBERLANDS II, LLC

and

WELLS TIMBERLAND OPERATING PARTNERSHIP, L.P.,

as the Borrowers,

COBANK, ACB,

as the Administrative Agent and Co-Arranger,

WELLS FARGO SECURITIES, LLC

as Co-Arranger,

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A.

“RABOBANK NEDERLAND”, NEW YORK BRANCH

as Documentation Agent,

and

CERTAIN FINANCIAL INSTITUTIONS,

as the Lenders.

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SCHEDULES

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Term Loan Commitment Amount
SCHEDULE III	-	Administrative Information
SCHEDULE IV	-	Voting Participants

EXHIBITS

EXHIBIT A	-	Form of Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Continuation/Conversion Notice
EXHIBIT C	-	Form of Assignment and Assumption
EXHIBIT D	-	Form of Closing Date Certificate
EXHIBIT E-1	-	Form of Wells Timberland Solvency Certificate
EXHIBIT E-2	-	Form of Wells Partnership Solvency Certificate
EXHIBIT E-3	-	Form of Wells TRS Subsidiary Solvency Certificate
EXHIBIT E-4	-	Form of Wells HBU Solvency Certificate
EXHIBIT E-5	-	Form of Wells REIT Solvency Certificate
EXHIBIT E-6	-	Form of Wells TRS Solvency Certificate
EXHIBIT F	-	Form of Compliance Certificate
EXHIBIT G	-	Form of Amended and Restated Pledge Agreement
EXHIBIT H	-	Form of Amended and Restated Security Agreement
EXHIBIT I	-	Form of Landlord Estoppel Certificate
EXHIBIT J-1	-	Form of Wells REIT Amended and Restated Limited Guaranty
EXHIBIT J-2	-	Form of Wells TRS Amended and Restated Guaranty
EXHIBIT J-3	-	Form of Wells TRS Subsidiary Amended and Restated Guaranty
EXHIBIT J-4	-	Form of Wells HBU Guaranty
EXHIBIT K-1	-	Form of Georgia Deed to Secure Debt
EXHIBIT K-2	-	Form of Georgia Amended and Restated Deed to Secure Debt
EXHIBIT K-3	-	Form of Alabama Mortgage
EXHIBIT K-4	-	Form of Alabama Mortgage Amendment
EXHIBIT L	-	Form of Opinion of New York Counsel to the Borrowers
EXHIBIT M	-	Form of Opinion of Georgia Counsel to the Borrowers
EXHIBIT N	-	Form of Opinion of Alabama Counsel to the Borrowers
EXHIBIT O-1	-	Form of Domestic Deposit Account Control Agreement
EXHIBIT O-2	-	Form of International Deposit Account Control Agreement
EXHIBIT O-3	-	Form of Securities Account Control Agreement
EXHIBIT P-1	-	Form of Recognition Agreement (Fiber Supply Agreement)
EXHIBIT P-2	-	Form of Recognition Agreement (Master Stumpage Agreement)
EXHIBIT Q-1	-	Form of Collateral Assignment of Material Agreement
EXHIBIT Q-2	-	Form of Reaffirmation of Collateral Assignment of Material Agreement
EXHIBIT R	-	Form of Wells REIT Amended and Restated Security Agreement
EXHIBIT S	-	Form of Amended and Restated Timber Manager Subordination Agreement

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EXHIBIT T	-	Form of Equity Raise Monthly Accounting Statement
EXHIBIT U	-	Form of LTC Lease Recognition Agreement

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 24, 2010 (this “Agreement”), among TIMBERLANDS II, LLC, a Delaware limited liability company (“Wells Timberland”), and WELLS TIMBERLAND OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Wells Partnership”; Wells Timberland and Wells Partnership each a “Borrower” and collectively, the “Borrowers”), the various financial institutions as are, or may from time to time become, parties hereto (collectively, the “Lenders”), and COBANK, ACB (“CoBank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms to Article I.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Administrative Agent and certain of the Lenders previously entered into a Credit Agreement (the “Original Credit Agreement”), dated as of October 9, 2007 (the “Original Funding Date”), pursuant to which the Lenders party thereto extended certain financial accommodations to the Borrowers, the proceeds of which were used to fund a portion of the purchase price of the Transaction;

WHEREAS, the Borrowers’ only business is the direct or indirect ownership and operation of the Real Property;

WHEREAS, in order to refinance outstanding balances due under the Original Credit Agreement and the Subordinated Credit Agreement (as defined in the Original Credit Agreement), to fund costs and expenses associated with closing the Loans, and to fund modest leases of additional Timberland, the Borrowers desire that the Lenders make Loans in an aggregate principal amount of $211,000,000;

WHEREAS, in order to make such Loans, the Borrowers, the Administrative Agent and the Lenders under the Original Credit Agreement have agreed to amend and restate the Original Credit Agreement as described herein; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to make such Loans to the Borrowers.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meaning:

“Accrued Affiliate Fees” means Wells Asset Management Fees which have been earned and accrued as of the Funding Date and Wells Other Operating Expenses which have been earned and accrued as of the Funding Date.

“Administrative Agent” is defined in the preamble and includes each successor Administrative Agent pursuant to Section 10.5.

“Affiliate” of any Person means:

(a) each of such Person’s officers, directors, joint venturers and partners; and

(b) any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power:

(i) to vote 5% or more of the Equity Interests (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” is defined in the preamble.

“AgSouth” means AgSouth Farm Credit, ACA.

“AgSouth Equity Interests” is defined in Section 11.22.

“Applicable Base Rate Margin” means (a) 3.00% per annum, if the Loan to Value Ratio is equal to or greater than 50%, (b) 2.50% per annum, if the Loan to Value Ratio is equal to or greater than 45% and less than 50%, (c) 2.25% per annum, if the Loan to Value Ratio is equal to or greater than 40% and less than 45%, (d) 2.00% per annum, if the Loan to Value Ratio is equal to or greater than 35% and less than 40% and (e) 1.50% per annum, if the Loan to Value Ratio is less than 35%. The Loan to Value Ratio used to compute the Applicable Base Rate Margin shall be the Loan to Value Ratio most recently calculated and reported pursuant to clause (e) of Section 7.1.1 or clause (w) or (x) of Section 7.1.11, as applicable; changes in the Applicable Base Rate Margin resulting from a change in the Loan to Value Ratio shall become effective upon delivery by Wells Manager to the Administrative Agent of a new Compliance Certificate, as required by clause (e) of Section 7.1.1 and upon the delivery by Wells Manager to the Administrative Agent of an updated Loan to Value Ratio, as required from time to time by clause (w) or (x) of Section 7.1.1. If Wells Manager shall fail to deliver a Compliance Certificate with respect to a Fiscal Quarter as and when required pursuant to clause (e) of Section 7.1.1, the Applicable Base Rate Margin, from and including the date it was required to deliver such Compliance Certificate to but not including the date Wells Manager delivers to the Administrative Agent a Compliance Certificate with respect to such Fiscal Quarter, shall conclusively be presumed to equal the highest relevant Applicable Base Rate Margin set forth above. The Applicable Base Rate Margin shall be automatically increased to the highest Applicable Base Rate Margin set forth above during all periods of time in which any Event of Default has occurred and is continuing.

“Applicable LIBOR Margin” means (a) 4.00% per annum, if the Loan to Value Ratio is equal to or greater than 50%, (b) 3.50% per annum, if the Loan to Value Ratio is equal to or greater than 45% and less than 50%, (c) 3.25% per annum, if the Loan to Value Ratio is equal to or greater than 40% and less than 45%, (d) 3.00% per annum, if the Loan to Value Ratio is equal to or greater than 35% and less than 40% and (e) 2.50% per annum, if the Loan to Value Ratio is less than 35%. The Loan to Value Ratio used to compute the Applicable LIBOR Margin shall be the Loan to Value Ratio most recently calculated and reported pursuant to clause (e) of Section 7.1.1 or clause (w) or (x) of Section 7.1.11, as applicable; changes in the Applicable LIBOR Margin resulting from a change in the Loan to Value Ratio shall become effective upon delivery by Wells Manager to the Administrative Agent of a new Compliance Certificate, as required by clause (e) of Section 7.1.1 and upon the delivery by Wells Manager to the Administrative Agent of an updated Loan to Value Ratio, as required from time to time by clause (w) or (x) of Section 7.1.1. If Wells Manager shall fail to deliver a Compliance Certificate with respect to a Fiscal Quarter as and when required pursuant to clause (e) of Section 7.1.1, the Applicable LIBOR Margin, from and including the date it was required to deliver such Compliance Certificate to but not including the date Wells Manager delivers to the Administrative Agent a Compliance Certificate with respect to such Fiscal Quarter, shall conclusively be presumed to equal the highest relevant Applicable LIBOR Margin set forth above. The Applicable LIBOR Margin shall be automatically increased to the highest Applicable LIBOR Margin set forth above during all periods of time in which any Event of Default has occurred and is continuing.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means the Assignment and Assumption substantially in the form of Exhibit C attached hereto.

“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2.

“Base Rate” means the rate in effect from day to day defined as a rate per annum announced by the Administrative Agent on the first Business Day of each week as the higher of (a) 1.50% greater than one-month LIBOR or (b) the prime rate as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty largest commercial banks, or, if the Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Lenders in their reasonable discretion.

“Best Management Practices” means forest management, silvicultural, planting, thinning and timber harvesting practices that are in accordance with (a) SFI-certification requirements of Sustainable Forestry Initiative, Inc. and (b) “Best Management Practices” (or similarly titled regulations or non-binding guidance) issued with respect to the management and harvesting of timberlands by Governmental Authorities in the States where the Real Property is located.

“Borrower” and “Borrowers” is defined in the preamble.

“Borrowing” means a borrowing from the Lenders of (i) the Terms Loans on the Funding Date in accordance with the Lenders’ Term Loan Commitments, (ii) the Incremental Term Loans on the closing date therefor in accordance with the Lenders’ Incremental Term Loan Commitments or (iii) the Revolving Loans on the closing date therefor in accordance with the Lenders’ Revolving Loan Commitments.

“Borrowing Request” means a Borrowing Request, duly executed by a Financial Officer of each Borrower, in substantially the form of Exhibit B-1 attached hereto.

“Business Day” means (a) any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Denver, Colorado; and (b) relative to the making, continuing, prepaying or repaying of the Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the interbank Eurodollar market.

“Carbon Credit Acreage” is defined in clause (e) of Section 7.2.9.

“Carbon Storage Agreement” is defined in clause (b) of Section 7.1.11.

“Cash Equivalent Investment” means, at any time:

(a) any evidence of Indebtedness, with overnight maturities issued or guaranteed by the United States;

(b) commercial paper, maturing not more than one day from the date of issuance and rated at least A-1 by S&P or P-1 by Moody’s, which is issued by a corporation (other than an Affiliate of any Loan Party) organized under the Laws of any state of the United States or of the District of Columbia;

(c) any certificate of deposit or bankers acceptance or time deposit, maturing daily, which is issued by a commercial banking institution that (i) is a member of the Federal Reserve System, (ii) has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and (iii) has a credit rating of A2 or higher from Moody’s or A or higher from S&P; or

(d) any investment in money market mutual funds having portfolio assets in excess of $5,000,000,000 that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by S&P and Aaa by Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Law” means the occurrence, after the Funding Date, of (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of Law) by any Governmental Authority.

“CoBank” is defined in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means (a) the Equity Interests of Wells Timberland, Wells TRS, Wells TRS Subsidiary and Wells HBU and (b) all the other assets of the Borrowers and each other Loan Party that are subject to a Lien pursuant to any Loan Document.

“Collateral Assignment of Material Agreement” means each Collateral Assignment of Material Agreement in substantially the form of Exhibit Q-1 attached hereto, executed by each relevant Loan Party and other Persons that are parties to the Material Agreement the subject thereof. In the discretion of the Administrative Agent, the form of the relevant Collateral Assignment of Material Agreement with respect to any particular Material Agreement may vary.

“Collateral Insurance Proceeds” means all insurance proceeds that have been paid on account of any of the Collateral.

“Commitment” means, Term Loan Commitment, Incremental Term Loan Commitment and Revolving Loan Commitment, as applicable.

“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer of Wells Manager, substantially in the form of Exhibit F attached hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The principal amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by a Financial Officer of each Borrower, substantially in the form of Exhibit B-2 attached hereto.

“Cost Basis” is defined in the definition of “Cost Basis Collateral Disposition Proceeds.”

“Cost Basis Collateral Disposition Proceeds” means, with respect to any of the Collateral (other than the sale of Timber in accordance with clause (m) of Section 7.1.11 and the termination of Timber Leases in accordance with clause (x) of Section 7.1.11) sold, leased, transferred or otherwise disposed of (whether voluntarily or involuntarily, or under power of eminent domain, condemnation or otherwise), the allocated cost basis (the “Cost Basis”) of such Collateral as set forth in Item 1.1(a) (“Cost Basis of Collateral”) of the Disclosure Schedule (it being understood that, if less than the relevant tract of the Collateral as set forth in the Disclosure Schedule is so disposed of, the cost basis of such tract so disposed of shall be determined by the Administrative Agent).

“CTB” is defined in clause (b) of Section 7.1.11.

“Default” means any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, (A) a Lender that has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date for such funding hereunder or has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within one (1) Business Day of the date for such payment (each a “funding obligation”), unless the subject of a good faith dispute, or (B) a Lender that has notified the Administrative Agent in writing that it will not comply with any such funding obligation hereunder or has defaulted on its funding obligations under any other loan agreement, credit agreement or other financing agreement (in each case, unless the subject of a good faith dispute), (C) upon the agreement of the Administrative Agent and the Borrowers, each made in its sole discretion, a Lender that has, for a period of three (3) or more Business Days commencing on the date on which the Administrative Agent confirms that such Lender has received a written request from the Administrative Agent, failed to confirm in writing to the Administrative Agent that it will comply with its funding obligations hereunder unless the subject of a good faith dispute (it being agreed that such written request from the Administrative Agent shall include the name and date of this Agreement, the names of the Borrowers and the Administrative Agent, the reply deadline, and the contact details (including phone number) for the Person to whom the reply must be sent), or (D) a Lender with respect to which a Lender Insolvency Event has occurred and is continuing.

“Deposit Account Bank” means each bank or other financial institution that has entered into a Deposit Account Control Agreement including, without limitation, the Domestic Account Bank and the International Account Bank.

“Deposit Account Control Agreement” means each Deposit Account Control Agreement, substantially in the form of Exhibit O-1 (with respect to the Domestic Account Bank or another Deposit Account Bank in the United States) or Exhibit O-2 (with respect to the International Account Bank) attached hereto or such other form as may be reasonably acceptable to the Administrative Agent, executed by the Domestic Account Bank, the International Account Bank or another Deposit Account Bank, each applicable Loan Party and the Administrative Agent.

“Disclosure Schedule” means the Disclosure Schedule attached as Schedule I hereto, as amended, supplemented or otherwise modified from time to time by the Borrowers with the consent of the Administrative Agent and the Required Lenders.

“Division” means those portions of the Timberlands, whether owned or leased, which are grouped together for management purposes as tracts as described in Exhibits A and B of the Transaction Agreement.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Domestic Account Bank” is the United States depository institution approved by the Administrative Agent in which the Receipt Account, the Interest Reserve Account, the Wells TRS Subsidiary Account, the Revenue Account, the Domestic Equity Raise Account and the Expense Account are maintained.

“Domestic Equity Raises” is defined in clause (a) of Section 7.1.15.

“Domestic Equity Raise Account” is defined in clause (a) of Section 7.1.15.

“Domestic Equity Raise Account Collateral” is defined in clause (c) of Section 7.1.15.

“EBITDA” means the result of (a) net income or deficit, as the case may be, calculated in accordance with GAAP; less (b) any gain on Rate Protection Agreements; plus, (c) the sum, without duplication, of (i) income taxes (ii) total interest expense (including non-cash interest), (iii) depletion and other amortization expense (iv) with respect to the sale of up to two percent (2%) of the fee acreage of the Real Property in any Loan year, cash proceeds from such sales equal to the Cost Basis of the Real Property sold, (v) any loss on Rate Protection Agreements, (vi) any non-cash expenses representing amounts due to Affiliates and (vi) any noncash expenses associated with the termination of Timber Leases.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of any Lender, (c) an Approved Fund and (d) any other Person (other than a natural Person) approved (i) by the Administrative Agent and (ii) after the Administrative Agent has notified the Borrowers of the successful initial syndication of this Agreement and provided that no Event of Default has occurred and is continuing, by the Borrowers (such approval of the Borrowers not to be unreasonably withheld or delayed and shall, in any event, be deemed to have been given by the Borrowers if no objection is received by the Administrative Agent from the Borrowers within five Business Days after notice of such proposed assignment has been provided to the Borrowers); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Loan Parties or any of their Affiliates or Subsidiaries.

“Environmental Laws” means all Laws relating to public health and safety and protection of the environment, threatened or endangered species, preservation or reclamation of natural resources, Release of any Hazardous Material or to health and safety matters, including CERCLA, the Surface Mining Control and Reclamation Act of 1977, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and

Health Act of 1970, as amended, 29 U.S.C., §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Endangered Species Act of 1973, 16 U.S.C. §§ 1531 et seq., and any similar or implementing state or local Law.

“Environmental Tests” is defined in clause (d) of Section 7.1.6.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Funding Date.

“Equity Raises” means Domestic Equity Raises and International Equity Raises.

“Equity Raise Monthly Accounting Statement” means the statement in the form of Exhibit T attached hereto and given to the Administrative Agent in compliance with clause (c) of Section 9.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” is defined in Section 8.1.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.6, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 4.6.

“Expense Account” is defined in clause (a) of Section 7.1.17.

“Expense Account Collateral” is defined in clause (b) of Section7.1.17.

“Expiration Time” means 2:00 p.m. (New York City time) on March 24, 2010.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as amended.

“Fee Letter” means the Fee Letter, dated January 13, 2010, CoBank and Wells Fargo to the Borrowers.

“Fiber Supply Agreement” means the Fiber Supply Agreement, dated as of the Original Funding Date, among MW, MeadWestvaco Corporation and Wells TRS Subsidiary, as amended, restated or otherwise modified from time to time in accordance with clause (l) of Section 7.1.11.

“Financial Officer” means with respect to any Loan Party and with respect to Wells Manager and Timber Manager on behalf of any Loan Party, as applicable, the president, chief financial officer, principal accounting officer or controller whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Fixed Charge Coverage Ratio” means the ratio derived on any measurement date by dividing for the most recent four Fiscal Quarters ending on such measurement date, (a) EBITDA for Wells REIT, calculated on a consolidated basis less all capital expenditures paid by Wells REIT on a consolidated basis less any dividends or distributions paid by Wells REIT on a consolidated basis by (b) Interest Expense.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which either Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fuel Wood Residue” is defined in clause (f) of Section 7.2.9.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“Funding Date” means the date on which all conditions precedent in Section 5.1 have been satisfied, and the Lenders fund the Term Loans in accordance with their Term Loan Commitments, which date shall be a Business Day and at a time on or prior to the Expiration Time.

“GAAP” is defined in Section 1.4.

“Governmental Authority” means the government of the United States or any other nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” means, collectively, the Amended and Restated Limited Guaranty substantially in the form of Exhibit J-1 attached hereto, the Amended and Restated Guaranty substantially in the form of Exhibit J-2 attached hereto, the Amended and Restated Guaranty substantially in the form of Exhibit J-3 attached hereto and the Guaranty substantially in the form of Exhibit J-4 attached hereto.

“Harvest Plan” is defined in clause (c) of Section 7.1.11.

“Hazardous Material” means (a) any “hazardous substance” as defined by CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) any petroleum product or byproduct or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Incremental Term Loan” is defined in clause (b) of Section 2.1.1.

“Incremental Term Loan Commitment” is defined in clause (b) of Section 2.1.1.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Loans);

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities;

(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of such Person;

(f) the liquidation value of any preferred capital stock or similar Equity Interest of such Person or its Subsidiaries held by any Person;

(g) all obligations and liabilities secured by any Lien on such Person’s property or assets, even though such Person shall not have assumed or become liable for the payment thereof;

(h) all Off-Balance Sheet Obligations; and

(i) all Contingent Liabilities of such Person in respect of any of the foregoing.

“Indemnified Liabilities” is defined in clause (a) of Section 11.4.

“Indemnified Parties” is defined in clause (a) of Section 11.4.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property Collateral” is defined in the Security Agreement.

“Interest Expense” means, for any period, the aggregate interest expense of the Borrowers in respect of the Loans for such period, as determined in accordance with GAAP, including, without duplication, all commissions, discounts and other fees charged with respect to the amortization of debt discounts and the net costs under Rate Protection Agreements, in each case paid or payable during such period.

“Interest Period” means, relative to the Loans, the period beginning on (and including) the Funding Date and ending on (but excluding) the day which numerically corresponds to such date one, two or three months thereafter, provided, however, that:

(a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c) if there is no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month.

The Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to the Loans.

“Interest Reserve” is defined in clause (a) of Section 7.1.12.

“Interest Reserve Account” is defined in clause (a) of Section 7.1.12.

“Interest Reserve Account Collateral” is defined in clause (b) of Section 7.1.12.

“International Account Bank” is the depository institution approved by the Administrative Agent in which the International Equity Raise Account is maintained.

“International Equity Raises” is defined in clause (a) of Section 7.1.18.

“International Equity Raise Account” is defined in clause (a) of Section 7.1.18.

“International Equity Raise Account Collateral” is defined in clause (c) of Section 7.1.18.

“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital made by such Person to any other Person (excluding account receivables generated in the ordinary course of business of such Person and payable or dischargeable in accordance with customary trade terms), (b) any Contingent Liability of such Person incurred in connection with any item described in clause (a) and (c) any Equity Interest held by such Person in any other Person.

“Land” means all the land from time to time owned and held by the Borrowers and Wells HBU in fee simple, including the land described in Exhibit A of the Transaction Agreement and identified therein as Purchased Assets as defined in the Transaction Agreement, together with (a) all buildings, structures or other improvements thereon, (b) all Timber located thereon, (c) roads, bridges and other improvements and fixtures thereon and (d) all other privileges and heriditaments, tenements, appurtenances, easements, rights-of-way (including the Purchaser Easements (as defined in the Transaction Agreement) in respect thereof) and other rights relating, including all development, air and water rights and water stock relating to such land and any strips and gores.

“Landlord Estoppel Certificate” means a Landlord Estoppel Certificate in substantially the form of Exhibit I attached hereto, executed by each landlord of each Leasehold Interest other than the LTC Lease. For the avoidance of doubt, Landlord Estoppel Certificates in substantially the form of Exhibit I attached hereto that were executed and delivered in connection with the Original Credit Agreement are included in this definition.

“Laws” means, collectively, all statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority (including any of the foregoing that relates to zoning and planning, building, subdivision, Environmental Laws, wildlife protection, forest practices, mining, drilling, extraction and reclamation), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leasehold Interests” means the rights of the Borrowers as lessee with respect to the Timber Leases including all purchase options, prepaid rents and security deposits relating thereto, together with leasehold improvements with respect thereto.

“Leaseholds” means, collectively, all real estate leased, subleased or licensed by Wells Timberland under the Timber Leases.

“Lender Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board of Governors of the Federal Reserve System, as in effect from time to time), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the Equity Interests of such Lender.

“Lender Insolvency Event” means that (A) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (B) such Lender or its Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lender Party” means, as the context may require, any Lender or the Administrative Agent, together with each of the respective successors, transferees and assigns.

“Lenders” is defined in the preamble.

“LIBOR” means for each applicable Interest Period, a fixed annual rate equal to: (A) the rate of interest determined by the Administrative Agent at which deposits in U.S. dollars for the relevant Interest Period are offered based on information presented by the Reuters Screen LIBOR01 page as quoted by the British Bankers Association as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided, that in the event British Bankers Association ceases to provide such quotations (as determined by the Administrative Agent), then the Administrative Agent will notify the Borrowers and the Administrative Agent and the Borrowers will agree upon a substitute basis for obtaining such quotations, divided by (B) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (including, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect); such rate to be rounded upward to the next whole multiple of 0.01 percent.

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means, collectively, the Term Loans, the Incremental Term Loans and the Revolving Loans.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Guaranty, any Rate Protection Agreement of a Borrower with a Lender, each Assignment and Assumption, each Deposit Account Control Agreement, each Securities Account Control Agreement, each Landlord Estoppel Certificate, each Recognition Agreement, each Collateral Assignment of a Material Agreement, each Mortgage, the Wells REIT Security Agreement, the Timber Manager Subordination Agreement, the LTC Lease Support Agreement and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents, including, without limitation, amendments and supplements reflecting the Incremental Term Loans and the Revolving Loans.

“Loan Party” means the Borrowers, Wells TRS Subsidiary, Wells HBU, Wells REIT, Wells TRS and any other Person (other than any Lender Party) that after the Funding Date becomes obligated under any Loan Document.

“Loan to Value Ratio” means, as of the Funding Date, the close of any Fiscal Quarter thereafter, and the date of the sale of any Real Property, as applicable, the ratio, expressed as a percentage, of (a) the outstanding principal amount of the Loans less the amount of funds contained in the Working Capital Account as of such measurement date, to (b) the Value of the Timberlands.

“LTC Lease” means the Timber Contract, dated as of June 1, 1956, entered into by and among Gerald B. Saunders, Charlotte A. Saunders, C.V. Saunders, Ruth M. Saunders, J. Frank Alexander, Helen C. Alexander and Alexander Brothers Lumber Company, Inc., as lessors and the predecessors in interest of Timberlands II, LLC, as lessee.

“LTC Lease Disposition Proceeds” means amounts payable to the Administrative Agent pursuant to Section 2.4 of the LTC Lease Support Agreement.

“LTC Lease Recognition Agreement” means the LTC Lease Recognition Agreement, dated not more than thirty (30) days prior to the Funding Date, in the form of Exhibit U attached hereto.

“LTC Lease Support Agreement” means the LTC Lease Support Agreement, dated as of the Original Funding Date, among Wells Timberland, Wells Acquisition, MW, MeadWestvaco Corporation and the Administrative Agent, as amended, restated or otherwise modified from time to time.

“Master Stumpage Agreement” means the Master Stumpage Agreement, dated as of the Original Funding Date, among MW, MeadWestvaco Corporation, Wells Timberland and Wells TRS Subsidiary, as amended, restated or otherwise modified from time to time in accordance with clause (l) of Section 7.1.11.

“Material Adverse Effect” means any event or series of events (whether or not related) that could reasonably be expected to have a material adverse effect on:

(a) the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Borrowers and the other Loan Parties, taken as a whole;

(b) the ability of either Borrower or any other Loan Party to perform or pay its Obligations in accordance with the terms hereof or of any other Loan Document;

(c) the Administrative Agent’s first priority security interest in the Collateral;

(d) the value of the Collateral or the amount the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral; or

(e) the validity or enforceability of any Loan Document or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.

“Material Agreements” means those agreements that are material to the business or operations of either Borrower, Wells TRS Subsidiary or Wells HBU, including, without limitation, the MW Supply Agreements and those other agreements identified on Item 1.1(b) (“Material Agreements) of the Disclosure Schedule, including as each such agreement may be amended, restated or otherwise modified from time to time in accordance with Section 7.2.10.

“Material Governmental Approvals” is defined in clause (c) of Section 6.19.

“Material Environmental Amount” means an amount payable by either Borrower or any other Loan Party in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, in each case with respect to Environmental Laws.

“Mineral Activity” is defined in clause (c) of Section 7.2.18.

“Mineral Leases” is defined in clause (c)(ii) of Section 7.2.18.

“Minerals” means all mineral substances in, on or under the Land.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means collectively, (a) with respect to the Real Property located in Georgia and owned in fee simple or leased by Wells Timberland, the Deeds to Secure Debt substantially in the form of Exhibit K-1 attached hereto, which are recorded in each county in Georgia in which any of the Real Property is located and (b) with respect to the Real Property located in Alabama and owned in fee simple or leased by Wells Timberland, the Mortgages in substantially in the form of Exhibit K-3 attached hereto, which are recorded in each county in Alabama in which any of the Real Property is located, both (a) and (b), as amended by the Mortgage Amendments.

“Mortgage Amendments” means collectively, the (a) the Amended and Restated Deed to Secure Debt, substantially in the form of Exhibit K-2 attached hereto, which is recorded in each county in Georgia in which any of the Real Property is located, (b) the First Amendments to Mortgage substantially in the form of Exhibit K-4 attached hereto, which are recorded in each county in Alabama in which any of the Real Property is located, except for Tallapoosa County, and (c) the Second Amendment to Mortgage substantially in the form of Exhibit K-4 attached hereto, which is recorded in Tallapoosa County, Alabama.

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“MW” means MeadWestvaco Coated Board, Inc., a Delaware corporation.

“MW Supply Agreements” means, collectively, the Master Stumpage Agreement and the Fiber Supply Agreement.

“Net Collateral Disposition Proceeds” means the result of (a) the gross cash proceeds received by either of the Borrowers or any other Loan Party with respect to the sale, lease, transfer, or disposition (whether voluntarily or involuntarily, or under power of eminent domain, condemnation or otherwise) of any of the Collateral (other than the sale of Timber in accordance with clause (m) of Section 7.1.11 and the termination of Timber Leases in accordance with clause (x) of Section 7.1.11), including any cash payments received by way of a deferred payment of principal pursuant to a permitted note or installment receivable or otherwise, but only when and as received, minus (b) (i) all reasonable and customary fees and expenses actually paid in cash by either of the Borrowers or any other Loan Party in connection with such disposition which fees and expenses have not been paid to a Loan Party or an Affiliate of a Loan Party and (ii) all taxes actually paid or reasonably estimated by either of the Borrowers (determined in good faith by a Financial Officer) to be payable in cash for the same year with respect to such disposition.

“Non-Recourse” means, with respect to any Unrestricted Timber Transaction, that none of the Borrowers, Wells TRS Subsidiary or Wells HBU (a) has made or will make any Investment with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary; (b) has any liability (including any Contingent Liability) with respect to the Indebtedness or other obligations with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary; or (c) is a party or otherwise subject to any agreement or arrangement with respect to such Unrestricted Timber Transaction or any Unrestricted Timber Subsidiary.

“Note” and “Notes” is defined in clause (a) of Section 2.2 and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means (i) all obligations (monetary or otherwise) of either Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post-default interest and interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding referred to in Section 8.1.7, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrowers) that are owing under this Agreement and the other Loan Documents and (ii) all obligations of either Borrower under any Rate Protection Agreements between either Borrower and any Lender, an Affiliate of any Lender or any Person that was a Lender or an Affiliate of a Lender at the time such Rate Protection Agreement was entered into, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due.

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property or sale of assets that create obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Organizational Document” means, with respect to any Loan Party, its articles or certificate of incorporation, organization or formation, partnership agreement, operating agreement, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Original Credit Agreement” is defined in the recitals.

“Original Funding Date” is defined in the recitals.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” is defined in clause (d) of Section 11.10.

“Patriot Act” is defined in clause (a) of Section 6.23.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Affiliate Fees” means (i) Wells Operating Expenses and (ii) to the extent earned on or after the Funding Date, Wells Asset Management Fees and Wells Other Operating Expenses.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means the Amended and Restated Pledge Agreement substantially in the form of Exhibit G attached hereto.

“PLM Leases” means those Timber Leases labeled as such on Item 1.1(c) of the Disclosure Schedule (“PLM Leases”).

“Quarterly Payment Date” means the last Business Day of each March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means any interest rate cap agreement, interest rate collar agreement, floating to fixed rate swap agreement, interest rate swap agreement or similar arrangement designed to protect a Person against fluctuations in interest rates.

“Real Property” means, collectively, (a) the Land, (b) the Leasehold Interests and (c) the Minerals.

“Receipt Account” is defined in Section 9.1.1.

“Receipt Account Collateral” is defined in Section 9.5.1.

“Receipt Waterfall” is defined in clause (a) of Section 9.3.

“Receipt Waterfall Dates” is defined in clause (a) of Section 9.3.

“Recognition Agreement” means, collectively, the Recognition Agreement (Fiber Supply Agreement) substantially in the form of Exhibit P-1 attached hereto, the Recognition Agreement (Master Stumpage Agreement) substantially in the form of Exhibit P-2 attached hereto and the LTC Lease Recognition Agreement.

“Register” is defined in clause (c) of Section 11.10.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials or pollutants or contaminants.

“Release Parcel” is defined in clause (n) of Section 7.1.11.

“Required Lenders” means, at the time any determination thereof is to be made, Lenders and Voting Participants who are not Defaulting Lenders and who hold in the aggregate more than 51% of the then unpaid principal amount of the Notes.

“Resource Conservation and Recovery Act” means collectively the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, as amended, 42 U.S.C. §§6901, et seq., as in effect from time to time.

“Revenue Account” is defined in clause (a) of Section 7.1.14.

“Revenue Account Collateral” is defined in clause (b) of Section 7.1.14.

“Revolving Loan” is defined in clause (c) of Section 2.1.1.

“Revolving Loan Commitment” is defined in clause (c) of Section 2.1.1.

“Revolving Loan Facility” is defined in clause (c) of Section 2.1.1.

“REIT Status” is defined in clause (ii)(y)(G) of Section 7.2.6.

“Securities Account Control Agreement” means the Securites Account Control Agreement, substantially in the form of Exhibit O-3 attached hereto or such other form as may be reasonably acceptable to the Administrative Agent, executed by the Securities Intermediary, Wells Timberland and the Administrative Agent.

“Securities Intermediary” is financial institution approved by the Administrative Agent at which the Working Capital Account is maintained

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” means the Amended and Restated Security Agreement substantially in the form of Exhibit H attached hereto.

“Solvent” means, when used with respect to any Person, that, as of any date of determination:

(a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the state Laws governing determinations of the insolvency of debtors of New York and each state where such Person is doing business or has its principal place of business;

(b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and

(c) such Person will be able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Maturity Date” means March 24, 2015.

“Subsidiary” means, with respect to any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of law or otherwise); or

(b) any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture or other entity, as the case may be.

“Taxes” means all present or future taxes, levies, imposts, dues, duties, deductions, withholdings, assessments, fees, fines or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and any tax or excise on rents or other tax, however described, assessed or levied by any Governmental Authority as a substitute, in whole or in part, for taxes assessed or imposed, including annual real estate and personal property taxes, tree growth taxes, timber, coal or mineral severance taxes, taxes on the value of unmined or unextracted coal, oil, gas or other minerals, or any other taxes related to mining, drilling, extracting, producing, transporting, storing or processing coal, oil, gas or other minerals, or any royalty interest therein, and all excise, privilege or license taxes that may be levied against or upon coal, oil, gas or other minerals, or the privilege of producing coal, oil, gas or other minerals, and including any ad valorem taxes assessed on coal, oil, gas and other minerals, and business and occupation taxes charged against the value of any royalty interest in coal, oil, gas or other minerals produced and any taxes in lieu thereof.

“Term Loan” or “Term Loans” is defined in of Section 2.1.1.

“Term Loan Commitment” means, for each Lender, the commitment to make Term Loans in an aggregate principal amount not exceeding its Term Loan Commitment Amount.

“Term Loan Commitment Amount” means, for each Lender, the amount set forth opposite such Lender’s name on Schedule II attached hereto.

“Timber” means any trees of any age, species or condition, whether standing, lying, growing or to be grown, alive or dead and now or hereafter at any time located on the Real Property.

“Timber Leases” means, collectively, the LTC Lease and the PLM Leases, together with any replacement thereof.

“Timber Lease Termination Proceeds” the gross cash proceeds received by either of the Borrowers or any other Loan Party with respect to the termination or other disposition of any PLM Lease or any portion of the LTC Lease.

“Timber Manager” means Forest Resource Consultants, Inc., a Georgia corporation, and any other manager of the Timberland that is acceptable to the Administrative Agent.

“Timber Manager Subordination Agreement” means the Amended and Restated Timber Manager Subordination Agreement substantially in the form of Exhibit S attached hereto.

“Timberlands” means, collectively, the Land and the Leasehold Interests.

“Title Insurance Company” is defined in clause (b) of Section 5.1.16.

“Transaction” means the acquisition by Wells Timberland of Real Property pursuant to the Transaction Documents.

“Transaction Agreement” means the Purchase and Sale Agreement, dated as of August 3, 2007, between Wells Acquisition and MW, as amended, restated or otherwise modified from time to time in accordance with Section 7.2.10.

“Transaction Documents” means the Transaction Agreement, together with all schedules and exhibits thereto, and each other instrument or document executed and delivered pursuant to or in connection with the Transaction Agreement, including, without limitation, the MW Supply Agreements and the various assignment and assumption agreements and deed contemplated under the Transaction Agreement.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unrestricted Timber Subsidiary” means any wholly-owned Subsidiary, other than Wells Partnership, acquired or organized by Wells REIT or Wells TRS for the purpose of consummating an Unrestricted Timber Transaction, provided that (a) (i) each such direct Subsidiary of Wells REIT shall act as an intermediate holding company performing substantially the same functions as Wells Partnership and (ii) each such direct Subsidiary of Wells TRS shall perform substantially the same functions as Wells TRS Subsidiary in connection with such

Unrestricted Timber Transaction and (b) each such Subsidiary satisfies the requirements set forth in the definition of “Unrestricted Timber Transaction”.

“Unrestricted Timber Transaction” means the purchase or acquisition of real property or leases of real property (either through the purchase of assets or the purchase of Equity Interests of any Person that owns such assets) for the purpose of harvesting Timber thereon, provided that each such transaction is consummated and conducted exclusively by Unrestricted Timber Subsidiaries, and in the case of each such transaction (b) Wells REIT and Wells TRS perform in all material respects the same functions in each such transaction as they perform with respect to the Transaction; (c) each such Unrestricted Timber Subsidiary performs the functions specified in clause (a) of the proviso that is contained in the definition of “Unrestricted Timber Subsidiary”; (d) each such Unrestricted Timber Subsidiary has been capitalized solely through amounts contributed by Wells REIT or funded by Persons other than a Loan Party; (e) neither Wells REIT nor Wells TRS shall in any respect be subject to any material restriction or obligation imposed by, or provide any additional material benefits to, the lenders providing any financing with respect to such transaction, in each case without complying with Section 7.2.19; (f) all the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct, provided that if any such representation or warranty relates to an earlier date it shall be true and correct as of such date; (g) all obligations in connection with each such transaction are Non-Recourse; (h) no Default or Event of Default has occurred or is continuing or would result from the consummation of each such transaction; (i) each such transaction shall be consummated in accordance with applicable Laws and (j) no Material Adverse Effect could reasonably be expected to result from the consummation of each such transaction.

“Value of the Timberlands” means, with respect to the Real Property, the appraised value thereof as determined by the appraisal dated May 29, 2009, or the most recent appraisal delivered thereafter; provided, however, that such value shall be reduced from time to time upon the sale of any Real Property as provided in clause (w) of Section 7.1.11 and upon the termination of Timber Leases as provided in clause (x) of Section 7.1.11.

“Voting Participant” is defined in clause (d) of Section 11.10.

“Voting Participant Notification” is defined in clause (d) of Section 11.10.

“Wells Acquisition” means Wells Timberland Acquisition, LLC.

“Wells Asset Management Fees” means an amount payable to Wells Manager on a monthly basis in an amount equal to 1/12 of 1.25% of the greater of (a) the cost or (b) value of Wells REIT’s assets; provided that the Wells Asset Management Fees shall be (i) set forth in the operating expense budget delivered pursuant to clause (a) of Section 5.1.20 and clause (p) of Section 7.1.1, (ii) approved by the Administrative Agent (or, if the Borrowers have delivered such operating expense budget as provided in clause (p) of Section 7.1.1 and the Administrative Agent has not approved the same, the amount of Wells Asset Management Fees set forth in the most recent operating expense budget approved by the Administrative Agent to the extent such amount does not exceed the amount set forth in the proposed operating expense budget) and (iii) reasonably allocated (as determined by the Administrative Agent) among the operations of the

Borrowers, Wells TRS Subsidiary and Wells HBU, on the one hand, and the other operations (including pursuant to Unrestricted Timber Transactions) of Wells REIT and its Subsidiaries (other than the Borrowers, Wells TRS Subsidiary and Wells HBU), on the other hand.

“Wells HBU” means Wells Timberland HBU, LLC, a Delaware limited liability company.

“Wells Manager” means Wells Timberland Management Organization, LLC, a Georgia limited liability company.

“Wells Operating Expenses” means all costs and expenses paid or incurred, from time to time, by Wells Manager that are related to the operations of the Borrowers, Wells TRS Subsidiary or Wells HBU (but expressly excluding the Wells Other Operating Expenses and the Wells Asset Management Fees); provided that the Wells Operating Expenses shall be (i) set forth in the operating expense budget delivered pursuant to clause (a) of Section 5.1.20 and clause (p) of Section 7.1.1, (ii) approved by the Administrative Agent (or, if the Borrowers have delivered such operating expense budget as provided in clause (p) of Section 7.1.1 and the Administrative Agent has not approved the same, the amount of Wells Operating Expenses set forth in the most recent operating expense budget approved by the Administrative Agent to the extent such amount does not exceed the amount set forth in the proposed operating expense budget) and (iii) reasonably allocated (as determined by the Administrative Agent) among the operations of the Borrowers, Wells TRS Subsidiary and Wells HBU, on the one hand, and the other operations (including pursuant to Unrestricted Timber Transactions) of Wells REIT and its Subsidiaries (other than the Borrowers, Wells TRS Subsidiary and Wells HBU), on the other hand.

“Wells Other Operating Expenses” means reimbursement of Wells Manager’s expenses in connection with its provision of services to Wells REIT (including related personnel, rent, utilities and information technology costs (but excluding personnel costs relating to services for which Wells Manager earns real estate disposition fees)) in an amount not to exceed the greater of (a) 2% of Wells REIT’s average invested assets or (b) 25% of Wells REIT’s net income; provided that the Wells Other Operating Expenses shall be (i) set forth in the operating expense budget delivered pursuant to clause (a) of Section 5.1.20 and clause (p) of Section 7.1.1, (ii) approved by the Administrative Agent (or, if the Borrowers have delivered such operating expense budget as provided in clause (p) of Section 7.1.1 and the Administrative Agent has not approved the same, the amount of Wells Other Operating Expenses set forth in the most recent operating expense budget approved by the Administrative Agent to the extent such amount does not exceed the amount set forth in the proposed operating expense budget) and (iii) reasonably allocated (as determined by the Administrative Agent) among the operations of the Borrowers, Wells TRS Subsidiary and Wells HBU, on the one hand, and the other operations (including pursuant to Unrestricted Timber Transactions) of Wells REIT and its Subsidiaries (other than the Borrowers, Wells TRS Subsidiary and Wells HBU), on the other hand.

“Wells Partnership” is defined in the preamble.

“Wells REIT” means Wells Timberland REIT, Inc., a Maryland corporation.

“Wells REIT Security Agreement” means the Security Agreement substantially in the form of Exhibit R attached hereto.

“Wells Timberland” is defined in the preamble.

“Wells Timberland Operating Agreement” means the Timberland Operating Agreement, dated as of the Original Funding Date, between Wells TRS Subsidiary, Wells Timberland and the Timber Manager, as amended, restated or otherwise modified from time to time in accordance with Section 7.2.10.

“Wells TRS” means Wells Timberland TRS, Inc., a Delaware corporation.

“Wells TRS Subsidiary” means Wells TRS Harvesting Operations, LLC, a Delaware limited liability company.

“Wells TRS Subsidiary Account” is defined in clause (a) of Section 7.1.13.

“Wells TRS Subsidiary Account Collateral” is defined in clause (b) of Section 7.1.13.

“Working Capital Account” is defined in clause (a) of Section 7.1.16.

“Working Capital Account Collateral” is defined in clause (b) of Section 7.1.16.

SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and each other Loan Document.

SECTION 1.3 Certain Rules of Construction. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be. The words “herein,” “hereof” and “hereunder” and other words of similar import refer, as the context may require, to the relevant agreement as a whole, including all annexes, exhibits and schedules, and not to any particular section, subsection or clause contained in such agreement, annex, exhibit or schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”, and where general words are followed by a specific listing of items, the general words shall be given their widest meaning and shall not be limited by an enumeration of specific matters; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Governmental Authority; all references to any Law shall include any amendments and successors of the same; all references to any agreement, instrument or document shall refer to each such agreement, instrument or document as amended, restated or otherwise modified from time to time (subject to any restrictions regarding the foregoing as may be set forth in this Agreement); and the words “asset” and “property” shall have the same meaning and refer to tangible and intangible assets and properties, including cash, securities, accounts and contract rights. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived by the Required Lenders pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived by the Required Lenders. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that a member of management or officer or member of the board of directors of such Loan Party has actual knowledge or awareness of a particular fact or circumstance or a member of management or officer or director of such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. For purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding”. Any reference to a Loan Party that is an individual as “it” shall refer to such Loan Party in his or her individual capacity.

SECTION 1.4 Accounting Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles (“GAAP”) as in effect from time to time.

ARTICLE II

FUNDING OF LOANS

SECTION 2.1 Amount and Terms of Loans.

SECTION 2.1.1 The Loans.

(a) Term Loans. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, on the Funding Date, one loan (each, a “Term Loan” and, collectively for all the Lenders, the “Term Loans”) to the Borrowers in a principal amount equal to such Lender’s Term Loan Commitment Amount.

(b) Incremental Term Loans. The Borrowers and any one or more Lenders (including any Person not previously a Lender hereunder who executes and delivers a joinder agreement executed by the Borrowers, the Administrative Agent and such Lender, in form and substance reasonably acceptable to each of them), which Lenders are reasonably acceptable to the Administrative Agent, may agree, upon at least thirty (30) days’ prior written notice to the Administrative Agent, that such Lenders shall make one or more additional term loans available to the Borrowers under this clause (b) of Section 2.1.1 (each, an “Incremental Term Loan” and collectively, the “Incremental Term Loans”; each commitment thereunder an “Incremental Term Loan Commitment” and collectively, the “Incremental Term Loan Commitments”) on substantially the same terms and subject to substantially the same conditions as the Term Loans. Any Incremental Term Loan shall be documented by an amendment or supplement to, or a restatement of, this Agreement, setting forth the specific terms and conditions of the Incremental Term Loan Facility, which amendment, supplement or restatement shall be signed by the Borrowers, the Required Lenders and the Lenders providing such Incremental Term Loan

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Commitments. Notwithstanding the foregoing: (i) the aggregate principal amount of all Incremental Term Loan Commitments shall not exceed $50,000,000; (ii) on a pro forma basis after giving effect to the initial funding of any Incremental Term Loan, the Loan to Value Ratio must be less than 40%; (iii) the maturity date of any Incremental Term Loan shall be the same as the Stated Maturity Date; (iv) no Default or Event of Default shall have occurred and be continuing or result after giving effect to any Incremental Term Loan; (v) the Borrowers shall be in compliance on a pro forma basis after giving effect to any Incremental Term Loans with all covenants set forth in this Agreement, including the financial covenants set forth in Section 7.2.4, and such compliance shall be evidenced by a Compliance Certificate delivered to the Administrative Agent; (vi) the proceeds of any Incremental Term Loans shall be used to acquire additional Real Property which will become Collateral hereunder subject to a first priority Lien and security interest in favor of the Administrative Agent, for the benefit of the Lender Parties; and (vii) with respect to such Real Property to be acquired, the Administrative Agent and each Lender extending an Incremental Term Loan Commitment shall have received and approved an appraisal from American Forest Management or another nationally recognized forestry appraisal firm that is satisfactory to the Administrative Agent.

(c) Revolving Loan Facility. The Borrowers and any one or more Lenders selected and reasonably approved by the Administrative Agent, may agree, upon at least ten (10) days’ prior written notice to the Administrative Agent, that such Lenders shall from time to time make one or more revolving loans available to the Borrowers pursuant to a revolving loan facility under this clause (c) of Section 2.1.1 (the “Revolving Loan Facility”; each commitment thereunder an “Revolving Loan Commitment” and collectively, the “Revolving Loan Commitments”; and the loans thereunder, each an “Revolving Loan” and collectively, the “Revolving Loans”). The Revolving Loan Facility shall be documented by an amendment or supplement to, or a restatement of, this Agreement, setting forth the terms and conditions of the Revolving Loan Facility, which amendment, supplement or restatement shall be signed by the Borrowers, the Required Lenders and the Lenders providing such Revolving Loan Commitments. Notwithstanding the foregoing: (i) the aggregate principal amount of all Revolving Loan Commitments shall not exceed $20,000,000; (ii) on a pro forma basis after giving effect to each Revolving Loan made under the Revolving Loan Facility, the Loan to Value Ratio must be less than 40%; (iii) the expiration date of the Revolving Loan Facility shall be the same as the Stated Maturity Date; (iv) no Default or Event of Default shall have occurred and be continuing or result after giving effect to the Revolving Loan Facility or any Revolving Loans thereunder; and (v) the Borrowers shall be in compliance, on a pro forma basis after giving effect to the Revolving Loan Facility and any Revolving Loans thereunder, with all covenants set forth in this Agreement, including the financial covenants set forth in Section 7.2.4, and such compliance shall be evidenced by a Compliance Certificate delivered to the Administrative Agent. Upon the effectiveness of the Revolving Loan Facility under this clause (c) of Section 2.1.1, (i) funds disbursed from the Receipt Account pursuant to the Receipt Waterfall shall no longer be credited to the Working Capital Account, (ii) the Working Capital Account shall be terminated, (iii) Section 7.1.16 shall be deleted in its entirety and Sections 7.1.17, 7.1.18, and 7.1.19 shall be renumbered as Sections 7.1.16, 7.1.17, and 7.1.18, respectively , (iv) clause (a)(vi) of Section 9.3 shall be deleted in its entirety and the remaining subclauses of clause (a) of Section 9.3 shall be renumbered accordingly and (iv) any funds contained in the Working Capital Account upon the effectiveness of the Revolving Loan Facility shall be deposited directly into the Receipt Account for application in accordance with the Receipt Waterfall.

SECTION 2.1.2 Notice of Initial Borrowing.

The Borrowers shall deliver to the Administrative Agent, on or prior to 11:00 a.m. (New York City time) on the Business Day preceding the Funding Date, a Borrowing Request, which Borrowing Request shall request that each Lender fund its pro rata share of such Borrowing (in an aggregate principal amount not exceeding each Lender’s Term Loan Commitment Amount).

SECTION 2.1.3 Disbursement of Funds under the Term Loans. Subject to the terms and conditions hereof, no later than 1:00 p.m. (New York City time) on the Funding Date, each Lender will wire transfer its pro rata share of the requested Borrowing in immediately available funds of Dollars to the account specified by the Borrowers in the Borrowing Request delivered pursuant to Section 2.1.2

SECTION 2.2 Notes.

(a) The Borrowers’ obligation to pay the principal of, and interest on, the Term Loan made to it by each Lender shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto, dated the Funding Date and with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”). Upon the request of any applicable Lender, the Borrowers shall execute and deliver to such Lender a separate promissory note for each applicable Incremental Term Loan or for the Revolving Loan Facility, each dated the closing date of such Incremental Term Loan or Revolving Loan Facility, or, if later, the date of such request, in the principal amount of such Lender’s pro rata share of such Incremental Term Loan Commitment or Revolving Loan Commitment, as applicable.

(b) The Note issued to each Lender pursuant to clause (a) shall (i) be executed by the Borrowers, (ii) be payable to the order of such Lender or such Lender’s assigns, (iii) be in the stated principal amount equal to the Loan made by such Lender on date of such Note, (iv) be payable as provided in Section 3.1, (v) accrue interest as provided in Section 3.2 and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) Each Lender shall record in its records the amount and date of (i) the Term Loan made by such Lender to the Borrowers on the Funding Date and of any Incremental Term Loans or Revolving Loans made by such Lender to the Borrowers on the respective closing dates therefor, and (ii) each repayment date of the Loans made pursuant to (i). The aggregate unpaid principal amount so recorded shall, absent manifest error, be conclusive evidence of the principal amount of the Loan owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrowers hereunder or under the Note to repay the principal amount of the Loan hereunder, together with interest accruing thereon.

SECTION 2.3 Termination of Term Loan Commitments. The Term Loan Commitment of each Lender to make its Term Loan to the Borrowers shall terminate on the earlier to occur of (a) immediately following the making of such Lender’s Term Loan on the Funding Date pursuant to clause (a) of Section 2.1.1 and (b) the Expiration Time.

SECTION 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 A.M. (New York City time) on a Business Day, the Borrowers may from time to time irrevocably elect on not less than one Business Day nor more than five Business Days’ notice, in the case of Loans accruing interest at the Base Rate, and not less than three nor more than five Business Days’ notice, in the case of Loans accruing interest at LIBOR, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Loans accruing at the Base Rate, converted into Loans accruing interest at LIBOR or be, in the cause of Loans accruing interest at LIBOR, converted into Loans accruing interest at the Base Rate or continued as Loans accruing interest at LIBOR (in the absence of delivery of a Continuation/Conversion Notice with respect to any Loan accruing interest at LIBOR at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such Loan shall, on such last day, automatically convert to a Loan accruing interest at the Base Rate); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted to, Loans accruing interest at LIBOR when any Event of Default has occurred and is continuing, unless the Required Lenders otherwise agree in writing, (c) no Loans may be continued as, or be converted into, Loans accruing interest at LIBOR for an Interest Period extending beyond the Stated Maturity Date and (d) with respect to the Loans accruing interest at LIBOR that have an Interest Period ending on one particular date such Loans shall not be subject to the integral multiple requirement set forth above (it being understood that, if there are Loans with Interest Periods ending on more than one date, this clause shall only apply to those Loans with an Interest Period ending on one particular date and no other date).

ARTICLE III

PAYMENTS, INTEREST AND FEES

SECTION 3.1 Repayments and Prepayments. The Loans shall be repaid as set forth in this Section.

SECTION 3.1.1 Voluntary Prepayments.

(a) Prior to the Stated Maturity Date, the Borrowers may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:

(i) all such voluntary prepayments shall require notice on or before 11:00 A.M. (New York City time) not less than one nor more than five Business Days’ in advance of any prepayment of any Loan;

(ii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 or, if less, the aggregate principal amount of the relevant Loans outstanding hereunder; and

(iii) all such prepayments shall be made pro rata among Loans having the same Interest Period.

SECTION 3.1.2 Mandatory Repayments and Prepayments.

(a) Stated Maturity Date. On the Stated Maturity Date, the Borrowers shall repay in full the then aggregate outstanding principal amount of each Loan.

(b) Mandatory Prepayments from Certain Sources. The Borrowers shall apply 100% of any Cost Basis Collateral Disposition Proceeds, Collateral Insurance Proceeds, LTC Lease Disposition Proceeds and Timber Lease Termination Proceeds (except as specified below) to prepay the outstanding principal amount of the Term Loans and any Incremental Term Loans. Notwithstanding the foregoing, with respect to Timber Lease Termination Proceeds, the Borrowers shall prepay the Loans in an amount equal to 100% of such proceeds (i) to the extent the Timber Lease Termination Proceeds exceed $2,000,000 in connection with the termination of a single PLM Lease or a single portion of the LTC Lease and (ii) once the aggregate amount of Timber Lease Termination Proceeds received during the term hereof exceeds $5,000,000 (regardless of whether such $5,000,000 in aggregate proceeds have been applied to prepay the Loans or applied in accordance with the Receipt Waterfall). In addition, the outstanding principal amount of the Loans shall be prepaid as and when required pursuant to the terms of the Receipt Waterfall. For the avoidance of doubt, until the aggregate amount of Timber Lease Termination Proceeds exceeds $5,000,000, Timber Lease Termination Proceeds not exceeding $2,000,000 in connection with the termination of a single PLM Lease or a single portion of the LTC Lease shall be deposited into the Revenue Account for further deposit into the Receipt Account and application in accordance with the Receipt Waterfall.

(c) Mandatory Repayments. At each of the dates set forth below, the outstanding principal under the Term Loans must have been reduced in the aggregate by at least the amount set forth below next to such date, inclusive of Mandatory Repayments from Cost Basis Collateral Disposition Proceeds, Collateral Insurance Proceeds, LTC Lease Disposition Proceeds and Timber Lease Termination Proceeds, as required by clause (b) of this Section 3.1.2 and payments required pursuant to the Receipt Waterfall made between the Funding Date and such date.

Date	Cumulative Reduction Requirement
September 30, 2010	$12,500,000
March 31, 2011	$25,000,000
September 30, 2011	$37,500,000
March 31, 2012	$50,000,000

(d) Acceleration. The Borrowers shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all (or if only a portion is accelerated thereunder, such portion of) the Loans then outstanding.

(e) Incremental Term Loans and Revolving Loans. The Borrowers shall repay the aggregate outstanding balance of any Incremental Term Loans or Revolving Loans as provided in the amendment or supplement to this Agreement documenting such Incremental Term Loans or Revolving Loans; provided, however, that the Borrowers shall repay aggregate amount outstanding under any Incremental Term Loans or Revolving Loans on the Stated Maturity Date.

SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, accrue and be payable in accordance with this Section.

SECTION 3.2.1 Interest Rates.

Subject to Sections 3.2.2, the Borrowers may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice:

(a) a Borrowing of Loans that accrue interest at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Base Rate Margin; and

(b) a Borrowing of Loans that accrue interest at a rate per annum equal to LIBOR for such Interest Period plus the Applicable LIBOR Margin.

provided, that any Incremental Term Loans or Revolving Loans shall accrue interest as provided in the amendment or supplement to this Agreement evidencing such Incremental Term Loans or Revolving Loans.

SECTION 3.2.2 Post-Default Rates.

Upon the occurrence and during the continuation of any Event of Default, the Borrowers shall pay, but only to the extent permitted by applicable Law, interest (after as well as before judgment) on (a) the Loans at the rate otherwise in effect plus 2% per annum and (b) on all other Obligations at a rate per annum equal to the highest interest rate with respect to the Loans as in effect from time to time plus 2% per annum; provided, however, that if no Loans are outstanding such interest rate shall be based upon the Base Rate plus the highest Applicable Base Rate Margin.

SECTION 3.2.3 Interest Payment Dates.

Interest accrued on each Loan shall be paid as follows:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) on the last day of each applicable Interest Period and, if interest on the Loans is accruing at the Base Rate, on each Quarterly Payment Date; and

(d) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

ARTICLE IV

YIELD PROTECTION, TAXES AND RELATED PROVISIONS

SECTION 4.1 Eurodollar Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to accrue interest on the Loans at LIBOR, the obligations of the Lenders to continue to accrue interest on the Loans at LIBOR shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Loans shall automatically, at the end of the then current Interest Period, continue to accrue interest at the Base Rate.

SECTION 4.2 Inability to Determine Rates. If the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders of making or maintaining Loans that accrue interest at LIBOR or calculating the same then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all the Lenders to make or continue any Loans that accrue interest at LIBOR shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist. Until such time as the Administrative Agent rescinds such notice the Loans shall accrue interest at the Base Rate.

SECTION 4.3 Increased Costs, etc. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b) subject any Lender to any tax whatsoever with respect to this Agreement, any Loan, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.6 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(c) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amounts as will compensate such Lender for such additional costs incurred or reduction suffered. A certificate of such Lender delivered to the Borrowers (with a copy to the Administrative Agent) as to such additional amounts that are necessary to compensate such Lender as aforesaid shall, absent manifest error, be conclusive and binding on the Borrowers and shall be payable within 10 days after receipt thereof.

SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender) as a result of any Loan not being made in accordance with a Borrowing Request, the Interest Period of any Loan not being continued in accordance with the Continuation/Conversion Notice therefor or any repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1, Section 4.1, Section 4.2, Article VIII or otherwise then, upon the notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall promptly (and, in any event, within three Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. For the purpose of calculating amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that Loan and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund each of its Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

SECTION 4.5 Increased Capital Requirements. If any Lender Party determines that any Change in Law affecting such Lender Party or any lending office of such Lender Party or such Lender Party’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender Party’s capital or on the capital of such Lender Party’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender Party or the Loans made by, such Lender Party to a level below that which such Lender Party or such Lender Party’s holding company could have achieved but for such Change in Law (taking into consideration such Lender Party’s policies and the policies of such Lender Party’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender Party such additional amounts as will compensate such Lender Party or such Lender Party’s holding company for any such reduction suffered. A certificate of a Lender Party delivered to the Borrowers (with a copy to the Administrative Agent) as to any such additional amounts or reduced returns shall, absent manifest error, be conclusive and binding on the Borrowers, and shall be payable within 10 days after the receipt thereof. In determining such amount, the Administrative Agent, each Lender Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of the Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including any Other Taxes), provided that if the Borrowers shall be required by applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of clause (a), the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify the Lender Party within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by any Lender Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of another Lender Party, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which either Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by either Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by either Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that either Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of either Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

SECTION 4.7 Payments, Interest Calculations, etc.

(a) Unless otherwise expressly provided, all payments by the Borrowers pursuant to or in respect of this Agreement, the Notes or any other Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. Principal payments shall be applied first, pro rata to the outstanding balance of the Term Loans and any Incremental Term Loans (if and when applicable) and second to repay any Revolving Loans (if any when applicable). All payments made pursuant to Sections 3.1.1 and 3.1.2 shall first be applied to Loans accruing interest at the Base Rate or Loans accruing interest at LIBOR, as the Borrowers shall direct in writing and, in the absence of such direction, shall first be applied to Loans accruing interest at the Base Rate and then to Loans accruing interest at LIBOR as the Administrative Agent shall elect. All such payments required to be made to the Administrative Agent shall be made without setoff, deduction or counterclaim, not later than 11:00 A.M. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day and any applicable interest shall continue to accrue thereon. The Administrative Agent shall promptly remit (and, in any event, on the same Business Day as received by the Administrative Agent is so received on or prior to 11:00 A.M. (New York City time)) in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender.

(b) All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. If a Loan is repaid on the same day it is made one day’s interest shall be charged. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (b) of the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

(c) The Administrative Agent is authorized to charge any account maintained by either Borrower or any other Loan Party with it for any Obligations owing to it or any of the Lender Parties.

SECTION 4.8 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff, counterclaim or otherwise) on account of any Loan (other than (a) pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6 (b) pursuant to the other express terms of this Agreement or (c) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans) in excess of its pro rata share of payments pursuant to Section 4.9 by all the Lenders, such Lender shall notify the Administrative Agent of the same and purchase for cash at face value from the other Lenders such participations in Loans made by them (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery, without interest. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by Law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of each Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar applicable Law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.9 Setoff. Each Lender and its Affiliates shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for the Obligations) the Borrowers hereby grant to each Lender and its Affiliates a continuing security interest in, any and all balances, credits, deposits, (general or special, time or demand, provisional or final, whatever currency), accounts or moneys of the Borrowers now or thereafter maintained with such Lender or Affiliate thereof, in each case irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8 (each Lender agreeing promptly to notify Wells REIT and the Administrative Agent after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application). The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable Law or otherwise) which such Lender may have.

SECTION 4.10 Use of Proceeds. The Borrowers shall apply all the proceeds of the Loans to (i) refinance outstanding Indebtedness due under the Original Credit Agreement and under the Subordinated Debt Documents (as such term is defined in the Original Credit Agreement), (ii) fund costs and expenses associated with this Agreement and (iii) fund modest leases of additional Timberlands; provided, that the proceeds of any Incremental Term Loans shall be used solely to finance acquisitions of additional Real Property in accordance with clause (b)(iv) of Section 2.1.1 and provided, further, that the proceeds of any Revolving Loans shall be used for general corporate purposes not otherwise expressly prohibited by the terms of this Agreement.

SECTION 4.11 Payment Reliance. Unless the Administrative Agent shall have received notice from either Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon at the Applicable LIBOR Margin, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent.

SECTION 4.12 Replacement of Lenders. If (a) any Lender is a Defaulting Lender, (b) any Lender requests compensation under Section 4.3 or 4.5 or (c) any Lender (other than CoBank) fails to approve any amendment, consent or waiver under a Loan Document that requires the unanimous consent of all the Lenders and such amendment, consent or waiver is consented to by the Lenders holding not less than two-thirds of the outstanding principal amount of the Loans, then for a period of 45 days following any of the foregoing the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, consents required by, and fees to be paid pursuant to Section 11.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.10;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.3 or 4.5 such assignment will result in a material reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE V

CONDITIONS PRECEDENT TO FUNDING DATE

SECTION 5.1 Conditions. The obligations of each Lender to enter into this Agreement and make a Term Loan on the Funding Date shall be subject to the prior or concurrent fulfillment of each of the conditions precedent set forth in this Section to the satisfaction of each Lender.

SECTION 5.1.1 Agreement.

The Administrative Agent shall have received this Agreement duly executed by each Lender, the Administrative Agent and an Authorized Officer of each Borrower.

SECTION 5.1.2 Resolutions, Good Standing, etc.

Each Lender shall have received from each Loan Party a certificate, dated the Funding Date, of its Secretary or Assistant Secretary as to:

(a) resolutions of its Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

(b) each Organizational Document of each such Loan Party; and

(c) the incumbency and signatures of each officer (including each Authorized Officer and Financial Officer) of each such Loan Party that is authorized to act with respect to each Loan Document executed by it, upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the relevant Loan Party canceling or amending such prior certificate. In addition, except as set forth in clause (c) of Section 7.1.19, the Administrative Agent shall have received satisfactory good standing certificates for each jurisdiction where the Collateral is located and each other jurisdiction where the Borrowers and each other Loan Party are organized and are authorized (or should be authorized under applicable Law) to conduct business.

SECTION 5.1.3 Delivery of Term Loan Notes.

Each Lender shall have received its Note in an amount equal to such Lender’s Term Loan Commitment Amount, dated the Funding Date, duly completed as herein provided and duly executed and delivered by an Authorized Officer of each Borrower.

SECTION 5.1.4 Required Consents and Approvals.

All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval any Lender deems necessary or appropriate to effect the transactions contemplated hereby.

SECTION 5.1.5 Opinion of Counsel.

The Administrative Agent shall have received legal opinions, dated the Funding Date and addressed to the Administrative Agent and all the Lenders, from New York, Georgia and Alabama legal counsel to the Borrowers, substantially in the form of Exhibits L, M and N, respectively, attached hereto.

SECTION 5.1.6 Evidence of Insurance.

The Administrative Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4, which insurance shall have been reviewed by one or more of the Administrative Agent’s risk managers and be satisfactory to the same. All such insurance shall be subject to satisfactory endorsements in favor of the Administrative Agent.

SECTION 5.1.7 Guaranty.

The Administrative Agent shall have received (a) the Amended and Restated Limited Guaranty in substantially the form of Exhibit J-1 attached hereto, dated as of the date hereof and duly executed by an Authorized Officer of Wells REIT, (b) the Amended and Restated Guaranty in substantially the form of Exhibit J-2 attached hereto, dated as of the date hereof and duly executed by an Authorized Officer of Wells TRS, (c) the Amended and Restated Guaranty in substantially the form of Exhibit J-3 attached hereto, dated as of the date hereof and duly executed by an Authorized Officer of Wells TRS Subsidiary and (d) the Guaranty in substantially the form of Exhibit J-4 attached hereto, dated as of the date hereof and duly executed by an Authorized Officer of Wells HBU.

SECTION 5.1.8 Pledged Property.

The Administrative Agent shall have received:

(a) an Amended and Restated Pledge Agreement in substantially the form of Exhibit G attached hereto, dated as of the date hereof, duly executed by an Authorized Officer of Wells Partnership, Wells TRS, Wells Timberland, Wells TRS Subsidiary and Wells HBU pursuant to which each of those entities shall pledge all of the Equity Interests in each of its respective Subsidiaries;

(b) original certificates evidencing all of the issued and outstanding shares of capital stock and other Equity Interests required to be pledged pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock and other powers duly executed in blank by each relevant pledgor.

SECTION 5.1.9 U.C.C. Search Results, etc.

The Administrative Agent shall have received:

(a) U.C.C. search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Funding Date, listing all effective U.C.C. financing statements, federal and state tax Liens, and judgment Liens which name the Borrowers or any other Loan Party as the debtor, and which are filed in each jurisdiction in which U.C.C. filings are to be made pursuant to this Agreement or the other Loan Documents and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements; and

(b) with respect to all the Intellectual Property Collateral, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent of any patents, trademarks or copyrights form a part of the Collateral.

SECTION 5.1.10 Security Agreements, Filings, etc.

(a) The Administrative Agent shall have received the Security Agreement, dated as of the date hereof, duly executed by an Authorized Officer of each Borrower, Wells TRS Subsidiary and Wells HBU, together with:

(i) confirmation that all necessary U.C.C. financing statements naming each such Person as the debtor and the Administrative Agent as the secured party have been properly filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent in the Collateral; and

(ii) evidence satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant in order to perfect the first priority security interest of the Administrative Agent therein.

(b) The Administrative Agent shall have received the Wells REIT Security Agreement, dated as of the date hereof, duly executed by an Authorized Officer of Wells REIT, together with:

(i) confirmation that all necessary U.C.C. financing statements naming Wells REIT as the debtor and the Administrative Agent as the secured party have been properly filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent in the Collateral the subject thereof; and

(ii) evidence of completion of all other actions, reasonably requested by the Administrative Agent, in order to perfect its first priority security interest in the Collateral the subject thereof.

SECTION 5.1.11 Solvency Certificate.

The Administrative Agent shall have received solvency certificates in substantially the form of Exhibits E-1, E-2, E-3, E-4, E-5 and E-6 attached hereto, duly executed by a Financial Officer of Wells Manager as Manager of Wells Timberland, Wells REIT as General Partner of Wells Partnership, Timber Manager as Manager of Wells TRS Subsidiary, Wells Manager as Manager of Wells HBU, Wells REIT and Wells TRS, respectively, and dated the Funding Date.

SECTION 5.1.12 Closing Date Certificate.

The Administrative Agent shall have received a Closing Date Certificate in substantially the form of Exhibit D attached hereto, duly executed by a Financial Officer of each Borrower and dated the Funding Date. All documents and agreements appended to such Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent and the Lenders.

SECTION 5.1.13 Interest Reserve.

The Administrative Agent shall have received evidence that the Interest Reserve has been funded as required by Section 7.1.12.

SECTION 5.1.14 Material Government Approvals.

The Borrowers shall have delivered to each Lender a certificate signed by a Financial Officer of each Borrower and dated the Funding Date, certifying true and copies of all the approvals, if any, of Governmental Authorities set forth on Item 6.19(b) (“Material Governmental Approvals”) of the Disclosure Schedule.

SECTION 5.1.15 Assignment of Material Agreements; Recognition Agreements.

The Administrative Agent shall have received:

(a) with respect to each MW Supply Agreement, a duly executed Recognition Agreement that is applicable thereto; and

(b) with respect to the Transaction Agreement, the Wells Timberland Operating Agreement, each MW Supply Agreement and each other Material Agreement, a duly executed Collateral Assignment of Material Agreement and a duly executed Reaffirmation of each such Collateral Assignment in substantially form of Exhibit Q-2 attached hereto.

SECTION 5.1.16 Mortgages, etc.

With respect to the Real Property, the Administrative Agent shall have received all of the following:

(a) counterparts of the Mortgage Amendments, each dated as of the date hereof and duly executed by Wells Timberland and Wells HBU, as applicable;

(b) an endorsement to each of the existing mortgagee’s title insurance policies. Each such endorsement shall (i) be in form and substance satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) extend the effective date of each such policy to the date of the Mortgage Amendments, (iv) confirm no change in the first priority Lien and security interest in favor of the Administrative Agent for the benefit of the Lender Parties, except for changes acceptable to the Administrative Agent; and (v) be issued directly by First American Title Insurance Company (the “Title Insurance Company”). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such endorsement, all charges for mortgage recording and similar taxes, and all related expenses, if any, have been paid;

(c)(i) a copy of each Timber Lease, certified as true and correct by a Financial Officer of each Borrower and (iii) with respect to the LTC Lease, a copy of the LTC Lease Recognition Agreement duly executed by the relevant landlords;

(d) a copy of (i) all documents referred to, or listed as exceptions to title in, the title endorsements referred to in clause (b) above and (ii) all other material documents affecting the Real Property, including all building, construction, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals required in connection with the construction, ownership, use, occupation or operation of the Real Property; and

(e) appraisal dated May 29, 2009 from American Forest Management;

(f) confirmation that all necessary U.C.C.-1 financing statements relating to the Real Property naming Wells Timberland as the debtor and the Administrative Agent as the secured party have been properly filed in the same offices where the applicable Mortgage is filed; and

(g) Harvest Plan dated December 17, 2009, covering the calendar year 2010-2011.

SECTION 5.1.17 Timber Manager Subordination Agreement.

Each Lender shall have received the Timber Manager Subordination Agreement, dated as of the date hereof, duly executed by the Timber Manager, Wells Timberland, Wells TRS Subsidiary, Wells HBU and the Administrative Agent, together with a copy of the Wells Timberland Operating Agreement.

SECTION 5.1.18 Representations and Warranties True and Correct.

Both before and after giving effect to the making of the Loans:

(a) all the representations and warranties set forth in Article VI shall be true and correct in all respects with the same effect as if then made, provided that (i) such representations and warranties that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) the inaccuracy of any of the representations and warranties set forth in Article VI shall, subject to the terms of Section 8.1.2, result in an Event of Default;

(b) no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 5.1.19 Environmental Matters.

(a) Each Lender shall have received a certificate signed by a Financial Officer of each Borrower and dated the Funding Date, certifying true and correct copies of all (i) environmental reports, including Phase I or Phase II environmental assessment reports and wetlands assessments and delineations, (ii) endangered species reports, including the “Survey for Imperiled Plants and Animals on MeadWestvaco’s Mahrt Forest,” dated July 2007, and (iii) surveys of historical, cultural and ecological resources in form and substance satisfactory to the Lenders and their environmental consultants, if any.

(b) Each Lender shall have received a reliance letter with respect to the Phase I environmental assessment reports referred to in clause (a).

(c) Each Lender shall have received satisfactory evidence that all environmental matters that were to be remediated prior to the Funding Date have been so remediated.

SECTION 5.1.20 Financial Information, etc.

(a) The Administrative Agent shall have received a certificate of a Financial Officer of Wells REIT attaching true and correct copies of (i) drafts of the annual audit reports required by clause (b) of Section 7.1.1 for the Fiscal Year ended December 31, 2009, (ii) a projected operating expense budget for Wells Timberland, prepared on a monthly basis, for the Fiscal Year ending December 31, 2010 and (iii) pro forma financial projections for Wells REIT and its Subsidiaries for the 18-month period ending June 30, 2011.

(b) The Administrative Agent shall have received satisfactory evidence that the Expense Account has been funded in an amount equal to 30 days of operating expenses as set forth in the operating expense budget delivered pursuant to clause (a)(ii).

SECTION 5.1.21 Account Control Agreements, etc.

(a) The Administrative Agent shall have received satisfactory evidence that Wells Timberland, Wells TRS Subsidiary and Wells HBU have directed that all amounts payable to them from their account debtors and other Persons shall be deposited either (a) (i) in the case of Wells Timberland and Wells HBU, in the Revenue Account, (ii) in the case of Wells TRS Subsidiary, in the Wells TRS Subsidiary Account or (b) in lock-box accounts pursuant to arrangements satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received a duly executed Securities Account Control Agreement from the Securities Intermediary with respect to the Working Capital Account.

SECTION 5.1.22 Borrowing Request, etc.

The Administrative Agent shall have received, as herein provided, a duly completed and executed Borrowing Request.

SECTION 5.1.23 Patriot Act.

The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 5.1.24 Satisfactory Due Diligence.

Each Lender Party shall have completed, to its satisfaction, a due diligence analysis with respect to the business, assets, operations, condition (financial and otherwise) and prospects of the Borrowers and their Subsidiaries, including with respect to their ability to comply with the representations and warranties and covenants contained in the Loan Documents.

SECTION 5.1.25 Initial Compliance Certificate.

The Borrower shall have received an initial Compliance Certificate, duly executed by a Financial Officer of Wells Timber Management Organization, LLC, as advisor to Wells REIT, and dated as of the date hereof, showing a calculation of the Loan to Value Ratio.

SECTION 5.1.26 Satisfactory Legal Form.

All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to each Lender Party and its legal counsel. In addition, the Administrative Agent shall have received all information, approvals, opinions, documents or instruments as its counsel may reasonably request.

SECTION 5.1.27 Fees and Expenses.

The Administrative Agent shall have received for its own account, and for the account of each Lender, all fees, costs and expenses due and payable pursuant to the Fee Letter and Section 11.3.

SECTION 5.1.28 Repayment of Existing Indebtedness; Release and Termination of Existing Liens.

The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, that (i) all Indebtedness of the Loans Parties has been fully paid, satisfied and discharged, other than Indebtedness permitted under Section

7.2.2, and (ii) all Liens in respect of any such Indebtedness have been or will be immediately released and terminated.

SECTION 5.1.29 AgSouth Equity Interests.

Wells Timberland shall have purchased Equity Interests in AgSouth as provided in Section 11.22.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and make the Loans, the Borrowers represent and warrant as of the Funding Date and as of the dated of each subsequent request for a Loan, and after giving effect to the making of each Loan, to each Lender as set forth in this Article.

SECTION 6.1 Organization, etc. The Borrowers and each other Loan Party (a) (i) is a corporation or limited liability company validly organized and existing and in good standing under the Laws of the jurisdiction of its organization and (ii) is duly qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the nature of its business requires such qualification; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements, accreditations and privileges, from Governmental Authorities or otherwise, to (i) enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and (ii) own and hold under lease its property and to conduct its business in the ordinary course. Neither the Borrowers nor any other Loan Party are in violation of its Organizational Documents.

SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrowers and each other Loan Party of this Agreement, each other Loan Document executed or to be executed by it, are within the Borrowers’ and each such other Loan Party’s corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action, and do not:

(a) contravene or result in a default under the Borrowers’ or any such other Loan Party’s Organizational Documents;

(b) contravene any Law binding on the Borrowers or any such other Loan Party;

(c) violate, conflict with, result in a breach of, or constitute (along or with notice or lapse of time or both) a default of event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any agreement, document or other instrument to which it is a party;

(d) violate, conflict with, result in a breach of, or result in the impairment, forfeiture or non-renewal of, any material permit, license, authorization, approval, entitlement, accreditation or privilege of any Governmental Authority; or

(e) result in, or require the creation or imposition of, any Lien on the Borrowers’ or any such other Loan Party’s properties.

SECTION 6.3 Required Approvals. Except as duly obtained and in full force and effect prior to the Funding Date and the filing of U.C.C. financing statements that have not previously been filed and the Mortgage Amendments in the appropriate filing offices, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:

(a) the due execution, delivery or performance by the Borrowers or any other Loan Party of this Agreement, each other Loan Document to which it is a party;

(b) the grant by the Borrowers or any other Loan Party of the security interests, pledges and Liens granted by the Loan Documents; or

(c) the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document.

SECTION 6.4 Validity, etc. This Agreement constitutes, and each other Loan Document executed by the Borrowers and each other Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrowers and each other relevant Loan Party enforceable in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law). Each of the Loan Documents which purports to create a security interest in favor of the Administrative Agent (on behalf of the Lender Parties) creates a valid first priority security interest in the Collateral (subject, in the case of non-possessory security interests only, to Liens permitted by Section 7.2.3) securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Upon the filing of any U.C.C. financing statements that have not previously been filed and the Mortgage Amendments in the proper filing offices, the Liens granted to the Administrative Agent pursuant to the Security Agreement, the Wells REIT Security Agreement and the Mortgages shall constitute a valid first priority perfected security interest in Collateral covered thereby in compliance with all applicable Laws.

SECTION 6.5 No Material Liabilities. The Borrowers and each other Loan Party do not have any Indebtedness other than the Indebtedness permitted by Section 7.2.2.

SECTION 6.6 No Material Adverse Change, etc.

(a) Since September 30, 2009, there has been no material adverse change in its condition (financial or otherwise), operations, assets, business, properties or prospects, taken as a whole.

(b) Neither of the Borrowers nor any other Loan Party has been involved in any bankruptcy or similar proceeding, and has never entered into an agreement or received the benefit of any settlement or compromise of Indebtedness.

SECTION 6.7 Litigation, Labor Matters, etc.

(a) There are (i) no outstanding judgments against the Borrowers or any other Loan Party and (ii) no pending or, to the knowledge of the Borrowers and each other Loan Party, threatened, litigation, action, proceeding or labor controversy affecting any Loan Party or any of its respective properties, businesses, assets or revenues.

(b) To the extent the Borrowers or any of the other Loan Parties have employees, the hours worked by and payments made to employees of the Borrowers and each other Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. Item 6.7(b) (“Labor Matters”) of the Disclosure Schedule sets forth, as of the Funding Date, all collective bargaining agreements, management agreements, consulting agreements and employment agreements to which either of the Borrowers or any other Loan Party is a party. There are no strikes, slowdowns, labor disputes, work stoppages or controversies pending, or to the knowledge of the Borrowers threatened, between either of the Borrowers or any other Loan Party, on the one hand, and its employees, on the other hand, other than employee grievances arising in the ordinary course of business.

SECTION 6.8 Capitalization. As of the Funding Date, the authorized Equity Interests in the Borrowers, each other Loan Party and all other Persons in which either of the Borrowers or any other Loan Party owns any Equity Interests is set forth in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule. Except as set forth in such Disclosure Schedule, as of the Funding Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which the Borrowers, any other Loan Party or any other Persons in which either of the Borrowers or any other Loan Party owns any Equity Interests may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements. The Equity Interests so specified in Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule are fully paid and non-assessable and are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents). From and after the Funding Date neither the Borrowers nor any other Loan Party will establish or acquire any additional Equity Interests in any Person except as permitted by Section 7.2.5.

SECTION 6.9 Compliance with Laws, etc. The Borrowers and each other Loan Party are in compliance in all material respects with all Laws applicable to each of them or their properties.

SECTION 6.10 Properties, Permits, etc.

(a) The Borrowers and each other Loan Party have, and are in material compliance with, all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate the Real Property. Except as disclosed in Item

6.10(a) (“Property Matters”) of the Disclosure Schedule, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement, accreditation or privilege, and there is no claim that any of the foregoing is not in full force and effect.

(b) The Borrowers and each other Loan Party, as applicable, have (i) good, valid and marketable fee title to all of the Land and (ii) good, valid, and marketable title to the Leasehold Interests, in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Liens permitted by Section 7.2.3.

(c) All permits, licenses, authorizations, approvals, entitlements, accreditations and privileges required to have been issued to either of the Borrowers or any other Loan Party with respect to the Real Property in order to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used or is installed intended to be occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect on the intended use or operation of the Real Property. Except as disclosed in Item 6.10(c) (“Consents and Approvals”) of the Disclosure Schedule, all the Real Property complies in all material respects with all applicable Laws and no consent or approval of any landlord or other third party in connection with any Leasehold Interest or other leased property is necessary for either of the Borrowers or any other Loan Party to enter into and execute the Loan Documents or grant any Liens thereunder.

(d) Except as disclosed in Item 6.10(d) (“Timber Operations”) of the Disclosure Schedule, no Person other than the Borrowers, Wells TRS Subsidiary, Wells HBU and their agents and representatives has any right to conduct timbering operations on the Real Property or any right, title or interest in and to any Timber located thereon, except for Liens permitted by Section 7.2.3.

(e) Except as disclosed in Item 6.10(e) (“Condemnation Proceedings”) of the Disclosure Schedule, there is no pending or, to the knowledge of the Borrowers, contemplated condemnation or eminent domain proceeding affecting any of the Real Property.

(f) Except as may be disclosed in the title insurance endorsements delivered pursuant to Section 5.1.16, there are no unresolved claims or disputes relating to access to any portion of the Real Property that could reasonably be expected to have a Material Adverse Effect on the intended use of such Real Property by the Borrowers.

(g) The representations and warranties contained in the Security Agreement, the Wells REIT Security Agreement, the Pledge Agreement, each Mortgage and each other Loan Document with respect to the Collateral are true and correct.

SECTION 6.11 Taxes, etc.

(a) The Borrowers and each other Loan Party have (i) timely filed all tax returns and reports required by Law to have been filed by it, which tax returns and reports are correct and complete in all material respects, and (ii) paid all income Taxes and other Taxes of

Governmental Authorities thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Neither of the Borrowers nor any other Loan Party is a party to any tax sharing agreement.

(c) The Borrowers and each other Loan Party have made adequate provision to establish reserves for liabilities for all Taxes as are or may become payable for the period prior to or after the Funding Date. Neither of the Borrowers nor any other Loan Party has knowledge of any proposed additional material tax assessment against it or its properties.

SECTION 6.12 ERISA. None of the Borrowers, any other Loan Party, any of their Subsidiaries or any ERISA Affiliates thereof sponsor, maintain or contribute or are required to sponsor, maintain or contribute to, any Pension Plan or Multiemployer Plan.

SECTION 6.13 Environmental Warranties.

(a) The Real Property has been and is owned, operated or leased by the Borrower and each other Loan Party in compliance with all Environmental Laws, except for such violations that, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(b) There have been no past (to the knowledge of the Borrowers and the other Loan Parties), and there are no pending or threatened claims, complaints, written notices or requests for information received by the Borrower or any other Loan Party with respect to any alleged violation of any Environmental Law that, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount, or alleges criminal misconduct or injunctive relief.

(c) There have been no Releases of Hazardous Materials at, on or under the Real Property that, either individually or in the aggregate, has, or could reasonably be expected to result in having, a liability exceeding a Material Environmental Amount.

(d) The Borrower and each other Loan Party have been issued, and are in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations relating to environmental matters that are necessary or desirable for their businesses and required by Environmental Laws, except where the failure to have or do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(e) No property now or previously owned, operated or leased by either of the Borrowers or any other Loan Party is listed or (to the best of their knowledge) proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(f) Except as set forth in Item 6.13(f) (“Environmental Matters/Storage Tanks”) of the Disclosure Schedule, there are no above ground or underground storage tanks, active or abandoned, including petroleum storage tanks, on or under the Real Property.

(g) None of the Borrowers, any other Loan Party or any other Person (to the best of their knowledge (after due inquiry)) has transported or arranged for the transportation of any Hazardous Material to any location which is listed or (to the best of their knowledge) proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations, which may lead to claims against the Borrowers or any other Loan Party for any remedial work, damage to natural resources or personal injury (including claims under CERCLA) which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(h) There are no polychlorinated biphenyls, friable asbestos or other Hazardous Materials present on the Real Property that, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(i) No conditions exist at, on or under any property now or previously owned, operated or leased by the Borrowers or any other Loan Party which, with the passage of time, or the giving of notice or both, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount.

(j) There are no areas of the Real Property with respect to which either of the Borrowers or any other Loan Party has a legal obligation under the Endangered Species Act of 1973, 16 U.S.C. §§ 1531 et seq., on the Real Property, and no portion of the Real Property has been designated as a “critical habitat”, as defined in such Act.

SECTION 6.14 Accuracy of Information.

(a) All information furnished from time to time (whether prior to or after the Funding Date) by or on behalf of the Borrowers, any other Loan Party or any of their Related Parties in writing to the Administrative Agent or any Lender in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, is and will be, as the case may be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

(b) All information prepared by any consultant or professional advisor on behalf of the Borrowers, any other Loan Party or any of their Related Parties which was furnished to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document has been reviewed by the Borrowers, and nothing has come to the attention of the Borrowers in the context of such review which would lead it to believe that such information (or the assumptions on which such information is based) is not true and correct in all material respects or that such information omits to state any material fact necessary to make such information not misleading in any material respect.

(c) Insofar as any of the information described above includes assumptions, estimates, projections or opinions, the Borrowers have reviewed such matters and nothing has come to the attention of the Borrowers which would lead them to believe that such matters were not when made true and correct in all material respects or that such assumptions, estimates, projections or opinions omitted to state any material fact necessary to make such assumptions, estimates, projections or opinions not reasonable or not misleading in any material respect. All projections and estimates have been prepared in good faith on the basis of reasonable assumptions and represent the best estimate of future performance by the party supplying the same, it being agreed that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized.

(d) (i) The balance sheets and financial statements delivered to the Lenders pursuant to Section 5.1.20 and Section 7.1.1 have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited interim financial statements are subject to normal year-end adjustments.

(ii) Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed in the Disclosure Schedule, neither of the Borrowers nor any of the other Loan Parties has, as of the Funding Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

SECTION 6.15 Transaction Agreement, etc.

(a) All representations and warranties by the Borrowers and each other Loan Party under the Transaction Documents, to the extent still in effect, are true and correct as of the Funding Date; provided, however, that such representations and warranties that relate solely to an earlier date shall be true and correct as of such earlier date. The Borrowers agree that, by this reference, such representations and warranties contained in the Transaction Documents, to the extent still in effect, are incorporated herein, mutatis, mutandis, for the benefit of the Lenders.

(b) No default exists and no events have occurred or conditions exist that, with notice or lapse of time or both, would constitute a default under the Transaction Documents by any party thereto, and, except as expressly provided by the terms of the Transaction Documents because of the lapse of time, the Transaction Documents are in full force and effect, and the rights, benefits and indemnities in favor of the Borrowers thereunder are not subject to any defenses, offsets or claims of any kind.

SECTION 6.16 Absence of Default and Restrictions.

(a) Neither any Borrower nor any other Loan Party is (i) in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness or (ii) in violation in any material respect of any (A) applicable Law, (B) contract, agreement, lease or other instrument to which it is a party or (C) permit, license, authorization, entitlement, accreditation or privilege of any Governmental Authority binding upon it or its property or assets. No event has occurred and no condition exists that, upon the making of the Loans hereunder, would constitute a Default or an Event of Default.

(b) Neither any Borrower nor any other Loan Party (i) is a party to any contract, agreement, lease or other instrument, or subject to any other restriction, that restricts its ability to incur Indebtedness (other than this Agreement) or (ii) has agreed or consented to exist on any of the Real Property or other Collateral, whether now or in the future, any Lien other than those Liens permitted by Section 7.2.3.

SECTION 6.17 Margin Regulations; Bank Secrecy Act, etc.

(a) Neither any Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U). None of the proceeds of any Loan will be used for the purpose of, or be made available by either Borrower or any other Loan Party in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying “margin stock” (as so defined) or otherwise in violation of Regulations T, U or X of the F.R.S. Board.

(b) None of the proceeds of any Loan shall be used, directly or indirectly, in a manner that would cause the Administrative Agent or any Lender to violate the Foreign Corrupt Practices Act of 1977, the Bank Secrecy Act or any of the sanctions programs administered by the Office of the Foreign Assets Control of the United States Department of Treasury.

SECTION 6.18 Investment Company Status. None of the Borrower or the other Loan Parties are an “investment company” or a “company controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.19 Material Agreements; Governmental Approvals.

(a) The Borrowers, each other Loan Party and (to the best of their knowledge) each other party to a Material Agreement are in compliance in all material respects with all the terms contained in each Material Agreement, each Material Agreement is in full force and effect and all consents to duly assign each relevant Material Agreement (as required by Section 5.1.15) from the Borrowers and each other Loan Party to the Administrative Agent have been obtained and are in full force and effect.

(b) Set forth on Item 6.19(b) (“Material Governmental Approvals”) of the Disclosure Schedule is a listing, as of the Funding Date, of all material licenses, permits and other approvals of Governmental Authorities (collectively, the “Material Governmental Approvals”) that are required to (i) own, operate or lease the Real Property and (ii) operate the business of the Borrowers and each other Loan Party in the ordinary course (including with respect to activities related to Timber harvesting, building, zoning, sub-division, wildlife protection, mining, drilling, extraction or reclamation). Neither of the Borrowers nor any other Loan Party has failed to obtain any Material Governmental Approval and is not in violation of any Material Governmental Approval. Neither the Borrowers nor any other Loan Party have received written notice of any violation with respect to the matters the subject of this clause.

SECTION 6.20 Solvency. The Borrowers and each other Loan Party are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith pursuant to the Loan Documents or otherwise will be and will continue to be, Solvent.

SECTION 6.21 Insurance. Item 6.21 (“Insurance”) of the Disclosure Schedule sets forth a true, complete and correct description of all insurance maintained by the Borrowers and each other Loan Party as of the Funding Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid.

SECTION 6.22 Affiliate Transactions. Except as described on Item 6.22 (“Affiliate Transactions”) of the Disclosure Schedule, as of the Funding Date no Affiliate of the Borrowers or any other Loan Party (or any of their respective family members) is a party to any transaction with any Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or any Person in which any officer, director, or any such employee or family member has a substantial interest or is an officer, director, partner, member or trustee.

SECTION 6.23 Patriot Act, etc.

(a) Each of the Borrowers and each other Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any official or employee of any Governmental Authority, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. No Borrower or any other Loan Party is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal Law, racketeer influenced and corrupt organizations Law, civil or criminal, or other similar Laws.

(b) Neither of the Borrowers nor any other Loan Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 6.24 Separateness; Special Representations and Covenants Relating to Loan Parties.

SECTION 6.24.1 Purpose.

(a) The only business that Wells REIT conducts or will conduct will be (i) owning and holding the Equity Interests of Wells Partnership, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Loans, (iv) owning the Equity Interests of Unrestricted Timber Subsidiaries and (v) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing and appropriate or necessary to its status as a public company.

(b) The only business that Wells Partnership conducts or will conduct will be (i) owning and holding the Equity Interests of Wells TRS and Wells Timberland, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Loans and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(c) The only business that Wells Timberland conducts or will conduct will be (i) acquiring, owning and holding the Real Property, incidental personal property related thereto and proceeds thereof, and operating and managing the Real Property including the selling and harvesting of Timber by itself any by others pursuant to Timber rights granted by Wells Timberland, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Loans and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(d) The only business that Wells TRS conducts or will conduct will be (i) owning and holding the Equity Interests of Wells TRS Subsidiary and Wells HBU, (ii) entering into the Loan Documents, (iii) pledging all of the Collateral that it owns as collateral for the Loans, (iv) owning the Equity Interests of Unrestricted Timber Subsidiaries and (v) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(e) The only business that Wells TRS Subsidiary conducts or will conduct will be (i) entering into the MW Supply Agreements, (ii) processing and selling Fuel Wood Residue in accordance with the terms of this Agreement, (iii) entering into the Loan Documents, (iv) pledging all of the Collateral that it owns as collateral for the Loans and (v) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

(f) The only business that Wells HBU conducts or will conduct will be (i) acquiring, owning and holding certain higher and better use portions of the Real Property, (ii) selling such portions of the Real Property in accordance with the terms and conditions of this Agreement, (iii) pledging all of the Collateral that it owns as collateral for the Loans and (iv) transacting any and all lawful business under the laws of the state of its organization that is incident, necessary and appropriate to accomplish the foregoing.

SECTION 6.24.2 Financial Statements.

Each Loan Party has and will have its own separate financial statement, provided, however, that each Loan Party’s assets may be included in a consolidated financial statement of its parent companies if inclusion on such a consolidated statement is required to comply with the requirements of GAAP, provided, further, that (a) such consolidated financial statement shall contain a footnote to the effect that each Loan Party’s assets are owned by such Loan Party and that the assets are being included on the financial statement of its parent solely to comply with the requirements of GAAP and (b) such assets shall be listed on such Loan Party’s own separate balance sheet.

SECTION 6.24.3 Tax Return.

Each of Wells Timberland and Wells Partnership is and will be treated as a disregarded entity or pass-through entity for Federal income tax purposes, with all items of income, gain, loss and expense of each such Person being treated as though earned or incurred by Wells REIT (except for the 1% interest in Wells Partnership that is not owned by Wells REIT). Each of Wells TRS Subsidiary and Wells HBU is and will be treated as a disregarded entity or pass-through entity for Federal income tax purposes, with all items of income, gain, loss and expense of each such Person being treated as though earned or incurred by Wells TRS.

SECTION 6.24.4 Separateness.

Each Loan Party has, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person, shall correct any known misunderstanding regarding its status as a separate entity, shall conduct and operate its business in its own name and shall not identify itself or any of its Affiliates as a division or part of the other.

SECTION 6.24.5 Overhead.

Each Loan Party has and will allocate fairly and reasonably any overhead expenses that are shared with any other Loan Party or any Affiliate thereof, including paying for office space and services performed by any employee of an affiliate.

SECTION 6.24.6 Liabilities and Expenses.

Item 6.24 (“Accounts”) of the Disclosure Schedule identifies all deposit and securities accounts in the name of each Loan Party, including, for each such account, the name on the account, the account number, the type of account, the name and address of the financial institution at which the account is located, and the sources and uses of funds contained in such account. Except as identified in Item 6.24 (“Accounts”) of the Disclosure Schedule, each Loan Party has and will pay its own liabilities and expenses out of its own funds drawn on its own bank account.

SECTION 6.24.7 Adequate Capital.

Each Loan Party has and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

SECTION 6.24.8 Separateness of Assets.

Item 6.24 (“Accounts”) of the Disclosure Schedule, each Loan Party (a) has and will (i) maintain all of its bank accounts separate from any other Person, (ii) hold all of its assets in its own name and (iii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other entity; and (b) has not and will not (i) commingle its funds or other assets with those of any other Person or (ii) participate in a cash management system with any other Person.

SECTION 6.24.9 Guarantees.

Other than as provided in the Loan Documents and the Unrestricted Timber Transactions, no Loan Party has or will hold itself out as being responsible for the debts or obligations of any other Person, or hold out its credit as available to satisfy the obligations of any other Person.

SECTION 6.24.10 Corporate Formalities.

Each Loan Party has and will hold regular meetings, as appropriate, to conduct its business in the ordinary course, and each Loan Party has done and will do all things necessary to observe all customary organizational and operational formalities and record keeping and to preserve its existence. Each Loan Party has and will maintain all of its books and records separate from those of any other Person and will maintain separate telephone numbers, stationery, invoices and checks.

SECTION 6.24.11 Bankruptcy.

Neither of the Borrowers nor any other Loan Party will file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.

ARTICLE VII

COVENANTS

SECTION 7.1 Affirmative Covenants. The Borrowers and the Loan Parties agree with each Lender Party that, until all the Obligations have been paid in full in cash and performed in full, the Borrowers and the Loan Parties will perform the obligations set forth in this Section.

SECTION 7.1.1 Financial Information, Reports, Notices, etc..

Each Borrower and each Loan Party will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information (all of which shall be in form and scope reasonably satisfactory to the Administrative Agent):

(a) (i) as soon as available and in any event within 45 days after the end of each Fiscal Quarter except for the last Fiscal Quarter of each Fiscal Year, consolidated and consolidating balance sheets of Wells REIT and its Subsidiaries as of the end of such Fiscal

Quarter and consolidated and consolidating statements of earnings and cash flow of Wells REIT and its Subsidiaries for such Fiscal Quarter and (when available) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (when available), together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year, certified as complete and correct by a Financial Officer of Wells REIT as fairly presenting the financial position of Wells REIT and its consolidated Subsidiaries as of the date thereof and for the period then ended; and (ii) as soon as available and in any event within 45 days after the end of each Fiscal Quarter except for the last Fiscal Quarter of each Fiscal Year, consolidated and consolidating balance sheets of Wells Timberland as of the end of such Fiscal Quarter and consolidated and consolidating statements of earnings and cash flow of Wells Timberland for such Fiscal Quarter and (when available) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (when available), together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year, certified as complete and correct by a Financial Officer of Wells Timberland as fairly presenting the financial position of Wells Timberland as of the date thereof and for the period then ended;

(b) (i) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for Wells REIT and its Subsidiaries, including therein consolidated and consolidating balance sheets of Wells REIT and its Subsidiaries as of the end of such Fiscal Year and consolidated and consolidating statements of earnings and consolidated statements of cash flow of Wells REIT and its Subsidiaries for such Fiscal Year, in each case certified without any “going concern” or other material qualification in a manner reasonably acceptable to the Administrative Agent by Deloitte & Touche LLP or other independent public accountants acceptable to the Administrative Agent, together (A) with the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (B) comparable information adjusted to reflect any changes at the close of the prior Fiscal Year (when available); and (ii) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for Wells Timberland, including therein consolidated and consolidating balance sheets of Wells Timberland as of the end of such Fiscal Year and consolidated and consolidating statements of earnings and consolidated statements of cash flow of Wells Timberland for such Fiscal Year, in each case certified without any “going concern” or other material qualification in a manner reasonably acceptable to the Administrative Agent by Deloitte & Touche LLP or other independent public accountants acceptable to the Administrative Agent, together (A) with the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (B) comparable information adjusted to reflect any changes at the close of the prior Fiscal Year (when available);

(c) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a certificate from a Financial Officer of Wells REIT that, to the best of his knowledge, each Loan Party during the period covered by such financial statements has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents required to be observed, performed or satisfied by it, and that such Financial

Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(d) concurrently with the delivery of the financial statements pursuant to clause (b):

(i) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of the Borrowers and their Subsidiaries; and

(ii) a certificate of a Financial Officer of Wells Manager (A) setting forth the information required pursuant to the disclosure schedules of the Security Agreement, the Wells REIT Security Agreement and Pledge Agreement or confirming that there has been no change in such information since the Funding Date or the date of the most recent certificate delivered pursuant to this clause and (B) certifying that all U.C.C. financing statements (including fixture filings, as applicable), mortgages or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each Governmental Authority and other appropriate office in each jurisdiction that is necessary to protect and perfect the security interests under the Loan Documents;

(e) as soon as available and in no event later than the date the financial statements are delivered (or are required to be delivered) pursuant to clause (a), a Compliance Certificate, executed by a Financial Officer of Wells Manager, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) the calculation of the Loan to Value Ratio and Fixed Charge Coverage Ratio;

(f) as soon as possible and in any event within three Business Days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7, (iii) the commencement of any legal proceeding seeking injunctive relief or which may materially impair the ability of the Borrowers or any Loan Party to perform their Obligations or (iv) any change in the certified public accountants of the Borrowers, notice thereof by an Authorized Officer of any Borrower and copies of all documentation relating thereto;

(g) as soon as possible and in any event within three Business Days after the occurrence of each Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of a Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Borrowers have taken and proposes to take with respect thereto;

(h) concurrently with the sending or filing thereof, copies of all (i) reports and documents which either of the Borrowers or any other Loan Party sends to any of its holders of Equity Interests, (ii) press releases and other statements made available by the Borrowers or any other Loan Party to the public concerning material changes or developments in it business and (iii) reports, financial statements and registration statements which the Borrowers or any other

Loan Party files with the Securities and Exchange Commission or any securities exchange, except that the Borrowers shall not be required to deliver any of the foregoing which has previously been delivered hereunder;

(i) promptly after becoming aware of any events which would give rise to a mandatory prepayment under clause (b) of Section 3.1.2, a statement of the Financial Officer of Wells Manager setting forth reasonably detailed information regarding the same;

(j) all such notices and documents required to be delivered pursuant to the other Loan Documents, including, without limitation, the Equity Raise Monthly Accounting Statement required to be delivered pursuant to clause (b) of Section 9.2;

(k) promptly after the receipt thereof by either of the Borrowers or any other Loan Party, copies of any notice of non-payment or underpayment of Taxes or other charges by the Borrowers or any other Loan Party that is received from any relevant Governmental Authority;

(l) promptly after either of the Borrowers or any other Loan Party obtains knowledge that any statement contained in any representation or warranty in any Loan Document was not when made true and correct, a statement of an Authorized Officer of either Borrower setting forth reasonably detailed information regarding the same;

(m) concurrently with the receipt or delivery thereof by either of the Borrowers or any other Loan Party, all material notices, including notices of default or termination, received or delivered by any such Borrower or other Loan Party pursuant to any Material Agreement;

(n) promptly after the assertion or occurrence thereof, notice of any proceeding, demand, investigation or claim of any Governmental Authority regarding the noncompliance by the Borrowers or any other Loan Party with any Environmental Law that could (i) reasonably be expected to result in a liability exceeding a Material Environmental Amount or (ii) cause any Real Property to be subject to any restrictions on ownership, transferability or occupancy;

(o) as soon as available and in no event later than 10 Business Days prior to the consummation of any Unrestricted Timber Transaction (or such shorter period of time as may be acceptable to the Administrative Agent), Wells REIT shall (i) certify to the Lenders that all the terms and conditions contained in the definition of “Unrestricted Timber Transaction” have been satisfied with respect thereto, (ii) deliver to the Lenders substantially final copies of the operative documents evidencing such Unrestricted Timber Transaction and (iii) provide such other evidence, as may be reasonably requested by the Administrative Agent or any Lender, in connection therewith;

(p) as soon as available and in no event later than 10 Business Days prior to the beginning of each calendar year, (i) a projected operating expense budget for Wells REIT and its Subsidiaries, prepared on a monthly basis for such calendar year and (ii) pro forma financial projections for the next following 18-month period for Wells REIT and its Subsidiaries; and

(q) such other information respecting the condition or operations, financial or otherwise, of any Loan Party as any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 7.1.2 Compliance with Laws; Payment of Obligations.

(a) Each Borrower and each other Loan Party will comply in all material respects with all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws.

(b) Each Borrower and each other Loan Party will pay before the same become delinquent, all (i) its Indebtedness and other obligations, including all income and other Taxes, assessments and charges imposed by Governmental Authorities upon it or upon its property, and (ii) lawful claims for labor, materials and supplies or otherwise, except for the non-payment of such other obligations, Taxes and claims that (A) are being diligently contested in good faith by appropriate proceedings which (i) suspend collection of the contested other obligation or Tax or charge and any Lien arising therefrom and (ii) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (B) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. If such contest is terminated, adversely resolved or the conditions set forth in this Section are no longer met, each of the Borrowers and each other Loan Party shall promptly pay or discharge the contested other obligations, Taxes and claims.

SECTION 7.1.3 Maintenance of Properties and Franchises.

(a) Each Borrower and each other Loan Party will, in the exercise of its reasonable business judgment, maintain, preserve, protect and keep its properties in good repair, working order and condition (reasonable wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

(b) Each Borrower and each other Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and qualification as a foreign corporation, limited liability company or partnership in each jurisdiction where it has assets or conducts business and (ii) the permits, licenses, authorizations, approvals, entitlements, accreditations, privileges and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business (including the ownership and the leasing of the Real Property).

SECTION 7.1.4 Insurance.

(a) Each Borrower, Wells TRS Subsidiary, Wells HBU and each other Loan Party (to the extent relating to the Collateral) will maintain, insurance policies and coverage with respect to its property and assets at least as expansive as set forth on Item 6.21 (“Insurance”) of the Disclosure Schedule and, in any event, to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations. In addition, each Borrower, Wells TRS Subsidiary, Wells HBU and each other Loan party (to the extent relating to the Collateral) will maintain such other additional insurance coverage in such amounts and with respect to such risks as the Administrative Agent or the Required Lenders may reasonably request from time to time. All such insurance will be provided (i) by insurers authorized by Lloyds of London to underwrite such risks, (ii) by insurers having an A.M. Best policyholders rating of not less than “A” or (iii) by such other insurers as the Administrative Agent may approve.

(b) All premiums on insurance policies required under this Section will be paid by the Borrowers. All insurance policies relating to any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent. All insurance policies relating to general liability, umbrella and excess insurance coverage will contain an additional insured endorsement, in form and substance satisfactory to the Administrative Agent, in favor of the Administrative Agent. All such insurance policies will provide that:

(i) none of the Borrowers, any other Loan Party, or any Lender will be a coinsurer thereunder; and

(ii) such insurance will not be affected by any unintentional act or negligence or representation or warranty on the part of the Borrowers, any other Loan Party or other owner of the policy or the property described in such policy.

All such insurance policies will provide that the insurer will, simultaneously with the delivery to either Borrower or any other Loan Party of any notice of a material event under such policy, deliver to the Administrative Agent a copy of such notice. All such insurance policies and loss payable clauses will provide that they may not be canceled, amended or terminated unless the Administrative Agent is given at least the same number of days’ notice that the insurance company which issued such policies is required to give the Borrowers or any other Loan Party, but in no event less than 30 days’ prior written notice.

(c) The Borrowers will provide to the Administrative Agent and to its insurance consultant (or any agent, officer or employee of the Administrative Agent) such other information relating to its insurance coverage as may be reasonably requested by the Administrative Agent. The insurance consultant (through its officers or employees) shall have the right to visit the Borrowers’ and the other Loan Parties’ offices, upon reasonable prior notice during usual business hours, to inspect the insurance policies provided for herein. The reasonable fees, costs and expenses of the insurance consultant shall be paid for by the Borrowers.

(d) If any Borrower or other Loan Party fails to maintain any of the policies of insurance required by this Section the Administrative Agent may (but shall not be required), at the sole cost and expense of the Borrowers, obtain and maintain such policies of insurance, pay the related premiums and take such other action as it deems reasonably advisable. All costs related to the foregoing shall be charged to the Borrowers’ loan account. Notwithstanding the foregoing, the Administrative Agent shall have no liability with respect to the cost, scope, amount or other terms with respect to the insurance purchased by it pursuant to this provision.

(e) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right, in the name of the Lenders and each other Loan Party, to file claims under any insurance policies with respect to which the Administrative Agent is the loss payee, to receive receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(f) The Borrowers will furnish to the Administrative Agent at least annually and at such other times as the Administrative Agent shall request, a certificate of insurance and other evidence as to the insurance required to be maintained pursuant to this Section.

SECTION 7.1.5 Books and Records; Inspections; Annual Meeting.

(a) Each Borrower and each other Loan Party will keep books and records which accurately reflect in all material respects all of its business affairs and transactions. Each Borrower and each other Loan Party will maintain at all times books and records pertaining to the Collateral in such detail, form, and scope as the Administrative Agent shall reasonably require.

(b) Each Borrower, Wells TRS Subsidiary, Wells HBU and each other Loan Party (to the extent relating to the transactions contemplated by the Loan Documents) will permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors), at reasonable times and intervals and with reasonable prior notice unless a Default or Event of Default has occurred and is continuing, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrowers and the other Loan Parties hereby authorize such independent public accountant to discuss the Borrowers’ and the other Loan Parties’ financial matters with each Lender or its representatives whether or not any representative of the Borrowers are present) and to examine (and, at the expense of the Borrowers, copy extracts from) and conduct audits of any of its account receivables, other assets and books or other corporate records (including computer records).

(c) At least once each Fiscal Year at a time reasonably requested by the Administrative Agent and, if any Default or Event of Default has occurred and is continuing, more frequently as may be requested by the Administrative Agent or the Required Lenders, the Borrowers shall host a meeting of the Lenders to discuss their financial condition and results of operations (including its financial reports and related material delivered with respect to such Fiscal Year). Such meeting shall be held at a mutually convenient location as agreed to by the Administrative Agent and the Lenders.

(d) The Borrowers will pay all the reasonable fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to this Section, including the reasonable fees and expenses of independent public accountants and other professionals retained by the Administrative Agent and the Lenders; provided that, notwithstanding the foregoing, (i) if no Default or Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Administrative Agent for such fees and expenses in connection with more than one audit and one visit per calendar year, and (ii)

unless a Default or an Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Lenders for any such fees and expenses.

SECTION 7.1.6 Environmental Covenants.

(a) Each Borrower and each other Loan Party will, and will cause all lessees and other Persons occupying any of the Real Property or their other properties to:

(i) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to result in a liability exceeding a Material Environmental Amount;

(ii) take all such actions as are necessary and appropriate so that no liability with respect to the Environmental Laws may arise which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount;

(iii) promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of the Real Property or compliance with Environmental Laws, and shall cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent any actions and proceedings relating to compliance with or liability pursuant to Environmental Laws which, either individually or in the aggregate, could reasonably be expected to result in a liability exceeding a Material Environmental Amount; and

(iv) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section.

(b) Prior to acquiring any ownership or leasehold interest in any additional real property after the Funding Date that could give rise to the Borrowers, Wells TRS Subsidiary or Wells HBU being found subject to potential liability under any Environmental Law, the Borrowers will (i) obtain a written report by a reputable independent environmental consultant reasonably acceptable to the Administrative Agent (an “Environmental Consultant”) as to its assessment of the presence or potential presence of significant levels of any Hazardous Material on, in, under or about such property, or of other conditions that could give rise to a potentially significant liability to the Borrowers, Wells TRS Subsidiary or Wells HBU under violations of any Environmental Law relating to such transaction, and notify the Administrative Agent of such potential transaction, and (ii) afford the Administrative Agent a reasonable opportunity to review, to discuss such report with the Environmental Consultant who prepared it and a knowledgeable representative of the Borrowers. The Administrative Agent shall have the right, but shall not have any duty, to obtain, review, or discuss any such report.

(c) If any Default or Event of Default has occurred and is continuing or if the Administrative Agent or any Lender has formed a reasonable belief that material violations of

Environmental Laws may exist or Hazardous Materials may be present on the Real Property in amounts or under circumstances which could reasonably be expected to result in a liability exceeding a Material Environmental Amount, then, at the Administrative Agent’s request, the Borrowers and the other Loan Parties shall perform, or use commercially reasonable efforts to cause to be performed by any other responsible party, tests, including subsurface testing, soil and groundwater testing, and other tests which may physically invade the Real Property pursuant to a scope of work proposed by the Borrowers and approved by the Administrative Agent (the “Environmental Tests”), as the Administrative Agent, in its reasonable discretion, determines is necessary to (i) investigate the condition of the Real Property, (ii) protect the security interest created under the Mortgages and the other Loan Documents and (iii) determine compliance in all material respects with all Environmental Laws, the provisions of the Loan Documents and other matters relating thereto. The Borrowers and the other Loan Parties shall provide true and accurate copies of the results of the Environmental Tests to the Administrative Agent and the Lenders upon receipt of the results. In the event that (i) the Borrowers or the other Loan Parties fail to promptly initiate the Environmental Tests requested by the Administrative Agent, (ii) the Borrowers or the other Loan Parties fail to provide to the Administrative Agent and the Lenders with the results of such Environmental Tests within 60 days of the request therefor or such additional time as the Administrative Agent shall agree in its sole discretion or (iii) the Administrative Agent or the Required Lenders are not reasonably satisfied with the results of such Environmental Tests, then the Administrative Agent may undertake to perform or cause to be performed, at the Borrower’s expense, such Environmental Tests for the account of the Borrowers and the other Loan Parties.

(d) The Borrowers, Wells TRS Subsidiary and Wells HBU shall, in accordance with prudent industry practice, from time to time perform any remediation, reclamation or similar action required under any applicable Environmental Law, any such actions with respect to the Real Property to include, but not be limited to, the investigation of the condition of the Real Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Real Property. Each plan of remediation shall be subject to the prior review of the Administrative Agent. All such work shall be performed by one or more Environmental Consultants. The Borrowers, Wells TRS Subsidiary and Wells HBU shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall (i) be in accordance with the remediation plan approved by an appropriate Governmental Authority and all applicable Environmental Laws and (ii) be performed in a good, safe and workmanlike manner so as to minimize, to the extent practicable, any impact on the business conducted at or the value of the Real Property. The Borrowers shall pay all costs actually incurred in connection with such investigatory and remedial activities, including all power and utility costs, and any and all Taxes or fees that may be applicable to such activities. The Borrowers, Wells TRS Subsidiary and Wells HBU shall promptly provide to the Administrative Agent and the Lenders copies of testing reports and results generated in connection with such activities. Promptly upon completion of such investigation and remediation, the Borrowers, Wells TRS Subsidiary and Wells HBU shall permanently close all monitoring wells and test holes in compliance with applicable Laws, remove all associated equipment and restore the Real Property to the maximum extent practicable, which shall include, without limitation, the repair of any surface damage. Within 30 days of demand therefor, the Borrowers shall provide the Administrative Agent with a bond, letter of credit or similar financial assurance reasonably satisfactory to the Administrative Agent evidencing that the necessary funds are available to perform the obligations established by this clause, unless a bond or similar financial assurance at least in the amount required by the Administrative Agent is in full force and effect and is available and is in fact used by the relevant Governmental Authority to pay such obligations.

(e) The Administrative Agent, whether or not the Administrative Agent has acquired possession or title to the Real Property, shall have the right to undertake any and all actions to remediate the Real Property which the Borrowers or any of the other Loan Parties shall fail to perform or cause to be performed in accordance with the requirements of this clause.

SECTION 7.1.7 As to Intellectual Property Collateral.

(a) Each of the Borrowers, Wells TRS Subsidiary and Wells HBU shall take all actions necessary to ensure that no Intellectual Property Collateral lapses, becomes abandoned, dedicated to the public, invalid, unenforceable or subject to any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court), unless the Borrowers shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of such Intellectual Property Collateral is of negligible economic value to the Borrowers, Wells TRS Subsidiary or Wells HBU or (ii) have a valid business purpose (exercised in the ordinary course of business that is consistent with past practice).

(b) In no event shall either of the Borrowers, Wells TRS Subsidiary, Wells HBU or any of their agents, employees, designees or licensees file an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s first priority security interest in such Intellectual Property Collateral and the goodwill and general intangibles of the each of the Borrowers and each of the other Loan Parties relating thereto or represented thereby.

(c) Each Borrower, Wells TRS Subsidiary and Wells HBU will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under clause (a)).

SECTION 7.1.8 Payment of Taxes and Claims; Deposits for Taxes and Insurance Premiums.

(a) Each Borrower and each other Loan Party will comply in all material respects with all material permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws that are, in each case, binding on any of them, the Real Property or their other property or assets.

(b) Each Borrower and each other Loan Party will pay before the same become delinquent, all (i) its Indebtedness and other obligations and (ii) lawful claims for labor, materials and supplies or otherwise, except for the non-payment of such claims that (A) are being diligently contested in good faith by appropriate proceedings which (i) suspend collection of the contested Indebtedness or claim and any Lien arising therefrom and (ii) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (B) could not reasonably be expected to result in, either individually or in the aggregate, a material liability to any of them. If such contest is terminated, adversely resolved or the conditions set forth in this Section are no longer met, each Borrower and each other Loan Party shall promptly pay or discharge the contested Indebtedness and claims.

(c) Each Borrower and each other Loan Party will file all Federal and other material tax returns required to be filed in any jurisdiction and pay all Taxes imposed or levied upon the Collateral or on the interests created by any Mortgage or with respect to the filing of any Mortgage, or on the Lien and other interests created by any Mortgage, to the extent such Taxes have become due and payable and before they have become delinquent, and upon request of the Administrative Agent each Borrower and each other Loan Party will deliver receipts therefor or other evidence of payment satisfactory to the Administrative Agent. The Borrowers and the other Loan Parties may, at the their own expense, in good faith and by appropriate proceedings diligently contest any such Taxes and, in the event of any such contest, may permit the Taxes so contested to remain unpaid during the period of such contest and any appeal therefrom, provided that during such period the Borrowers shall be in compliance with this Agreement and that adequate reserves for such Taxes shall have been set aside on their books in accordance with GAAP.

(d) Each Borrower shall deliver to Lender not less than once per year, and more often at the request of the Administrative Agent, a certification by the Borrowers that all Taxes which are due and payable for such year have been paid in full.

(e) In the event of the passage, after the Funding Date, of any Law that deducts from the value of the Collateral any Tax or changes the taxation of mortgages, deeds of trust and/or security agreements, or the manner of the collection of any such Taxes, in each case which has the effect of imposing any additional payment or expense against any of the Collateral or upon the Administrative Agent or any Lender, the Borrowers shall pay such Tax or promptly reimburse the Administrative Agent or such Lender for its or their payment.

SECTION 7.1.9 Further Assurances; Additional Collateral.

(a) Each Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds to secure debt and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing the Collateral to be subject to a first priority security interest in favor of the Administrative Agent, for the benefit of the Lender Parties (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3), securing all the Obligations, all at the expense of the Borrowers. The Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b) If any property or asset is acquired or leased by any Borrower, Wells TRS Subsidiary or Wells HBU after the Funding Date, the Borrowers will notify the Administrative Agent promptly thereof (except such notice shall not be required if the Administrative Agent has a valid first priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent), and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3), and will take, and cause Wells TRS Subsidiary and Wells HBU to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens (including the actions described in clause (a) and obtaining Landlord Estoppel Certificates with respect to assets located on leased Real Property).

SECTION 7.1.10 Exercise of Rights under Transaction Documents.

Each Borrower and each other Loan Party will enforce in their reasonable business judgment all of their material rights under each Transaction Document, including, without limitation, all material indemnification rights thereunder, and pursue all material remedies that are available to the Loan Parties with diligence and in good faith in connection with the enforcement of any such rights.

SECTION 7.1.11 Timber Affirmative Covenants.

(a) Management. The Timberland shall be operated in accordance with (i) industry standards for their highest and best use as timberlands, having due regard to soil conditions, stand arrangements and other factors relevant to the conduct of sound silvicultural and harvesting practices and (ii) Best Management Practices.

(b) Wells Timberland Operating Agreement. The Wells Timberland Operating Agreement shall remain in full force and effect and there shall be no default, breach or violation existing thereunder by any party thereto and no event shall occur (other than payments due but not yet delinquent) that would entitle either party thereto to terminate such Agreement. The Wells Timberland Operating Agreement shall not be modified in any respect except as provided in clause (b) of Section 7.2.10. The Loan Parties shall not enter into any agreement relating to the management or operation of the Timberland without the express consent of the Administrative Agent except for (i) agreements with Wells Manager and (ii) subject to the terms and conditions of clause (e) of Section 7.2.9, that certain Carbon Storage Agreement, dated as of February     , 2009, as amended by that certain First Amendment to Carbon Storage Agreement, dated as of July 8, 2009 and as further amended in accordance with the terms of this Agreement (the “Carbon Storage Agreement”), between Wells Timberland and Carbon Treebank, LLC (“CTB”). If at any time the Administrative Agent consents to the appointment of a new manager, such new manager and the Loan Parties shall, as a condition of the Administrative Agent’s consent, execute an agreement in substantially the form of the Timber Manager Subordination Agreement.

(c) Annual Operating Plan. As soon as available and in no event later than 10 Business Days prior to the beginning of each calendar year, Wells Timberland will submit to the Lenders an annual plan of operations for forest management, silviculture, planting, thinning and Timber harvesting (the “Harvest Plan”) for the Timberland (which shall be prepared on a per Division basis), for the following year, which shall be prepared or reviewed by the Timber Manager, the Administrative Agent and the Administrative Agent’s consultant (if any). The Harvest Plan shall identify by a GIS based system of identification that corresponds to the legal descriptions of the Timberland attached to the Mortgages, the land area of each Division to be harvested, so that the Administrative Agent can verify that the Timberland is being harvested in an orderly and efficient manner. Also, each Harvest Plan shall be accompanied by a certification by a Financial Officer of Wells Timberland that Wells Timberland can meet the performance requirements of the MW Supply Agreements on a current and prospective basis during the period covered by such Harvest Plan. Wells Timberland shall promptly notify the Administrative Agent of any material changes in the Harvest Plan, which changes shall be subject to approval by the Administrative Agent.

(d) Timber Harvesting and Forest Management Operations. If no Default or Event of Default has occurred and is continuing, Wells Timberland may cut and remove Timber from the Timberland subject to satisfaction of the following conditions:

(i) All cutting, logging and removal of Timber shall be in accordance with Best Management Practices.

(ii) All cutting operations of Timber shall be conducted in such a manner as to realize in accordance with industry standards the greatest return from the Timber, to effect suitable utilization of the Timberland, to assure the early and complete regeneration of stands of desirable Timber and to maximize development of Timber, both as to growth and quality. All standing Timber shall be cut as close to the ground as practicable in order to leave the lowest stump, with jump-butting to be used when necessary. All desirable Timber that is not at the time being harvested, including young trees, shall be protected against unnecessary injury from felling, skidding and hauling. All measures reasonably practicable shall be used in cutting operations to prevent soil erosion including the proper location of skidways and roads.

(iii) Any intermediate harvesting of Timber shall be carried out in accordance with industry standards to produce the maximum growth on the maximum number of stems, consistent with the production in accordance with industry standards in order to maximize the greatest quantity and quality of merchantable Timber, and all harvesting shall be carried on in a manner calculated to realize in accordance with industry standards the maximum investment value in the Timberland.

(iv) Wells Timberland shall keep and maintain at its offices adequate and accurate books and records of all Timber cut and removed from the Timberland and the payments received therefrom. Wells Timberland shall furnish a record of cuttings and payments to the Administrative Agent in a form and at such times as the Administrative Agent may specify from time to time, but not less frequently than 45 days after each calendar quarter (with a comprehensive year-end summary with the fourth calendar quarter report). All such reports shall include (A) independent information for each Division; (B) the total net volume of logs scaled by species for each product type; (C) the number of acres of the Timberland and in each Division on which cutting in the form of clear cutting, seed tree, shelterwood, cover story removal and commercial thinning was conducted (with the number of acres for each such form of cutting being separately stated and the location of the acreage for each such form of cutting being identified according to the descriptions of Divisions used in the Harvest Plan); (D) the number of acres of the Timberland in which Timber was lost or destroyed (with the number of acres lost or destroyed by each cause being separately stated and the location of the acreage lost or destroyed by each cause being identified); (E) a description of all improvements made on the Timberland (including, but not limited to, all buildings and capitalized forest roads and all pre-commercial thinning) and the acres affected by each such improvement (with the location of such improvements and acres being identified according to said descriptions); (F) a description of silviculture operations, site preparation and replanting (with the number of acres affected, the location and the type of product replanted); and (G) such other information as the Administrative Agent may reasonably specify from time to time with respect to the management of and activities on the Timberland. No later than 45 days after the end of each calendar year (or such later date as the Administrative Agent may approve in its sole discretion), Wells Timberland shall provide a summary report of cuttings and payments for the preceding calendar year, including all information on each quarterly report that was delivered for the preceding calendar year and a comparison of the respective period’s cutting compared with the Harvest Plan for such period and the requirements of the MW Supply Agreements. Wells Timberland shall also furnish with each such periodic report, unless previously provided, maps satisfactory to the Administrative Agent, showing the location of the Divisions on which the cutting, loss or destruction, site preparing and replanting and improvements reported on by Wells Timberland occurred or were made. Each such quarterly report shall be certified true and correct by a Financial Officer of Wells Timberland and the Timber Manager, including a certification that Wells Timberland and the Timberland are in compliance with the Harvest Plan and the requirements of this Section.

(v) The Administrative Agent will have the right to inspect the Timberland, scaling practices, scaling slips and summaries, at any reasonable time and upon prior notice. Additionally, the Administrative Agent may, at its option, appoint a third party consulting forester of its choice to perform loan monitoring services, including conducting property inspections, monitoring of Timber harvesting, audit of Wells Timberland’s current cruise and inventory data, Timber volumes, Timber management plans and other services deemed reasonably necessary by the Administrative Agent so as to monitor compliance by the

Loan Parties with the requirements of this Agreement or any of the other Loan Documents. Each Borrower agrees to pay all reasonable fees and expenses charged by such consulting foresters for such inspections and services.

(vi) Wells Timberland shall comply in all material respects with all Laws concerning the harvesting of Timber and operation of a tree farm with respect to the Timberland.

(vii) The remainder of any Timber cut for pine sawtimber or hardwood sawtimber not utilized through generally accepted sawmilling processes and normally referred to as topwood may be utilized as pulpwood at Wells Timberland’s discretion.

(viii) The cutting restrictions contained in this Section shall not apply to Timber cut for the purpose of salvaging Timber from loss due to oil, gas or mineral operations, insect infestation, fire or, with the prior approval of the Administrative Agent, for the purpose of carrying out sound forestry practices.

(ix) The words “year(s)” and “cutting period(s)” as used in this Agreement shall mean the period from January 1 to December 31.

(x) If during any cutting period there is damage to the Timber on the Timberland by trespass, unauthorized cutting, mining, drilling, right-of-way clearing, condemnation, fire, disease, insects, storm or other hazards, Wells Timberland shall promptly cut Timber or take such other reasonable and prompt measures as may be necessary to protect Timber from further damage in accordance with good forestry practices.

(xi) Wells Timberland will promptly notify the Administrative Agent of any damage to the Timberland affecting more than 500 acres.

(xii) All reasonable measures shall be taken by Wells Timberland to insure proper regeneration of the Timber on the Timberland in order to maximize the development of the Timber, both as to growth and quality. Any clear-cut area and each area without adequate seed source shall be site-prepared and replanted within 12 months of such cutting (or such later date as the Administrative Agent may approve in its sole discretion) with desirable species using the most superior-type seedlings available and in any event, using then-current sound forestry practices. In other areas when regeneration is not accomplished by natural means within a reasonable time, Wells Timberland shall institute and maintain a planting program designed adequately to reforest such land. Notwithstanding the foregoing, Wells Timberland shall not be required to take any actions pursuant to this subclause which is not required by the terms of any Timber Lease in which it is the lessee.

(xiii) Prior to the commencement by Wells Timberland of any harvesting, mining or similar activities near any boundary line of the Timberland, Wells Timberland shall have said boundaries marked in order to prevent unauthorized harvesting from occurring. In the event adjoining landowners are conducting timber harvesting, mining or similar activities on their property near any boundary line of the Timberland, Wells Timberland will cause the boundary lines to be clearly marked to prevent unauthorized cutting. Wells

Timberland shall cause the Timberland to be inspected periodically for the purpose of preventing the unauthorized cutting of Timber.

(xiv) Wells Timberland shall maintain at all times in accordance with sound silvicultural practices all reasonable and effective measures to prevent the development of and to control the spread of disease and insect infestation on the Timberland, including, the shifting of logging operations, to the extent economically feasible, to remove diseased or insect-infested Timber and other Timber threatened with disease or insect infestation and all such other accepted forest sanitation and control measures as are necessary to prevent the development and spread of disease and insect infestation.

(e) Salvage. To the extent economically feasible, all Timber that is dead, diseased, fallen or otherwise damaged by casualty or as a result of insect infestation, shall be salvaged and harvested in accordance with sound silvicultural practices.

(f) Fire Protection. All measures shall be taken which are reasonably necessary to protect the Timberland from loss by fire, which measures shall be at least equal to fire-control practices generally followed on timber producing property in the same general area, including the adoption of suitable prevention and control measures, the maintenance of adequate firefighting equipment, the maintenance of fire lanes where needed, the use of fire patrols, proper disposal of slash and full cooperation with Governmental Authorities on matters of fire prevention and control. Wells Timberland shall maintain membership in forest protective associations where any of the Timberland fall within a forest protective district under the jurisdiction of any such association, and shall pay as due any forest patrol assessments of any state forester or of such forest protective association.

(g) Maintenance of Roads. The existing system of roads and roadways shall be maintained in such manner as to permit access of mobile firefighting equipment to substantially all parts of the Timberland.

(h) Appraisals. On or before December 31, 2010 and thereafter within 60 days of a request by the Administrative Agent in the exercise of its reasonable commercial judgment (which request, unless an Event of Default has occurred and is continuing, shall not be made more than once in any period of 12 consecutive months), Wells Timberland, at its sole cost and expense, shall deliver to the Lenders an appraisal of the entire Timberland, which appraisal shall assign independent values to each Division and any Timber Lease. Each such appraisal shall be done by American Forest Management or other nationally recognized forestry appraisal firm that is acceptable to the Administrative Agent, and the appraisal, as well as the scope thereof and the methods and assumptions included therein (including any “extraordinary assumptions” or “hypothetical conditions” (each as defined by the Uniform Standards of Professional Appraisal Practice), must be acceptable in form and substance to the Administrative Agent.

(i) Inventory Updates. In connection with any appraisals conducted pursuant to clause (h), Wells Timberland shall, if requested by the Administrative Agent, deliver to the Lenders an updated Timberland inventory report that is reasonably acceptable to the Administrative Agent. Such updated Timberland inventory report shall, among other things, reflect volumes removed, destroyed or miscalculated pursuant to the records and/or knowledge of Wells Timberland and/or the Timber Manager, plus the then applicable added growth of the Timber volumes since the latest of either (i) the date of the last inventory report or (ii) Wells Timberland’s last proprietary internal inventory system volume estimate.

(j) Cruise or Appraisal with Event of Default. If any Default or Event of Default has occurred and is continuing, the Administrative Agent may require that Wells Timberland furnish to the Administrative Agent, at the expense of the Borrowers, a Timber cruise and/or appraisal of all or any portion of the Timberland. Any such cruise or appraisal shall be in form and substance, prepared by a third party professional, and with methods and assumptions, acceptable to the Administrative Agent.

(k) Notice of Appraisal or Cruise. Wells Timberland shall promptly provide to the Lenders a copy of any appraisal or cruise related to the Timberland.

(l) MW Supply Contracts. Wells Timberland shall not consent to any amendment, supplement, waiver or other modification, termination or assignment of the MW Supply Agreements without the prior consent of the Administrative Agent, and shall furnish the Administrative Agent all information available to Wells Timberland, as well as any additional information reasonably requested by the Administrative Agent, with respect thereto.

(m) Timber Sale and Release. If no Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, permission is hereby granted by the Lenders to Wells Timberland to cut, or allow others to cut, Timber from the Timberland in accordance with the current Harvest Plan previously approved by the Administrative Agent and on the terms and conditions set forth in this Agreement, including, without limitation, clause (d), and so as not to result in a violation of Section 7.2.4. If no Event of Default has occurred and is continuing, the Lien of the Mortgages (and the related security interests under the U.C.C.) against any cut or severed Timber (but not the proceeds thereof, it being the intent hereof that the Administrative Agent’s Lien, on behalf of the Lenders, and security interest continue in the proceeds) shall be released, without any action by any of Wells Timberland, the Administrative Agent or the Lenders, upon the sooner of: (i) receipt by Wells Timberland of full payment therefor and deposit of such amounts in the Revenue Account, or (ii) its removal from the Timberland and after weight or volume is established and payment therefore assured in a manner reasonably acceptable to the Administrative Agent. The Borrowers shall pay to the Administrative Agent all reasonable fees, costs and expenses incurred by the Administrative Agent in connection with any such partial releases including, without limitation, legal, appraisal and accounting fees incurred by the Administrative Agent and all other expense, and recording and title insurance and title expenses.

(n) Partial Release Provisions. If no Default or Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, the Administrative Agent agrees to provide Wells Timberland and Wells HBU with partial releases of the Mortgages with respect to the Timberland sold or otherwise disposed of (the portions of the Timberland subject to such partial release being, the “Release Parcel”), subject to the following terms and conditions:

(i) All proceeds of the Release Parcel have been applied as provided in clause (b) of Section 3.1.2 and clause (a) of Section 9.3.

(ii) The proposed release of the Release Parcel does not adversely affect the Administrative Agent’s security interest on any of the other Collateral.

(iii) The proposed release of the Release Parcel does not, in the Administrative Agent’s judgment, impair in any material respect (in the determination of the Administrative Agent) the access to, or value, income producing ability, marketability or operational efficiency of, the remaining Timberland.

(iv) At the Administrative Agent’s request, the Borrowers shall cause the applicable Title Insurance Company which issued the Administrative Agent’s title insurance policy in connection with the Mortgage relating to the Release Parcel to issue an endorsement to such title insurance policy which is in form and substance satisfactory to the Administrative Agent with respect to the Release Parcel.

(v) All reasonable out of pocket fees, costs and expenses actually incurred by the Administrative Agent in connection with the consideration of any request for a partial release of the Release Parcel (including, without limitation, legal, appraisal and accounting fees and expenses, and all recording, title insurance premiums and title expenses) shall be borne solely by the Borrowers. In addition, in connection with each request for a partial release of a Release Parcel under this clause, the Administrative Agent shall be entitled to receive payment of a reasonable administration fee for each Release Parcel so released.

(o) Leases. With respect to all Timberland that Wells Timberland is the lessor (including the Mineral Leases), Wells Timberland shall (i) enforce such leases in a diligent, commercially reasonable and professional manner and (ii) furnish to the Administrative Agent annually (together with the year-end summary report delivered pursuant to clause (d)(iv)), and upon request of the Administrative Agent any other time, a rent roll certified by a Financial Officer of Wells Timberland, which lists the expiration date, the rental and when paid through, whether any default exists thereto and any other information reasonably requested by the Administrative Agent. Wells Timberland shall not enter into any lease, as lessor, affecting any portion of the Timberlands without the prior consent of the Administrative Agent, provided that the Administrative Agent and Wells Timberland shall work together to establish forms and parameters for routine leases so as to avoid the necessity of review of individual routine leases by the Administrative Agent (it being agreed that lease transactions documented utilizing such forms that are approved by the Administrative Agent shall not require the consent of the Administrative Agent to enter into the same).

(p) Estoppel Certificates as to Loans. Each Borrower, within five Business Days after request by the Administrative Agent, shall furnish the Lenders from time to time with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Loans, (ii) the unpaid principal amount of the Loans, (iii) the rate of interest on the Loans, (iv) the date through which all installments of interest, commitment fees and/or principal have been paid, (v) any offsets or defenses to the payment of the Obligations, if any and (vi) such other information as shall be reasonably requested by the Administrative Agent.

(q) Estoppel Certificates as to Third-Parties. Wells Timberland, upon request by the Administrative Agent, will use commercially reasonable efforts to obtain and furnish (within 30 days after request therefor and, if no Default or Event of Default has occurred and is continuing, not more frequently than once in any period of 12 consecutive months with respect to each relevant Person) statements from purchasers of Timber or lessees under coal leases and oil and gas leases, as to the amount of timber purchased or coal, oil or gas extracted, as the case may be, and the amounts paid therefrom to Wells Timberland during the preceding 12 months.

(r) Timber Leases, Generally. In addition to making payment of all rent, Tax and other payments and charges required to be made by Wells Timberland as tenant under and pursuant to the provisions of each Timber Lease, Wells Timberland covenants that it will:

(i) diligently and timely perform and observe all of the terms, conditions and covenants of each such Timber Lease that are required to be performed and observed by Wells Timberland, to the end that all things shall be done which are necessary to keep unimpaired Wells Timberland rights under each such Timber Lease, and Wells Timberland agrees that no release or forbearance of any of its obligations under any Timber Lease shall release Wells Timberland from any of its obligations under this Agreement or any other Loan Agreement with regard to the same;

(ii) promptly notify the Administrative Agent of any default by any Person in the performance and observance of any of the terms, conditions or covenants to be performed or observed under each such Timber Lease;

(iii) promptly notify the Administrative Agent of the giving of any notice under each such Timber Lease of any default of Wells Timberland in the observance of any terms, covenants or conditions of each such Timber Lease, and promptly deliver to the Administrative Agent a true copy of each such notice; and

(iv) except as permitted pursuant to clause (x) of this Section 7.1.11, not surrender the leasehold estate that is the subject of each such Timber Lease nor cause or permit the termination or cancellation of any such Timber Lease except at the stated end of the lease term or enter into any agreement (whether oral or written) modifying, supplementing or amending any such Timber Lease, in each case without the prior consent of the Administrative Agent.

(s) Timber Leases, Corrective Action. The Administrative Agent shall have the right (but shall not be obligated) to take any action that the Administrative Agent deems necessary or desirable to prevent or to cure any default by Wells Timberland in the performance of or compliance with any of Wells Timberland’s obligations under any Timber Lease. Upon receipt by the Administrative Agent of any notice of a default by Wells Timberland under a Timber Lease, the Administrative Agent may take any action it deems reasonably appropriate in order to cure such default even though the existence of such default or the nature thereof may be questioned or denied by Wells Timberland. Wells Timberland hereby expressly grants to the

Administrative Agent, and agrees that the Administrative Agent shall have, the absolute and immediate right to enter in and upon the Timberland or any part thereof to such extent and as often as the Administrative Agent, in its sole discretion, deems necessary or desirable in order to prevent or to cure any such default by Wells Timberland under any Timber Lease. The Administrative Agent may pay and expend such sums of money as the Administrative Agent deems reasonably necessary for any such purpose, and each Borrower hereby agrees to pay to the Administrative Agent, promptly upon demand, all such sums so paid and expended by the Administrative Agent.

(t) Timber Leases, Further Security. As further security for the repayment of the Indebtedness secured hereby and for the performance of the covenants contained herein and in each Timber Lease, Wells Timberland hereby assigns to the Administrative Agent, for the benefit of the Lender Parties, all of its rights, privileges and prerogatives as lessee under each Timber Lease to terminate, cancel, modify, change, supplement, alter or amend each such Timber Lease, and any such termination, cancellation, modification, change, supplement, alteration or amendment of any Timber Lease without the prior consent by the Administrative Agent shall be void and of no force and effect; provided, however, that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall have no right to terminate, cancel, modify, change, supplement, alter or amend any such Timber Lease. Wells Timberland represents and warrants that it has delivered to the Administrative Agent a true and accurate copy of each Timber Lease, together with all amendments thereto if any.

(u) Timber Lease, No Merger. Unless the Administrative Agent shall otherwise expressly consent, the fee title to the land leased under any Timber Lease and the leasehold estate therein held by Wells Timberland shall not merge but shall always remain separate and distinct, notwithstanding the union of said estates either in the lessor or in the lessee under the Timber Lease, or in a third party by purchase or otherwise.

(v) Timber Lease, Certificates of Estoppel. Wells Timberland shall, from time to time, use its best efforts to obtain from the lessor under any Timber Leases such certificates of estoppel with respect to compliance by Wells Timberland with the terms of the Timber Lease as may be requested by the Administrative Agent.

(w) Updated Value of the Timberlands. Upon the sale of any Real Property for an amount greater than $1,000,000 in connection with a single sale or $5,000,000 in the aggregate since the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11, Wells Timberland shall deliver to the Lenders a report updating the Value of the Timberlands. The Value of the Timberlands set forth in such reports shall be calculated by reducing the Value of the Timberlands reported in the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11 by the Cost Basis of the Real Property sold.

(x) Termination of Timber Leases. If no Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, permission is hereby granted by the Lenders to Wells Timberland to terminate PLM Leases or portions of the LTC Lease on the terms and conditions set forth in this Agreement, including, without limitation, clause (d); provided, that (i) any such termination shall not result in a violation of Section 7.2.4, (ii) Wells Timberland shall notify the Administrative Agent in writing of each such termination, which written notification will include (A) the allocated cost basis of each terminated PLM Lease or each portion of the LTC Lease as set forth in Item 1.1(a) (“Cost Basis of Collateral”) and (B) the net amount of proceeds received in connection with such termination, (iii) all related Timber Lease Termination Proceeds shall be applied as provided in clause (b) of Section 3.1.2 and clause (a) of Section 9.3, and (iv) to the extent Timber Lease Termination Proceeds exceed $1,000,000 in connection with the termination of a single Timber Lease or a single portion of the LTC Lease, or $5,000,000 in the aggregate since the most recent appraisal delivered pursuant to clause (h) of this Section 7.1.11, Wells Timberland shall deliver to the Lenders a report updating the Value of the Timberlands.

SECTION 7.1.12 Interest Reserve Account.

(a) On the Funding Date the Borrowers shall deposit in a deposit account at the Domestic Account Bank (the “Interest Reserve Account”) in the name of Wells Timberland and for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, the sum representing approximately six-months interest on the Loans, calculated on a quarterly basis using a forward looking estimation of interest on the Loans, including the effect of any Rate Protection Agreements, as determined by the Borrowers and approved by the Administrative Agent (said funds, together with any interest thereon, the “Interest Reserve”). The Interest Reserve Account shall be under the sole dominion, control and direction of the Administrative Agent, for the benefit of the Lender Parties, and neither Wells Timberland nor any other Loan Party shall have any rights to control the use of, or any right to withdraw any amount from, the Interest Reserve Account, and Wells Timberland and each other Loan Party acknowledge that the Domestic Account Bank shall comply only with instructions originated by the Administrative Agent without further consent by any of Wells Timberland or the other Loan Parties. Notwithstanding the foregoing, funds of Wells Timberland which are deposited in the Interest Reserve Account may at the direction of Wells Timberland, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by the Borrowers in the making of any such Cash Equivalent Investments. Except as provided below for periods in which the Loan to Value Ratio is less than 30%, the Borrowers shall be required to maintain an Interest Reserve representing approximately six-months interest on the Loans (as determined by the Borrowers and approved by the Administrative Agent), which shall be funded from the Receipt Waterfall, if necessary. During periods in which the Loan to Value Ratio is less than 30%, the Borrowers shall be required to maintain an Interest Reserve representing approximately three-months interest on the Loans (as determined by the Borrowers and approved by the Administrative Agent), which shall be funded from the Receipt Waterfall, if necessary. If and when the Interest Reserve Account is reduced to a level of approximately three-months interest on the Loans, as provided in the immediately preceding sentence, any excess funds in the Interest Reserve Account at such time shall be deposited directly into the Receipt Account for application in accordance with the Receipt Waterfall. An Event of Default shall not result hereunder if the applicable Interest Reserve is not maintained as a result of insufficient funds being available from the Receipt Waterfall (it being understood that, notwithstanding the foregoing, compliance with the Fixed Charge Coverage Ratio is a separate and independent covenant that the Borrowers are required to comply with as herein provided). If at any time the Borrowers fail to pay accrued interest on the Loans when due, the Administrative Agent may in its sole discretion, without notice to or any consent by the

Borrowers, apply amounts on deposit in the Interest Reserve Account to pay such interest, and the Borrowers, subject to the terms of the Receipt Waterfall, shall be required to deposit into the Interest Reserve Account an amount so that, in the determination of the Borrowers (subject to the approval of the Administrative Agent), approximately six-months of accrued interest (or three-months of accrued interest if the then applicable Loan to Value Ratio is less than 30%) on the Loans is on deposit therein. All interest which accrues on the Interest Reserve shall be taxable to the Borrowers, and shall be retained in the Interest Reserve Account until the Interest Reserve is fully funded, at which time amounts in the Interest Reserve exceeding six-months of interest or three-months of interest (as applicable) on the Loans (as determined by the Borrowers and approved by the Administrative Agent) shall be transferred to the Receipt Account and applied as provided in Section 9.3.

(b) To secure the full and punctual payment and performance of all the Obligations, Wells Timberland and each of the other Loan Parties hereby grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to all of Wells Timberland’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Interest Reserve Collateral”):

(i) the Interest Reserve Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Interest Reserve Account, including, without limitation, all deposits or wire transfers made to the Interest Reserve Account, and any and all Interest Reserve Collateral;

(ii) any and all amounts on deposit in the Interest Reserve Account that are invested in Cash Equivalent Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (a), (b) or (c), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

The Administrative Agent and the Domestic Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(c) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the Interest Reserve Collateral as are provided for in any of the Loan Documents, the U.C.C. and other applicable Law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the Interest Reserve Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in

Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(d) Wells Timberland and each other Loan Party hereby irrevocably constitute and appoint the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of Wells Timberland with respect to the Interest Reserve Collateral, and do in the name, place and stead of Wells Timberland, all such acts, things and deeds for and on behalf of and in the name of Wells Timberland, which Wells Timberland is required to do hereunder or under the other Loan Documents, or which the Domestic Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the Interest Reserve Collateral or otherwise received in or for deposit in the Interest Reserve Account, (ii) endorse Wells Timberland’s name upon any item of payment constituting Interest Reserve Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in Interest Reserve Account, and (iii) sign Wells Timberland’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Wells Timberland hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 7.1.13 Wells TRS Subsidiary Account.

(a) Each of the Borrowers, Wells TRS Subsidiary and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, Wells TRS Subsidiary has established and will maintain a deposit account at the Domestic Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “Wells TRS Subsidiary Account” (said account, and any account replacing the same in accordance with this Agreement, the “Wells TRS Subsidiary Account”), and into which Wells TRS shall deposit all amounts that are payable to it from any source whatsoever. Wells TRS Subsidiary and the other Loan Parties acknowledge that the Domestic Account Bank may comply with instructions originated by the Administrative Agent without further consent by Wells TRS Subsidiary or any of the other Loan Parties. Funds of Wells TRS Subsidiary which are deposited in the Wells TRS Subsidiary Account may at the direction of Wells TRS Subsidiary, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by Wells TRS Subsidiary in the making of any such Cash Equivalent Investments.

(b) To secure the full and punctual payment and performance of all the Obligations, Wells TRS Subsidiary hereby grants to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to all of Wells TRS Subsidiary’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Wells TRS Subsidiary Account Collateral”):

(i) The Wells TRS Subsidiary Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Wells TRS Subsidiary Account, including, without limitation, all deposits or wire transfers made to the Wells TRS Subsidiary Account;

(ii) any and all amounts on deposit in the Wells TRS Subsidiary Account that are invested in Cash Equivalent Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (a), (b) or (c), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

The Administrative Agent and the Domestic Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(c) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the Wells TRS Subsidiary Account Collateral as are provided for in any of the Loan Documents, the U.C.C. and other applicable Law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the Wells TRS Subsidiary Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(d) Wells TRS Subsidiary and each other Loan Party hereby irrevocably constitute and appoint the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of Wells TRS Subsidiary with respect to the Wells TRS Subsidiary Account Collateral, and do in the name, place and stead of Wells TRS Subsidiary, all such acts, things and deeds for and on behalf of and in the name of Wells TRS Subsidiary, which Wells TRS Subsidiary is required to do hereunder or under the other Loan Documents, or which the Domestic Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the Wells TRS Subsidiary Account Collateral or otherwise received in or for deposit in the Wells TRS Subsidiary Account, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of Wells TRS Subsidiary Account Collateral are sent or received, (iii) endorse Wells TRS Subsidiary’s name upon any items of payment in respect of account receivables or constituting Wells TRS Subsidiary Account Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in Wells TRS Subsidiary Account, (iv) endorse Wells TRS Subsidiary’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Wells TRS Subsidiary Account Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (e) sign Wells TRS Subsidiary’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Wells TRS Subsidiary hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 7.1.14 Revenue Account.

(a) Each of the Borrowers and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, Wells Timberland has established and will maintain a deposit account at the Domestic Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “Revenue Account” (said account, and any account replacing the same in accordance with this Agreement, the “Revenue Account”). Wells Timberland shall cause and direct all amounts that are payable to it, including under the Master Stumpage Agreement from the harvesting of Timber, lease revenues, Net Collateral Disposition Proceeds in excess of Cost Basis Collateral Disposition Proceeds, payments under the LTC Lease Support Agreement (other than LTC Lease Disposition Proceeds), Timber Lease Termination Proceeds (to the extent such Timber Lease Termination Proceeds are not required to be applied to prepay the outstanding principal amount of the Loans pursuant to clause (b) of Section 3.1.2) and all other revenues from the ownership and operation of the Collateral to be deposited directly in the form received into the Revenue Account. Wells HBU shall cause and direct all amounts that are payable to it, including lease revenues, Net Collateral Disposition Proceeds in excess of Cost

Basis Collateral Disposition Proceeds and all other revenues from the ownership and operation of the Collateral to be deposited directly in the form received into the Revenue Account. Wells TRS Subsidiary shall pay directly into the Revenue Account, as and when due, all amounts owing by it to Wells Timberland pursuant to the Master Stumpage Agreement or otherwise. Wells Timberland, Wells HBU and each other Loan Party represents, warrants and covenants that except for the Revenue Account, the Interest Reserve Account, the Wells TRS Subsidiary Account, the Receipt Account, the Expense Account and the Working Capital Account, there are no other accounts into which revenues from the ownership and operation of the Collateral are deposited or held. So long as any Obligations shall be outstanding, none of Wells Timberland, Wells HBU or any other Loan Party shall open any accounts for the deposit of revenues from the ownership and operation of the Collateral other than the accounts listed in the immediately preceding sentence. Wells Timberland and the other Loan Parties acknowledge that the Domestic Account Bank may comply with instructions originated by the Administrative Agent without further consent by any of Wells Timberland or the other Loan Parties. Funds of Wells Timberland and Wells HBU which are deposited in the Revenue Account may at the direction of Wells Timberland, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by Wells Timberland or Wells HBU in the making of any such Cash Equivalent Investments.

(b) To secure the full and punctual payment and performance of all the Obligations, Wells Timberland hand each of the other Loan Parties hereby grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to all of Wells Timberland’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Revenue Account Collateral”):

(i) The Revenue Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Revenue Account, including, without limitation, all deposits or wire transfers made to the Revenue Account;

(ii) any and all amounts on deposit in the Revenue Account that are invested in Cash Equivalent Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (a), (b) or (c), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

The Administrative Agent and the Domestic Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(c) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the Revenue Account Collateral as are provided for in any of the Loan Documents, the U.C.C. and other applicable Law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the Revenue Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(d) Wells Timberland and each other Loan Party hereby irrevocably constitute and appoint the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of Wells Timberland or any other Loan Party with respect to the Revenue Account Collateral, and do in the name, place and stead of Wells Timberland or any other Loan Party, all such acts, things and deeds for and on behalf of and in the name of Wells Timberland or any other Loan Party, which Wells Timberland or any other Loan Party is required to do hereunder or under the other Loan Documents, or which the Domestic Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the Revenue Account Collateral or otherwise received in or for deposit in the Revenue Account, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of Revenue Account Collateral are sent or received, (iii) endorse Wells Timberland’s name upon any items of payment in respect of account receivables or constituting Revenue Account Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in Revenue Account, (iv) endorse Wells Timberland’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Revenue Account Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (e) sign Wells Timberland’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Wells Timberland hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 7.1.15 Domestic Equity Raise Account.

(a) Each of the Borrowers, Wells REIT and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, Wells REIT has established and will maintain a deposit account at the Domestic Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “Domestic Equity Raise Account” (said account, and any account replacing the same in accordance with this Agreement, the “Domestic Equity Raise Account”) and into which Wells REIT shall direct all cash equity raised by, contributed to or received by Wells REIT or any other Loan Party in the United States (collectively, “Domestic Equity Raises”) to be directly deposited. Each Borrower and other Loan Party represents, warrants and covenants that except for the Domestic Equity Raise Account and the Receipt Account, there are no other accounts into which Domestic Equity Raises are deposited. So long as any Obligations shall be outstanding, neither the Borrowers nor any other Loan Party shall open any other accounts for the deposit of Domestic Equity Raises. Wells REIT and the other Loan Parties acknowledge that the Domestic Account Bank may comply with instructions originated by the Administrative Agent without further consent by any of Wells REIT or other Loan Parties. Domestic Equity Raises which are deposited in the Domestic Equity Raise Account may at the direction of Wells REIT, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by Wells REIT in the making of any such Cash Equivalent Investments.

(b) To secure the full and punctual payment and performance of all the Obligations, Wells REIT and each of the other Loan Parties hereby grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to all of Wells REIT’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Domestic Equity Raise Account Collateral”):

(i) The Domestic Equity Raise Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Domestic Equity Raise Account, including, without limitation, all deposits or wire transfers made to the Domestic Equity Raise Account;

(ii) any and all amounts on deposit in the Domestic Equity Raise Account that are invested in Cash Equivalent Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (a), (b) or (c), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

The Administrative Agent and the Domestic Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(c) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the Domestic Equity Raise Account Collateral as are provided for in any of the Loan Documents, the U.C.C. and other applicable Law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the Domestic Equity Raise Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(d) Wells REIT and each other Loan Party hereby irrevocably constitute and appoint the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of Wells REIT with respect to the Domestic Equity Raise Account Collateral, and do in the name, place and stead of Wells REIT, all such acts, things and deeds for and on behalf of and in the name of Wells REIT, which Wells REIT is required to do hereunder or under the other Loan Documents, or which the Domestic Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the Domestic Equity Raise Account Collateral or otherwise received in or for deposit in the Domestic Equity Raise Account, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of Domestic Equity Raise Account Collateral are sent or received, (iii) endorse Wells REIT’s name upon any items of payment in respect of account receivables or constituting Domestic Equity Raise Account Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in Domestic Equity Raise Account, (iv) endorse Wells REIT’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Domestic Equity Raise Account Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (e) sign Wells REIT’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Wells REIT hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 7.1.16 Working Capital Account.

(a) Each of the Borrowers and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, Wells Timberland has established and will maintain an account with the Securities Intermediary for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “Working Capital Account” (said account, and any account replacing the same in accordance with this Agreement, the “Working Capital Account”). Wells Timberland agrees to apply all amounts in the Working Capital Account exclusively to the payment of the Permitted Affiliate Fees and other ordinary course operating expenses set forth in the most recently approved operating expense budget and not otherwise expressly prohibited by the terms of this Agreement. Wells Timberland and the other Loan Parties acknowledge that the Securities Intermediary may comply with instructions originated by the Administrative Agent without further consent by Wells Timberland or any of the other Loan Parties. All investment property, security entitlements and other financial assets which are credited to the Working Capital Account may at the direction of Wells Timberland, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by Wells Timberland in the making of any such Cash Equivalent Investments.

(b) To secure the full and punctual payment and performance of all the Obligations, Wells Timberland and each of the other Loan Parties hereby grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to all of Wells Timberland’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Working Capital Account Collateral”):

(i) The Working Capital Account and all cash, securities, instruments, investment property, security entitlements, and other financial assets credited to or held in the Working Capital Account at any time and from time to time;

(ii) any and all amounts credited to the Working Capital Account that are invested in Cash Equivalent Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (a), (b) or (c), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

The Administrative Agent and the Securities Intermediary, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(c) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the Working Capital Account Collateral as are provided for in any of the Loan Documents, the U.C.C. and other applicable Law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the Working Capital Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(d) Wells Timberland and each other Loan Party hereby irrevocably constitute and appoint the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of Wells Timberland with respect to the Working Capital Account Collateral, and do in the name, place and stead of Wells Timberland, all such acts, things and deeds for and on behalf of and in the name of Wells Timberland, which Wells Timberland is required to do hereunder or under the other Loan Documents, or which the Securities Intermediary or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the Working Capital Account Collateral or otherwise received in or credited to the Working Capital Account, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of Working Capital Account Collateral are sent or received, (iii) endorse Wells Timberland’s name upon any items of payment in respect of account receivables or constituting Working Capital Account Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and cause the same to be credited to the Working Capital Account, (iv) endorse Wells Timberland’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Working Capital Account Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (e) sign Wells Timberland’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Wells Timberland hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 7.1.17 Expense Account.

(a) Each of the Borrowers and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, Wells Timberland has established and will maintain a deposit account at the Domestic Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “Expense Account” (said account, and any account replacing the same in accordance with this Agreement, the “Expense Account”). By 11:00 a.m. on each Receipt Waterfall Date, funds on deposit in the Revenue Account shall be used to fund the Expense Account to an amount sufficient to cover all ordinary course operating expenses for the immediately following month as set forth in the most recently approved operating budget. Wells Timberland agrees to apply all amounts in the Expense Account exclusively to the payment of such ordinary course operating expenses. Wells Timberland and the other Loan Parties acknowledge that the Domestic Account Bank may comply with instructions originated by the Administrative Agent without further consent by Wells Timberland or any of the other Loan Parties. Funds which are deposited in the Expense Account may at the direction of Wells Timberland, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by Wells Timberland in the making of any such Cash Equivalent Investments.

(b) To secure the full and punctual payment and performance of all the Obligations, Wells Timberland hereby grants to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to all of Wells Timberland’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Expense Account Collateral”):

(i) The Expense Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Expense Account, including, without limitation, all deposits or wire transfers made to the Expense Account;

(ii) any and all amounts on deposit in the Expense Account that are invested in Cash Equivalent Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (a), (b) or (c), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

The Administrative Agent and the Domestic Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(c) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the Expense Account Collateral as are provided for in any of the Loan Documents, the U.C.C. and other applicable Law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the Expense Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(d) Wells Timberland and each other Loan Party hereby irrevocably constitute and appoint the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of Wells Timberland with respect to the Expense Account Collateral, and do in the name, place and stead of Wells Timberland, all such acts, things and deeds for and on behalf of and in the name of Wells Timberland, which Wells Timberland is required to do hereunder or under the other Loan Documents, or which the Domestic Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the Expense Account Collateral or otherwise received in or for deposit in the Expense Account, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of Expense Account Collateral are sent or received, (iii) endorse Wells Timberland’s name upon any items of payment in respect of account receivables or constituting Expense Account Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in Expense Account, (iv) endorse Wells Timberland’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Expense Account Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (e) sign Wells Timberland’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Wells Timberland hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 7.1.18 International Equity Raise Account.

(a) Each of the Borrowers, Wells REIT and each other Loan Party acknowledges and confirms that, on or before the date hereof and pursuant to the terms of this Agreement, Wells REIT has established and will maintain a deposit account at the International Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “International Equity Raise Account” (said account, and any account replacing the same in accordance with this Agreement, the “International Equity Raise Account”) and into which Wells REIT shall direct all cash equity raised by, contributed to or received by Wells REIT or any other Loan Party outside of the United States (collectively, “International Equity Raises”) to be directly deposited. Each Borrower and other Loan Party represents, warrants and covenants that except for the International Equity Raise Account and the Receipt Account, there are no other accounts into which International Equity Raises are deposited. So long as any Obligations shall be outstanding, neither the Borrowers nor any other Loan Party shall open any other accounts for the deposit of International Equity Raises. Wells REIT and the other Loan Parties acknowledge that the International Account Bank may comply with instructions originated by the Administrative Agent without further consent by any of Wells REIT or other Loan Parties. International Equity Raises which are deposited in the International Equity Raise Account may at the direction of Wells REIT, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by Wells REIT in the making of any such Cash Equivalent Investments.

(b) To secure the full and punctual payment and performance of all the Obligations, Wells REIT and each of the other Loan Parties hereby grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to all of Wells REIT’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “International Equity Raise Account Collateral”):

(i) The International Equity Raise Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the International Equity Raise Account, including, without limitation, all deposits or wire transfers made to the International Equity Raise Account;

(ii) any and all amounts on deposit in the International Equity Raise Account that are invested in Cash Equivalent Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clauses (a), (b) or (c), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

The Administrative Agent and the International Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

(c) In addition to the rights and remedies provided in Article VIII and elsewhere herein, if any Event of Default has occurred and is continuing, the Administrative Agent shall have all rights and remedies pertaining to the International Equity Raise Account Collateral as are provided for in any of the Loan Documents, the U.C.C. and other applicable Law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of any Event of Default, the Administrative Agent in its sole and absolute discretion, may use the International Equity Raise Account Collateral (or any portion thereof) for any purpose, including but not limited to any combination of the following: (i) payment of any of the Obligations, in the order set forth in Section 8.7; provided, that such application of funds shall not cure or be deemed to cure any Default or Event of Default but shall reduce the Obligations to the extent of any such repayment; and (ii) reimbursement of the Administrative Agent or any Lender for any losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default.

(d) Wells REIT and each other Loan Party hereby irrevocably constitute and appoint the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of Wells REIT with respect to the International Equity Raise Account Collateral, and do in the name, place and stead of Wells REIT, all such acts, things and deeds for and on behalf of and in the name of Wells REIT, which Wells REIT is required to do hereunder or under the other Loan Documents, or which the International Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (i) take control in any manner of any item of payment in respect of the International Equity Raise Account Collateral or otherwise received in or for deposit in the International Equity Raise Account, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of International Equity Raise Account Collateral are sent or received, (iii) endorse Wells REIT’s name upon any items of payment in respect of account receivables or constituting International Equity Raise Account Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in International Equity Raise Account, (iv) endorse Wells REIT’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other International Equity Raise Account Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (e) sign Wells REIT’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Wells REIT hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

SECTION 7.1.19 Post-Closing Matters.

(a) Not later than thirty (30) days after the Funding Date, the Borrowers shall have entered into, with a Lender or other Person reasonably satisfactory to the Administrative Agent, a Rate Protection Agreement or Rate Protection Agreements in amount, type and term satisfactory to the Administrative Agent. All Rate Protection Agreements shall be unsecured unless the counterparty is a Lender, an Affiliate of a Lender or a Person that was a Lender or an Affiliate of a Lender at the time such Rate Protection Agreement was entered into, in which case the obligations under each such Rate Protection Agreement shall be secured pro rata with all the other Obligations hereunder.

(b) Not later than sixty (60) days after the Funding Date and then at the end of each three-month period thereafter, either:

(i) the Administrative Agent shall have received, with respect to at least eighty percent (80%) of property subject to the PLM Leases on which final harvest has not occurred, either (A) a Landlord Estoppel Certificate duly executed by the relevant landlords or (B) certification that all payments due and payable during the immediately following three-months have been paid to the relevant landlords; or

(ii) the Administrative Agent shall have received:

(X) a certified list of those PLM Leases on which final harvest has not occurred that do not meet the requirements of subclause (A) or subclause (B) of clause (i) above;

(Y) a certified schedule containing the amounts and due dates of all payments due and payable during the immediately following twelve-month period with respect to those PLM Leases on which final harvest has not occurred that do not meet the requirements of subclause (A) or subclause (B) of clause (i) above; and

(Z) evidence that Wells Timberland has sufficient funds in the Working Capital Account to make each of the payments referred to in subclause (Y) of this clause (ii) that are due and payable during the immediately following twelve-months.

(c) Not later than sixty (60) days after the Funding Date, the Administrative Agent shall have received a satisfactory good standing certificate for Wells HBU from the Department of Revenue of the State of Alabama.

(d) Not later than fifteen (15) days after the Funding Date, or such later date if necessary because of delays not attributable to actions or lack of actions by any of the Loan Parties, any of their affiliates or any of their advisors, the Administrative Agent shall have received a duly executed Deposit Account Control Agreement from the Domestic Account Bank and each other Deposit Account Bank, as applicable, with respect to the Receipt Account, the Interest Reserve Account, the Wells TRS Subsidiary Account, the Revenue Account, the Domestic Equity Raise Account, the Expense Account and each other deposit account maintained by the Borrowers, Wells TRS Subsidiary and Wells HBU. Furthermore, notwithstanding anything contained in this Agreement or any of the other Loan Documents to the contrary, until the Administrative Agent has received a satisfactory and duly executed Deposit Account Control Agreement from the Domestic Account Bank with respect to the Receipt Account, no funds shall be deposited into the Receipt Account.

(e) Notwithstanding anything contained in this Agreement or any of the other Loan Documents to the contrary, before any funds are deposited into the International Equity Raise Account, the Administrative Agent shall have received a satisfactory and duly executed Deposit Account Control Agreement from the International Account Bank with respect to the International Equity Raise Account.

SECTION 7.2 Negative Covenants. Each of the Borrowers and each other Loan Party agree with each Lender Party that, until all the Obligations have been paid in full in cash and performed in full, each of the Borrowers and each other Loan Party will perform the obligations set forth in this Section.

SECTION 7.2.1 Business Activities.

The Borrowers and each of the other Loan Parties will not engage in any business activity, except those business activities described in Section 6.24.1 and in the recitals.

SECTION 7.2.2 Indebtedness.

Neither of the Borrowers nor any of the other Loan Parties will create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a) Indebtedness in respect of the Loans;

(b) Contingent Liabilities of Wells REIT and Wells TRS, in the form of limited recourse guarantees in form and substance satisfactory to the Administrative Agent, in each case with respect to Indebtedness incurred pursuant to any Unrestricted Timber Transaction pursuant to the definition thereof;

(c) Indebtedness with respect to cash management and similar arrangements in the ordinary course of business; and

(d) Indebtedness with respect to Rate Protection Agreements permitted pursuant to Section 7.2.21.

SECTION 7.2.3 Liens.

Neither of the Borrowers nor any of the other Loan Parties will create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations and granted pursuant to any Loan Document in favor of the Administrative Agent;

(b) with respect to the Real Property, Liens listed as exceptions on Schedule B of the title insurance with respect thereto that have been approved by the Administrative Agent;

(c) Liens for taxes, assessments or other charges or levies of any Governmental Authority not at the time delinquent or being diligently contested in good faith by appropriate proceedings which suspends enforcement of such Liens and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d) easements, rights of way and similar restrictions that (i) arise in the ordinary course of business of Wells Timberland and Wells HBU, (ii) are not in a substantial amount and (iii) do not in any respect materially impair the value or usefulness of the Real Property; and

(e) judgment Liens which do not result in an Event of Default under Section 8.1.6;

In addition, Wells Partnership shall not permit there to be a Lien on any of its Equity Interests.

SECTION 7.2.4 Financial Covenants.

(a) At the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2010, the Fixed Charge Coverage Ratio shall not be less than 1.05:1.00.

(b) On and after December 31, 2010, at the end of each Fiscal Quarter and upon the sale of any Real Property in accordance with the terms of this Agreement, the Loan to Value Ratio may not exceed 50%.

SECTION 7.2.5 Investments; Change in Capital Structure.

(a) Neither of the Borrowers nor any other Loan Party will make, incur, assume or suffer to exist (or agree to do any of the foregoing) any Investment in any other Person, except (i) investments set forth on Item 6.8 (“Initial Capitalization”) of the Disclosure Schedule, (ii) Investments by Wells REIT, Wells Partnership and Wells TRS in Unrestricted Timber Subsidiaries in connection with Unrestricted Timber Transactions, (iii) Rate Protection Agreements permitted pursuant to Section 7.2.21 and (iv) Investments in AgSouth Equity Interests as provided in Section 11.22.

(b) Neither of the Borrowers nor any other Loan Party will make any change in its capital structure or ownership, including entering into any partnership, joint venture or similar relationship, except (i) as provided in the preceding clause (a) and (ii) in connection with Equity Raises by Wells REIT.

SECTION 7.2.6 Restricted Payments.

Neither of the Borrowers nor any other Loan Party will (notwithstanding the terms of any Organizational Document or any other agreement or instrument), (i) declare, pay or make on any of its Equity Interests (or any warrants, options or other rights with respect thereto) any dividend, distribution or other payment, whether on account of the purchase, redemption, sinking or analogous fund, retirement, defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split-ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any other Loan Party to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund or other retirement of, any such Equity Interests (or any options, warrants or other rights with respect thereto); or (ii) make any payment, loan, advance, contribution or other transfer of funds or property to any holder of its Equity Interests; provided, however, that (x) any Subsidiary of Wells TRS Subsidiary, Wells HBU or Wells Timberland may make dividends, distributions and other payments to each of them and (y) if no Default or Event of Default has occurred and is continuing or would result from the taking of any actions pursuant to this clause, (A) Wells TRS Subsidiary and Wells HBU may make dividends and distributions and other payments to Wells TRS, (B) Wells Timberland may make intercompany loans, dividends and distributions and other payments to Wells Partnership, (C) Wells TRS may make dividends, distributions and other payments to Wells Partnership, (D) Wells REIT may redeem from any individual shareholder, within two years of his death or disability (as defined from time to time in the United States Social Security Act of 1965, U.S.C. Sections 601-687), all or any part of his Equity Interests in Wells REIT, (E) once Wells REIT has qualified as a real estate investment trust under the Code (“REIT Status”), Wells Partnership may make dividends, distributions and other payments to Wells REIT and Wells REIT may make dividends, distributions and other payments to its shareholders, in each case, as required for Wells REIT to maintain REIT Status and (F) subject to the terms and conditions of the Receipt Waterfall and in accordance with the Receipt Waterfall, Wells Partnership may make dividends, distributions and other payments to Wells REIT and Wells REIT may make dividends, distributions and other payments to its shareholders or redeem Equity Interests of its individual shareholders (1) pursuant to the share redemption plan adopted by Wells REIT’s board of directors and (2) otherwise at the discretion of Wells REIT’s board of directors.

SECTION 7.2.7 Take or Pay Contracts.

Neither of the Borrowers nor any other Loan Party will enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrowers or any other Loan Party regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

SECTION 7.2.8 Mergers, Asset Acquisitions, etc.

Neither of the Borrowers nor any other Loan Party will (or agree to), liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or establish, purchase, lease or otherwise acquire (in each case in one transaction or series of transactions) all or any part of the assets or Equity Interests of any Person (or of any division thereof), other than (a) Investments by the Borrowers and the other Loan Parties permitted by Section 6.8 comprising the Equity Interests of Persons referred to therein, (b) transactions permitted by Section 7.2.5, (c) and the acquisition of assets that (i) are to be utilized in the ordinary course of the business of the Borrowers accordance with Section 7.2.1 and (ii) are from the amounts paid to the Borrowers pursuant to clause (a)(viii)(B) and clause (a)(viii)(C) of Section 9.3 and (d) subject to the other terms of this Agreement, the purchase or lease of additional real property pursuant to an Unrestricted Timber Transaction.

SECTION 7.2.9 Asset Dispositions, etc.

Neither of the Borrowers nor any other Loan Party will sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions), or grant options, warrants or other rights with respect to (in each case in one transaction or series of related transactions, whether voluntary or involuntary), all or any part of its assets or property, except:

(a) the sale of Timber in accordance with the conditions of clause (m) of Section 7.1.11;

(b) the sale of Land, provided, that (i) such sales are conducted pursuant to and in accordance with the applicable restrictions contained in the Master Stumpage Agreement without giving effect to any waivers with respect to such restrictions that have not been approved by the Required Lenders, (ii) all the related Cost Basis Collateral Disposition Proceeds are applied to prepay the Loans in accordance with clause (b) of Section 3.1.2 and (iii) all the related Net Collateral Disposition Proceeds in excess of such Cost Basis Collateral Disposition Proceeds are deposited in the Revenue Account for further deposit into the Receipt Account and application in accordance with the Receipt Waterfall;

(c) in the ordinary course of business the sale or disposition of worn-out or obsolete equipment;

(d) pursuant to any Unrestricted Timber Transaction, each relevant Unrestricted Timber Subsidiary may do any of the foregoing in accordance with the terms of the relevant Unrestricted Timber Transaction; and

(e) the sale by Wells Timberland to CTB of carbon dioxide offset credits derived from up to 50,000 acres of timberland (the “Carbon Credit Acreage”) pursuant to the Carbon Storage Agreement; provided, however, that the Administrative Agent, for the benefit of the Lender Parties, shall continue to have a first priority Lien on and security interest in the Carbon Credit Acreage unaffected by the Carbon Storage Agreement, any other documents or instruments delivered or recorded in connection therewith or the transactions contemplated thereby and superior to any interest created in favor of CTB pursuant to the foregoing;

(f) in the ordinary course of business, the sale of fuel wood residue materials such as tree branches, tree tops and other wood residue inherent or resulting from the harvesting of timber (collectively, “Fuel Wood Residue”);

(g) in order to maintain REIT Status or for other legitimate corporate or business purposes, the transfer of Fuel Wood Residue by way of contribution, assignment or other conveyance from one Loan Party to another Loan Party prior to the sale of such Fuel Wood Residue to a third party as permitted by clause (f); and

(h) subject to the terms and conditions hereof, including, without limitation, clause (x) of Section 7.1.11, the termination of Timber Leases.

SECTION 7.2.10 Modification of Certain Agreements.

(a) Subject to clause (b) and other applicable terms, neither of the Borrowers nor any other Loan Party will consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any of their Organizational Documents or any Transaction Document which in any case:

(i) is contrary to the terms of this Agreement or any other Loan Document;

(ii) could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same;

(iii) results in the imposition or expansion in any material respect of any restriction or burden on the Borrowers or any other Loan Party;

(iv) reduces in any material respect any rights or benefits of the Borrowers or any other Loan Party; or

(v) could reasonably be expected to result in a Material Adverse Effect.

(b) Neither of the Borrowers nor any other Loan Party will consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, (i) the Wells Timberland Operating Agreement or (ii) the MW Supply Agreements in a manner contrary to clause (l) of Section 7.1.11.

SECTION 7.2.11 Transactions with Related Parties.

Except for the Transactions Documents and the other Material Agreements listed on Item 1.1(b) (“Material Agreements”) of the Disclosure Schedule, neither of the Borrowers nor any other Loan Party will enter into, or cause, suffer or permit to exist any arrangement or contract with, any of its Related Parties unless such arrangement or contract:

(a) is not otherwise prohibited by this Agreement or the other Loan Documents;

(b) (i) is in the ordinary course of business of the Borrowers, (ii) is on fair and reasonable terms and (iii) is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of a Borrower or any other Loan Party with a Person which is not one of its Related Parties;

(c) is for the payment of fees and compensation paid to, and customary indemnities and reimbursements provided on behalf of, officers, directors, employees and agents of either of the Borrowers or any other Loan Party.

SECTION 7.2.12 Negative Pledges, Restrictive Agreements, etc.

Neither of the Borrowers nor any of the other Loan Parties will enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:

(a) their ability to comply with and perform their Obligations;

(b) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, provided that, with respect to each Unrestricted Timber Transaction, Wells REIT and Wells TRS may be subject to any of such restrictions solely as it relates to each such Unrestricted Timber Transaction;

(c) the ability of the Borrowers or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document; or

(d) the ability of any Subsidiary of a Borrower, Wells TRS Subsidiary or Wells HBU to make any payments, directly or indirectly, to the Borrowers, Wells TRS Subsidiary or Wells HBU by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to the Borrowers, Wells TRS Subsidiary or Wells HBU.

SECTION 7.2.13 Management Fees, Expenses, etc.

Neither of the Borrowers nor any other Loan Party will:

(a) pay management, advisory, consulting, director or other similar fees, other than:

(i) fees payable to the Administrative Agent, the Lenders or any of their Affiliates;

(ii) fees payable to non-Affiliate consultants engaged on arm’s-length basis as approved by the Board of Directors of the applicable Borrower or any other Loan Party;

(iii) director fees and reimbursement of out-of-pocket expenses incurred in connection with attending Board of Director meetings, in an aggregate amount not to exceed $250,000 in any Fiscal Year; or

(iv) the Wells Asset Management Fees.

(b) reimburse employees or any Affiliates for any expenses unless the same is incurred in the ordinary course of business of the Borrowers and each other Loan Party and is reasonable.

SECTION 7.2.14 Limitation on Sale and Leaseback Transactions.

Neither of the Borrowers nor any other Loan Party will enter into any arrangement with any Person whereby in a substantially contemporaneous transaction the Borrowers or any of the other Loan Parties sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

SECTION 7.2.15 Fiscal Year End, etc.

No Borrower will, or will permit any other Loan Party to, change their Fiscal Year. In addition, except as required by GAAP neither the Borrowers nor any other Loan Party shall make any significant change in its accounting treatment or reporting practices.

SECTION 7.2.16 ERISA.

Neither the Borrowers, any of the other Loan Parties nor any Affiliate thereof shall establish any Pension Plan or Multiemployer Plan, or shall enter into any arrangements that could be expected to require the Borrowers, any other Loan Party or any Affiliate thereof to contribute to any Pension Plan or Multiemployer Plan. Neither the Borrowers nor any other Loan Party shall have any ERISA Affiliates and shall not be an ERISA Affiliate of any other Person.

SECTION 7.2.17 Account Control Agreements.

(a) After the fifteenth (15th) day following the Funding Date, or such later date as extended by clause (d) of Section 7.1.19, none of the Borrowers, Wells TRS, Wells TRS Subsidiary or Wells HBU will have any bank account unless the same is subject to a Deposit Account Control Agreement with the Domestic Account Bank or another Deposit Account Bank.

(b) None of the Borrowers, Wells TRS, Wells TRS Subsidiary or Wells HBU will have any securities account unless the same is subject to a Securities Account Control Agreement with the Securities Intermediary

SECTION 7.2.18 Timber Negative Covenants.

(a) Timber Sale, Harvesting and Stumpage Agreements. Other than the MW Supply Agreements, without the prior approval of the Administrative Agent, the Borrowers shall not enter into, and the Timberland shall not be subject to, any contracts or agreements (whether written or oral) for the cutting, sale, removal or disposition of Timber which have: (i) a term (including renewal options but excluding extensions for weather) of more than one year, (ii) a sale price of less than then current fair market value or (iii) terms and conditions inconsistent with the then current approved Harvest Plan or the requirements of this Agreement.

(b) Restrictions on Grazing and Use of Fire. Wells Timberland shall not permit the grazing of livestock on the Timberland except with the consent of the Administrative Agent, provided, that, in no event shall the grazing of the livestock be injurious to forest regeneration, soils or forest growth. The application of fire in a controlled manner for the benefit of Timber production (“prescribed burning”) shall not be utilized in the management of the Timberland unless (i) local fire protection agencies are notified and all fire protection and other applicable Laws are followed, (ii) appropriate equipment and trained personnel are available and utilized, (iii) fire is applied only when weather conditions are favorable and (iv) the prescribed burning area is isolated from other areas by appropriate natural or manmade fire breaks.

(c) Coal, Oil, Gas and Other Minerals. Wells Timberland shall not hold and shall not permit any other Person to hold for Wells Timberland’s benefit or as Wells Timberland’s agent, whether directly or indirectly, any permit or license which permits the exploration, extraction, mining, processing, production, storage, transportation or handling of any coal, oil, gas or any other mineral (collectively, “Mineral Activity”) with respect to the Timberlands.

(i) Except as permitted hereby, Wells Timberland shall not undertake or operate or cause or permit to be undertaken or operated for its benefit or by its agent, or under any lease of the Real Property, whether directly or indirectly, any Mineral Activity.

(ii) Any Mineral Activity on the Timberland, with respect to minerals owned by Wells Timberland, if any, shall be carried out by third party (not Affiliates of either of the Borrowers or any other Loan Party) tenants under bona fide leases (collectively, “Mineral Leases”) which, to the extent not in existence on the date of this Agreement, shall be in form and substance reasonably acceptable to the Administrative Agent and shall contain covenants by the tenant to comply with all applicable Laws, including without limitation, Environmental Laws, and an agreement by the tenant to indemnify, defend and hold harmless the Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns against any loss, claims or damage, including legal fees, arising from any breach of its Mineral Lease or liability arising from such tenant’s activity or presence on the Timberland (including as a result of a violation of any Environmental Laws).

(iii) Wells Timberland shall (A) reasonably inspect and monitor the activities of all tenants under the Mineral Leases, if any, to assure compliance in all material respects with the terms and conditions of the Mineral Leases, (B) enforce the material terms and conditions of the Mineral Leases and cause the tenants thereunder to comply with all material terms and conditions of the Mineral Leases and (C) assure that all Mineral Activity complies in all material respects with all Environmental Laws in the manner set forth in Section 7.1.6. Wells Timberland shall furnish to the Administrative Agent, promptly following a request therefor, copies of its records with regard to the compliance by tenants with all material terms and conditions of the Mineral Leases.

(iv) Any Mineral Activity on the Timberlands permitted hereunder shall not be undertaken or permitted by Wells Timberland, except in such manner that none of the Administrative Agent or the Lenders shall be liable in any event for any of such activities under applicable Environmental Laws, including claims based upon the existence of any Hazardous Material, non-hazardous wastes, discoloration or degradation of any water or streams, interference with the bed of any stream or the natural flow thereof, reclamation or revegetation. Wells Timberland shall assure that all reclamation and revegetation of the Timberland that is conducted as a result of any Mineral Lease be timely completed in accordance with applicable Environmental Laws, other Laws and applicable Best Management Practices.

(v) Without limiting Section 7.1.6, in connection with the Mineral Activity, the Borrowers and the other Loan Parties shall, to the extent required by applicable Environmental Laws, clean up, or cause to be cleaned up, any Hazardous Material or nonhazardous waste materials held, released, spilled, abandoned or placed upon the Timberland or released into the environment by Wells Timberland, any lessees, contractors, subcontractors, suppliers, employees, agents, or by anyone for whom Wells Timberland or any lessees are responsible, at its own expense.

(vi) Wells Timberland shall use commercially reasonable efforts (A) to cause all Mineral Activity to be conducted with due regard for the present and future value of both the Timberland as Timber producing coal mining and oil and gas properties, particularly with respect to the support of overlying coal seams and prevention of slips, slides, squeezes and other distortions of said seams; (B) all Mineral Activity be conducted in material compliance with all Environmental Laws and other Laws; (C) to require that any Mineral Activity complies with all material conditions, covenants and limitations contained in any of the instruments under which Wells Timberland holds title to the Timberland or where Wells Timberland owns minerals without ownership of the surface overlying said minerals; and (D) to cause its tenants to obtain rights from the then surface owners with respect to such Mineral Activities.

(vii) The Administrative Agent shall have the right (subject to the proviso of the last sentence of clause (d) of Section 7.1.5), but not the duty, at any and all reasonable times to enter upon the Timberland for the purposes of inspecting the Mineral Activities being conducted thereon, including the financial records, royalty summaries, mining reports, weighing devices and maps related thereto. Wells Timberland shall keep, or use commercially reasonable efforts to cause its tenants to keep, adequate and accurate records of all depths of mining and drilling, maps of the locations of all Mineral Activities, both above and below ground, quantities of minerals extracted and amounts shipped, and all payments payable and received with respect to all minerals and Mineral Leases. Wells Timberland agrees that it will promptly furnish the Administrative Agent, without cost to the Administrative Agent, the results of all core drilling and other exploratory openings and tests made for coal, oil, gas or other minerals upon the Timberland, including the results of any analytical test made to determine the quality, type or characteristics thereof, upon request.

(viii) Without limiting Section 11.4, the Borrowers shall indemnify and hold harmless the Administrative Agent and the Lenders and their respective officers, directors and employees and their respective successors, from and against all fines, penalties, actions, suits, legal proceedings and all costs and expenses associated therewith (including legal fees) arising out of or in any way connected with any failure of either Borrower to perform its obligations under this Section.

SECTION 7.2.19 Unrestricted Timber Transactions.

Neither of the Borrowers nor any other Loan Party shall consummate any Unrestricted Timber Transaction unless (a) the certification required to be delivered pursuant to clause (o) of Section 7.1.1 has been timely delivered as therein provided and (b) no Lender Party has objected to the accuracy of any statement contained in such certification (it being agreed that if any Lender Party fails to object to such certification, on or prior to 10 Business Days after the delivery thereof, such Lender Party shall be deemed to have accepted such certification). If any Lender Party reasonably objects to such certification, the relevant Unrestricted Timber Transaction shall not be consummated until the Loan Parties provide reasonably satisfactory evidence as to the accuracy of the statements contained in such certification. Without limiting the foregoing, if, in connection with any Unrestricted Timber Transaction that is consummated pursuant the definition thereof, Wells REIT or Wells TRS are subject in any respect to any material restriction or obligation imposed by, or provide any material benefit to, any of the lenders providing financing in connection with such Unrestricted Timber Transaction, then such

Persons shall be subject to similar restrictions or obligations, or provide similar benefits, to the Lender Parties pursuant to the Loan Documents (which additional restrictions, obligations and benefits shall be evidenced by amendments to the relevant Loan Documents within five Business Days after the Administrative Agent makes a request therefore).

SECTION 7.2.20 Transfer of Funds.

(a) Wells Timberland, Wells TRS Subsidiary and Wells HBU shall not fail to cause their account debtors and other Persons owing money to them to deposit the same into either (i) (A) in the case of Wells Timberland and Wells HBU, in the Revenue Account, or (B) in the case of Wells TRS Subsidiary, in the Wells TRS Subsidiary Account, or (ii) in lock-box accounts pursuant to arrangements satisfactory to the Administrative Agent. In addition Wells TRS Subsidiary shall not fail to pay into the Revenue Account, as and when due, all amounts owing by it to Wells Timberland pursuant to the Master Stumpage Agreement or otherwise.

(b) Except as provided in clause (c) of Section 9.2, Wells REIT shall not fail to cause all Domestic Equity Raises to be directly deposited into the Domestic Equity Raise Account and all International Equity Raises to be directly deposited into the International Equity Raise Account.

SECTION 7.2.21 Rate Protection Agreements.

(a) No Loan Party will engage in any speculative transactions or in any transaction involving a Rate Protection Agreement except (a) with respect to the Borrowers, as required by clause (a) of Section 7.1.19, and (b) with respect to each Loan Party other than the Borrowers, for the sole purpose of hedging in the normal course of business.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.

SECTION 8.1.1 Non-Payment of Obligations.

Either Borrower or any other Loan Party shall default in the payment or prepayment when due of any (a) principal or (b) interest on a Loan or (c) any fee, indemnity or other monetary Obligation hereunder or under any other Loan Document, provided that the failure to make any such payments pursuant to clause (b) or (c) shall not result in an Event of Default unless such failure is not cured within two Business Days after the occurrence thereof.

SECTION 8.1.2 Breach of Representations and Warranties.

Any representation or warranty of either Borrower or any other Loan Party made or deemed to be made hereunder, in any other Loan Document or any other writing or certificate furnished by or on behalf of either Borrower or any other Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V), is or shall be incorrect in any respect when made (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality).

SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations.

Either Borrower or any other Loan Party shall default in the due performance and observance of any of its obligations under Sections 4.10, 5.2, 6.24 and 7.1.1 (subject to a three Business Day grace period, except with respect to clause (g) of Section 7.1.1, for which there shall be no grace period), clause (a) of Section 7.1.2 (with respect to the Borrowers’ existence), 7.1.4, 7.1.5, 7.1.8, 7.1.9 (with respect to maintaining the Administrative Agent’s first priority security interest in the Collateral), 7.1.12, 7.1.13, 7.1.14, 7.1.15, 7.1.16, 7.1.17, 7.1.18, 7.1.19 or 7.2 or Article IX.

SECTION 8.1.4 Non-Performance of Other Covenants and Obligations.

Either Borrower or any other Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Sections 8.1.1 or 8.1.3), and such default shall continue unremedied for a period of 30 days after the earlier of (a) any officer of the Borrowers or any other Loan Party having knowledge thereof or (b) notice thereof having been given to any Borrower or other Loan Party.

SECTION 8.1.5 Default on Other Obligations.

Any event of default shall occur under any agreement, document or instrument in which any Borrower or any other Loan Party is a party, or their property or assets are bound, which involves a claim or liability of $500,000 or more.

SECTION 8.1.6 Judgments.

Any money judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) in excess of $250,000 shall be rendered against either Borrower, any other Loan Party or any of the respective properties and either (a) enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.

SECTION 8.1.7 Bankruptcy, Insolvency, etc.

Either Borrower or any other Loan Party shall:

(a) generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;

(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for either Borrower or any other Loan Party or any property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for either Borrower or any other Loan Party or for any part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days;

(d) permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against either Borrower or any other Loan Party; provided, however, that if not commenced by either Borrower or any such other Loan Party such proceeding shall be consented to or acquiesced in by either Borrower or any such other Loan Party, or shall result in the entry of an order for relief or shall remain for 30 days undismissed; or

(e) take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.8 Impairment of Loan Documents, Security, etc.

Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrowers or any other Loan Party that is a party thereto; either Borrower, any other Loan Party, any Governmental Authority or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any security interest in favor of the Administrative Agent for the benefit of the Lender Parties securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first priority security interest in the Collateral, subject to the Liens permitted by Section 7.2.3.

SECTION 8.1.9 Non-Payment of Taxes.

Either Borrower or any other Loan Party shall have failed to pay when due any Taxes or other charges of any Governmental Authority in excess of $250,000, except any such Taxes or other charges which are being diligently contested by it in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 8.1.10 Impairment of Material Agreements.

Any Material Agreement shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of either Borrower or any other Loan Party that is a party thereto; or there shall be any event of default under any Material Agreement.

SECTION 8.1.11 Impairment of Business.

(a) Either Borrower or any other Loan Party shall be prohibited or otherwise materially restrained, for a period of 10 or more consecutive days, from conducting all or any material part of its business in the ordinary course in accordance with past practice, as a result of (i) any casualty, strike, lockout, labor dispute, embargo, condemnation, order of any Governmental Authority or act of God, (ii) one or more licenses, permits, accreditations or authorizations of either Borrower or any other Loan Party being suspended, limited or terminated or (iii) any other reason.

(b) The indictment or threatened indictment of either Borrower or any other Loan Party under any criminal statute, or the commencement or threatened commencement of a criminal or civil proceedings against either Borrower or any other Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any portion of the property of such Person.

SECTION 8.1.12 Bankruptcy Claims.

Either Borrower or any other Loan Party shall be subject to a claim arising out of any proceeding of the type referred to in Section 8.1.7 to which MW or any of its Affiliates shall be subject.

SECTION 8.1.13 Material Adverse Effect.

There shall have occurred any event described in clause (a), (c), (d) or (e) of the definition “Material Adverse Effect”.

SECTION 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.7 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically become immediately due and payable, without notice or demand.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.7) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent, may, and upon the direction of the Required Lenders, shall, by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.

SECTION 8.4 Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, the other Loan Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, the Administrative Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law or referred to below) to or upon any Borrower, any other Loan Party or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrowers, which right or equity is hereby waived or released. The Borrowers and each other Loan Party further agree, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the Borrowers’ premises or elsewhere. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Lender Parties hereunder, including without limitation attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 8.7, and only after such application and after the payment by the Administrative Agent of any other amount required or permitted by any provision of Law, including without limitation Section 9-615(a)(3) of the U.C.C., need the Administrative Agent account for the surplus, if any, to the Borrowers. If any notice of a proposed sale or other disposition of Collateral shall be required by Law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Borrowers shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Article III) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency. The rights, powers and remedies of the Administrative Agent and the Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which the Administrative Agent or the Lenders may have against the Borrowers pursuant to this Agreement or the other Loan Documents, or existing at Law or in equity or otherwise.

SECTION 8.5 Foreclosure on Collateral. If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and applicable Law, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Pledge Agreement, the Security Agreement, the Wells REIT Security Agreement, the Mortgages and each other Loan Document.

SECTION 8.6 Appointment of Administrative Agent as Attorney-in-Fact. The Borrowers hereby constitute and appoint the Administrative Agent as the Borrowers’ attorney-in-fact with full authority in the place and stead of the Borrowers and in the name of the Borrowers, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative

Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to: (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of obligors of account receivables or other Person obligated on the Collateral and enforce the rights of the Borrowers with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any of the Collateral; (d) pay or discharge Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative Agent in its sole discretion (all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the account receivables, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of the Borrowers under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrowers’ expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral. The Borrowers hereby ratify and approve all acts of the Administrative Agent made or taken pursuant to this Section, agrees to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section. The appointment pursuant to this Section of the Administrative Agent as the Borrowers’ attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until payment in full in cash of all Obligations.

SECTION 8.7 Payments Upon Acceleration. After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 8.2 or 8.3, the Administrative Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:

(a) first, to pay Obligations in respect of any fees, expenses or indemnities then due to the Administrative Agent (including, without limitation, fees and expenses referred to in Sections 11.3 or 11.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(b) second, to pay Obligations in respect of any fees, expenses or indemnities then due to the Lenders, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(c) third, to pay interest due in respect of the Loans, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(d) fourth, to pay, on a pari passu basis, the principal outstanding with respect to the Loans and Obligations in respect of Rate Protection Agreements in which the counterparty is a Lender, an Affiliate of a Lender or a Person that was a Lender or an Affiliate of a Lender at the time such Rate Protection Agreement was entered into;

(e) fifth, to pay all other Obligations, including, without limitation, cash management obligations; and

(f) sixth, to pay who may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash and (ii) amounts owing to each relevant Lender Party in clauses (b) through (e) shall be allocated to the payment of the relevant Obligations ratably, based on the proportion of each Lender Party’s interest in the aggregate outstanding Obligations described in each such relevant clause.

ARTICLE IX

RECEIPT ACCOUNT

SECTION 9.1 Establishment of Receipt Account.

SECTION 9.1.1 Receipt Account.

The Borrowers and each other Loan Party acknowledge and confirm that, on or before the date hereof and pursuant to the terms of this Agreement, Wells Timberland has established and will maintain a deposit account at the Domestic Account Bank for the benefit of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties, to serve as the “Receipt Account” (said account, and any account replacing the same in accordance with this Agreement, the “Receipt Account”). Wells Timberland and the other Loan Parties acknowledge that the Domestic Account Bank may comply with instructions originated by the Administrative Agent without further consent by any of Wells Timberland or the other Loan Parties. The Administrative Agent reserves the right, from time to time in its sole discretion, to change the Domestic Account Bank at which the Receipt Account is maintained.

SECTION 9.1.2 Account Name.

The Receipt Account shall be in the name of Wells Timberland, in favor of the Administrative Agent, as first priority secured party for the benefit of the Lender Parties; provided, that if the Administrative Agent is replaced, the Domestic Account Bank, at the departing Administrative Agent’s request, shall change the name of the secured party with respect to the Receipt Account to the name of the replacement Administrative Agent.

SECTION 9.1.3 Characterization of Account.

The Receipt Account is and shall be a “deposit account” as such term is defined in Section 9–102(a)(29) of the U.C.C.. In accordance with Section 9.1.1, the Domestic Account Bank shall treat only the Administrative Agent as entitled to exercise any and all other rights with respect to the Receipt Account. All securities or other property underlying any financial assets credited to the Receipt Account (other than cash) shall be registered in the name of the Domestic Account Bank, indorsed to the Domestic Account Bank or in blank or credited to another securities account maintained in the name of the Domestic Account Bank and in no case will any financial asset credited to the Receipt Account be registered in the name of Wells Timberland or any other Loan Party, payable to the order of Wells Timberland or any other Loan Party or specially indorsed to Wells Timberland or any other Loan Party.

SECTION 9.1.4 Investments.

Funds of the Loan Parties which are deposited in the Receipt Account may at the direction of Wells Timberland, if no Default or Event of Default has occurred and is continuing, be invested in one or more Cash Equivalent Investments; provided, that under no circumstances shall the Lender Parties be liable for any losses that may be incurred by Wells Timberland or any of the other Loan Parties in the making of any such Cash Equivalent Investments. Wells Timberland hereby irrevocably authorizes and directs the Domestic Account Bank to apply any income earned from Cash Equivalent Investments to the Receipt Account. Wells Timberland shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Cash Equivalent Investments. The Receipt Account shall be assigned the federal tax identification number of Wells Timberland. Any interest, dividends or other earnings from amounts on deposit in the Receipt Account shall be added to the balance in the Receipt Account and allocated and/or disbursed in accordance with the terms hereof.

SECTION 9.2 Deposit of Revenues into the Receipt Account.

(a) By 2:00 p.m. on each Receipt Waterfall Date, Wells Timberland shall pay directly into the Receipt Account all funds deposited into the Revenue Account during the period since the last Receipt Waterfall Date, less ordinary course operating expenses for the immediately following month as set forth in the most recently approved operating expense budget (which ordinary course operating expenses shall be deposited directly into the Expense Account in accordance with clause (a) of Section 7.1.17).

(b) Wells TRS Subsidiary shall pay directly into the Revenue Account (i) as and when due, all amounts owing by Wells TRS Subsidiary to Wells Timberland pursuant to the Master Stumpage Agreement or otherwise and (ii) by 2:00 p.m. on each Receipt Waterfall Date, all funds deposited into the Wells TRS Subsidiary Account during the period since the last Receipt Waterfall Date, less all ordinary course expenses incurred by Wells TRS in the previous month and all budgeted ordinary course operating expenses for the immediately following month.

(c) As soon as available and in no event less than once per month, the Borrowers or Wells REIT shall provide the Equity Raise Monthly Accounting Statement to the Administrative Agent. By 2:00 p.m. on each Receipt Waterfall Date, the Borrowers shall cause Wells REIT to direct all funds deposited into the Domestic Equity Raise Account and the International Equity Raise Account during the period since the last Receipt Waterfall Date, less (i) any commissions due to unaffiliated third parties and (ii) any funds necessary to make dividends, distributions and other payments permitted by clause (y)(D) of the proviso of Section

7.2.6 (regarding redemptions by Wells REIT upon death or disability of its shareholders), to be deposited directly into the Receipt Account, which deposited funds shall correspond to the amount to be deposited as listed on the Equity Raise Monthly Accounting Statement.

SECTION 9.3 Payment of Funds From Accounts.

(a) Except as provided in Section 8.7 (which Section shall govern how the Loans are repaid if the Lenders are exercising their remedies during the continuance of any Event of Default), from time to time but in no event less than once per calendar month (each such occurrence, a “Receipt Waterfall Date”), to the extent funds have been deposited into the Receipt Account during such month, the funds shall be used to make payments in the following order of priority, provided that no payment shall be made under any clause below until all payments then required to be made under all prior clauses shall have been fully paid (the “Receipt Waterfall”):

(i) to the payment of Obligations in respect of fees, expenses and indemnities then due and owing to the Administrative Agent and the Lenders, including, without limitation, the fees and expenses referred to in Sections 11.3 and 11.4 (it being agreed that no amounts shall be paid to the Lenders pursuant to this clause until all amounts then due and owing to the Administrative Agent pursuant to this clause have been paid);

(ii) to the payment of (x) accrued and unpaid interest on the Loans and (y) amounts due to a Lender under any Rate Protection Agreement with a Borrower, in each case then due and owing;

(iii) to the payment of Obligations in respect of due and payable principal on the Loans then due and owing to the Lenders pursuant to clause (c) of Section 3.1.2, together with interest on the principal amount so prepaid as provided in clause (b) of Section 3.2.3;

(iv) once Wells REIT has obtained REIT Status, to pay dividends permitted by clause (ii)(y)(E) of the proviso of Section 7.2.6;

(v) to the deposit in the Interest Reserve Account in an amount necessary to satisfy the requirements of Section 7.1.12

(vi) to fund the Working Capital Account in an amount necessary to satisfy the requirements of clause (b) of Section 7.1.19 (if applicable) and then up to but not exceeding a level of $4,000,000;

AND

(vii) based on the most recently calculated Loan to Value Ratio as follows:

(A) If the Loan to Value Ratio is greater than or equal to 40%, to make additional prepayments on the outstanding principal amount of the Loans, together with interest on the principal amount so prepaid as provided in clause (b) of Section 3.2.3;

(B) If the Loan to Value Ratio is less than 40% but greater than or equal to 30%, any of the following, as determined by the Borrowers: (1) to acquire additional Real Property which will become Collateral hereunder subject to a first priority Lien and security interest in favor of the Administrative Agent, for the benefit of the Lender Parties; (2) to make additional prepayments on the outstanding principal amount of the Loans, together with interest on the principal amount so prepaid as provided in clause (b) of Section 3.2.3; (3) to accumulate a cash balance in the Receipt Account; or (4) to fund dividends, distributions, redemptions and other payments, including, without limitation, redemptions of outstanding preferred stock, provided that the Fixed Charge Coverage Ratio reported on the Compliance Certificate for the most recent Fiscal Quarter for which the same is required to be delivered pursuant to clause (e) of Section 7.1.1 is greater than 1.05:1.00 and the Borrowers deliver a Compliance Certificate to the Administrative Agent demonstrating compliance with Section 7.2.4 on a pro forma basis giving effect to such dividends, distributions, redemptions and other payments

(C) If the Loan to Value Ratio is less than 30%, any of the following, as determined by the Borrowers: (1) to acquire additional Real Property which will become Collateral hereunder subject to a first priority Lien and security interest in favor of the Administrative Agent, for the benefit of the Lender Parties; (2) to pay Accrued Affiliate Fees and any other accrued organizational and offering fees due to Affiliates; (3) to make additional prepayments on the outstanding principal amount of the Loans, together with interest on the principal amount so prepaid as provided in clause (b) of Section 3.2.3; or (4) to accumulate a cash balance in the Receipt Account; or (5) to fund dividends, distributions, redemptions and other payments, including, without limitation, redemptions of outstanding preferred stock, pursuant to clause (y)(F) of the proviso of clause (ii) of Section 7.2.6, provided that the Fixed Charge Coverage Ratio reported on the Compliance Certificate for the most recent Fiscal Quarter for which the same is required to be delivered pursuant to clause (e) of Section 7.1.1 is greater than 1.05:1.00 and the Borrowers deliver a Compliance Certificate to the Administrative Agent demonstrating compliance with Section 7.2.4 on a pro forma basis giving effect to such dividends, distributions, redemptions and other payments;

provided, however, that, notwithstanding anything to the contrary herein, no payments shall be made under clause(viii)(B) and (C) above unless (A)(I) Wells Partnership has timely delivered to the Administrative Agent a duly completed and executed Compliance Certificate for the most recent Fiscal Quarter for which the same is required to be delivered pursuant to clause (e) of Section 7.1.1 and (II) the Administrative Agent has confirmed to Wells Partnership that, in its reasonable and good faith determination, the calculations contained therein are satisfactory (which confirmation the Administrative Agent agrees to provide not later than five Business Days after the delivery of each such Compliance Certificate (it being agreed that the failure of the Administrative Agent to fail to provide such confirmation shall constitute its acceptance of each Compliance Certificate)) and (B) no Default or Event of Default has occurred and, is continuing. Notwithstanding the preceding sentence or any of the terms of this Section, if any Event of Default has occurred and is continuing under Section 8.1.7, or the Administrative Agent or the Lenders are exercising any of their remedies under Section 8.3 with respect to any other Event of Default that has occurred and is continuing, all amounts from the Receipt Waterfall from and thereafter shall be applied to the payment of the Obligations as set forth in Section 8.7.

(b) The Administrative Agent agrees that it shall make all payments pursuant to clauses (a)(i), (a)(ii) and (a)(iii) so as to avoid the incurrence of liabilities by the Borrowers under Section 4.4; provided that (i) in connection with the foregoing the Administrative Agent is authorized to delay making such payments until such time as it determines in its sole discretion that no such liabilities would result (it being agreed that no amounts retained by the Administrative Agent for such purpose shall be available or applied to the payment of any other amounts to be paid pursuant to the Receipt Waterfall under any circumstances) and (ii) if any Event of Default has occurred and is continuing the Administrative Agent may apply amounts available pursuant to clauses (a)(i), (a)(ii) and (a)(iii) at its sole discretion without regard to the incurrence by the Borrowers of liabilities under Section 4.4.

SECTION 9.4 Pledge of Receipt Account.

SECTION 9.4.1 Security for Obligations.

To secure the full and punctual payment and performance of all the Obligations, Wells Timberland and each of the other Loan Parties hereby grant to the Administrative Agent, for the benefit of the Lender Parties, a first priority continuing security interest in and to all of Wells Timberland’s right, title and interest in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Receipt Account Collateral”):

(a) the Receipt Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Receipt Account, including, without limitation, all deposits or wire transfers made to the Receipt Account, and any and all Receipt Account Collateral;

(b) any and all amounts on deposit in the Receipt Account that are invested in Cash Equivalent Investments;

(c) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(d) to the extent not covered by clauses (a), (b) or (c), all “proceeds” (as defined under the U.C.C.) of any or all of the foregoing.

The Administrative Agent and the Domestic Account Bank, as agent for the Administrative Agent on behalf of the Lender Parties, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the U.C.C., as if such rights and remedies were fully set forth herein.

SECTION 9.4.2 Rights on Default.

Upon the occurrence and during the continuance of any Event of Default the Administrative Agent on behalf of the Lender Parties may exercise any and all rights and remedies with respect to the Receipt Account Collateral under the Loan Documents, the U.C.C. and other applicable Laws, including liquidating the same and applying all proceeds therefrom to the payment of the Obligations as set forth in Section 8.6.

SECTION 9.4.3 Financing Statement; Further Assurances.

Wells Timberland and each other Loan Party agree that at any time and from time to time, at the expense of the Borrowers, Wells Timberland and each other Loan Party will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that the Administrative Agent or any Lender may reasonably request, in order to perfect and protect any security interest granted in the Receipt Account Collateral or purported to be granted or to enable the Administrative Agent or any Lender to exercise and enforce its rights and remedies hereunder with respect to any Receipt Account Collateral. In the event of any change in name, identity or structure of any of Wells Timberland or as otherwise reasonable requested by the Administrative Agent from time to time, each such Person, at its sole cost and expense, shall promptly notify the Administrative Agent and take all actions reasonably requested by the Administrative Agent in order to maintain its first priority perfected security interest in the Receipt Account Collateral.

SECTION 9.5 Administrative Agent Appointed Attorney-In-Fact. Wells Timberland and each other Loan Party hereby irrevocably constitute and appoint the Administrative Agent (and its agents and designees) as such Person’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver at any time any instruments and to exercise and enforce every right, power, remedy, option and privilege of Wells Timberland or any other Loan Party with respect to the Receipt Account Collateral, and do in the name, place and stead of Wells Timberland or any other Loan Party, all such acts, things and deeds for and on behalf of and in the name of Wells Timberland or any other Loan Party which Wells Timberland or any other Loan Party is required to do hereunder or under the other Loan Documents, or which the Domestic Account Bank, any other Deposit Account Bank or the Administrative Agent (or its agents or designees) may deem necessary or desirable, to more fully vest the in the Administrative Agent (or its agents or designees) the rights and remedies provided for in this Section. The foregoing powers of attorney are irrevocable and coupled with an interest. Such authority in favor of the Administrative Agent (and its agents and designees) pursuant to this Section shall include the right to (a) take control in any manner of any item of payment in respect of the Receipt Account

Collateral or otherwise received in or for deposit in the Receipt Account, (b) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of account receivables or other proceeds of Collateral are sent or received, (c) endorse Wells Timberland’s name upon any items of payment in respect of account receivables or constituting Collateral or otherwise received by the Administrative Agent (or its agents or designees) or any Lender and deposit the same in Receipt Account, (d) endorse Wells Timberland’s name upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any account receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, and (e) sign Wells Timberland’s name on any verification of account receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Wells Timberland hereby releases the Administrative Agent (or its agents or designees) and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of any such Person’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment; Lender Indemnification.

(a) Each Lender hereby irrevocably appoints CoBank to act on its behalf as Administrative Agent under and for purposes of this Agreement and each other Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. In performing its duties hereunder the Administrative Agent is acting solely on behalf of itself and the Lenders, and shall not have any fiduciary, trust or similar relationship with the Borrowers or any other Loan Party. Without limiting the foregoing, the parties agree that the duties of the Administrative Agent shall be mechanical and administrative in nature. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions

(b) (i) Without limiting clause (b) of Section 10.4, each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document, including reasonable attorneys’ fees, and as to which the Administrative Agent is not reimbursed by the Borrowers; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted solely from the gross negligence or willful misconduct of the Administrative Agent.

(ii) The Administrative Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.2 Exculpation.

(a) Neither the Administrative Agent, nor any of its directors, officers, employees, agents, Affiliates or Related Parties thereof, shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except as determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from its or his own willful misconduct or gross negligence. Under no circumstances shall the Administrative Agent, or any of its directors, officers, employees, agents, Affiliates or Related Parties thereof, be responsible for, or incur any liability with respect to: (i) any representations or warranties or statements made by the Borrowers or any other Loan Party in connection with any Loan Document; (ii) the effectiveness, enforceability, validity or due execution of any Loan Document; (iii) the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents; (iv) the validity, genuineness, enforceability, existence, value or sufficiency of, or taking any action with respect to the care, protection or preservation of, any Collateral; (v) the performance or observance by the Borrowers or any other Loan Party of any covenants or agreements contained in the Loan Documents; (vi) the contents of any certificate, report or document delivered pursuant to any Loan Document; (vii) the satisfaction of any conditions (including any conditions set forth in Article V) set forth in the Loan Documents; (viii) the existence of any Default or Event of Default; or (ix) the financial condition of the Borrowers or any other Loan Party;

(b) The Administrative Agent (i) is not required to make any inquiry respecting the performance by the Borrowers or any other Loan Party of its obligations hereunder or under any other Loan Document (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent), and any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action; (ii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates; (iii) shall not be deemed to have knowledge of the existence of any Default or Event of Default unless it has received written notice from an Authorized Officer that specifically refers to and describes the same; (iv) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing; and (v) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other percentage of the Lenders as shall be expressly provided for herein), provided that the Administrative Agent shall not, in any event, be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(c) The Administrative Agent shall not in any event be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1).

SECTION 10.3 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.4 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise any and all of its rights under the Loan Documents by or through any of its directors, officers, employees, agents, Affiliates or Related Parties thereof, and the exculpatory provisions of this Article shall apply to each such Person or when acting on behalf of the Administrative Agent.

SECTION 10.5 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be an insurance company or a bank with an office in the United States, or an Affiliate of any such insurance company or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall thereafter perform all the duties of the retiring Administrative

Agent under the Loan Documents, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 and Section 10.4 shall continue in effect, for the benefit of such retiring Administrative Agent and its directors, officers, employees, agents, Affiliates or Related Parties thereof, in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 10.6 Rights as a Lender. CoBank shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates as any other Lender, and may exercise such rights and powers to the same extent as if it were not the Administrative Agent. CoBank and each of its Affiliates may accept deposits from, lend money to, act as a financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. CoBank shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on such Lender’s review of the financial information of the Borrowers and each of their Subsidiaries and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, and to extend its Commitments. Each Lender also acknowledges that it will, independently and without reliance upon the any other Lender Party or any of their Related Parties, and based on other documents, information and investigations as it from time to time shall deem appropriate, continue to make its own decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 10.8 Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request given to the Administrative Agent by the Borrowers and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrowers). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrowers for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

SECTION 10.9 Certain Collateral Matters.

(a) The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) Each Lender agrees that none of them shall have any right individually to seek to realize upon the Collateral, it being agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lender Parties and the Administrative Agent pursuant to the terms of the Loan Documents.

(c) Each Lender irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full in cash of all Loans and all other Obligations (other than unasserted contingent indemnification Obligations) payable under this Agreement and the other Loan Documents, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder, (iii) constituting property in which the Borrowers or any other Loan Party owned no interest at the time the security interest and/or Lien was granted, (iv) constituting property leased to the Borrowers or any other Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrowers or any other Loan Party to be, renewed or extended, or (v) if approved by the Required Lenders or, if required by Section 10.1, each Lender, if applicable. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of collateral pursuant to this Section.

(d) The Administrative Agent may from time to time make disbursements and advances that, in its sole discretion, it deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral, to enhance the likelihood or maximize the amount of the Obligations that are repaid by the Loan Party or pay any other amount chargeable to the Loan Party hereunder. All such amounts disbursed or advanced by the Administrative Agent shall be Obligations that are secured by the Collateral and be repayable by the Borrowers on demand.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.1 Waivers, Amendments, etc.

(a) Except for actions expressly permitted to be taken by the Administrative Agent pursuant to the terms of the Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by the Borrowers or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Borrowers and the Required Lenders. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of the Lenders shall only require the written consent of the Required Lenders.

(b) Notwithstanding clause (a), no amendment, modification, termination or waiver of this Agreement or any other Loan Document shall, unless in writing and signed by the Administrative Agent, each Lender and each Voting Participant directly affected thereby: (i) increase the amount of the Commitment of any affected Lender or Voting Participant; (ii) reduce the principal of, or rate of interest on, any Loan of any affected Lender or Voting Participant; (iii) extend the due date for, or reduce the amount of, any scheduled payment or prepayment under clause (a) or (b) of Section 3.1.2 of principal on any Loan of any affected Lender or Voting Participant; (iv) extend the due date for, or reduce the amount of, any payment of interest (other than any waiver of any increase in the interest rate pursuant to Section 3.2.2) as to any affected Lender or Voting Participant; (v) alter Section 2.1 or 2.3 or 9.3; (vi) release any material part of the Collateral unless Section 9.3 has been complied with (which action shall be deemed to affect all the Lenders); (vii) release any Loan Party from its guarantee obligations under any Loan Document except as specifically provided for in the Loan Documents (which action shall be deemed to affect all the Lenders); (viii) alter in any manner the pro rata sharing of payments required hereunder (which action shall be deemed to affect all the Lenders and Voting Participants); (ix) amend or waive this Section or the definition of the “Required Lenders” insofar as such definition affects the substance of this Section, or any other provision specifying the number or percentage of Lenders and Voting Participants required to take any action under any Loan Document (which action shall be deemed to affect all the Lenders and Voting Participants); or (x) increase the amount of the Commitment (which action shall be deemed to affect all the Lenders and Voting Participants). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent, in addition to Lenders required hereinabove to take such action.

(c) No failure or delay on the part of any Lender Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrowers in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Lender Party shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. The remedies provided in this Agreement are cumulative, and not exclusive of remedies provided by Law.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed to be held by any such Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring the consent of the Lenders).

SECTION 11.2 Notices.

(a) Except in the case of notices and communications expressly permitted to be given by telephone and as provided in clause (b), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and addressed to such party at its address or telecopy number set forth on Schedule III hereto, in an Assignment and Assumption or at such other address or telecopy number as may be designated by such party in a notice to the other parties given in accordance with this Section. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b), shall be effective as provided therein.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 11.3 Payment of Costs and Expenses.

(a) Subject to the proviso of the last sentence of clause (d) of Section 7.1.5, the Borrowers agree to pay all reasonable fees and out-of-pocket expenses of the Administrative Agent, its directors, officers, employees, agents, Affiliates and their Related Parties (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to the Administrative Agent and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent) that are actually incurred in connection with:

(i) the syndication of the credit facilities provided for herein;

(ii) the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Section 7.1.9), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;

(iii) the filing, recording, refiling or rerecording of the Loan Documents and any other security instruments executed in connection with the transactions contemplated hereby;

(iv) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;

(v) sums paid or incurred to pay any amount or take any action required by the Borrowers or any other Loan Party under the Loan Documents that the Borrowers or any such Loan Party fail to pay or take; and

(vi) costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers.

(b) The Borrowers further agree to reimburse each Lender Party upon demand for all out-of-pocket expenses (including, without limitation, the fees and out-of-pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party) actually incurred by each Lender Party in connection with (i) the consideration of their rights and remedies hereunder in connection with any current or prospective Default or Event of Default; (ii) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations; (iii) the enforcement or protection of its rights in connection with this Agreement or any other Loan Document; and (iv) any litigation, dispute, suit or proceeding relating to this Agreement or any Loan Document.

(c) To the extent that the Borrowers for any reason fail to pay any amount required under clause (a) or (b) to be paid by it to the Administrative Agent (or any director, officer, employee, agent, Affiliate or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent (or any such director, officer, employee, agent, Affiliate or Related Party thereof), such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint.

(d) All amounts due under this Section shall be payable promptly and, in any event, not later than 10 days after demand therefor.

SECTION 11.4 Indemnification by the Borrowers.

(a) The Borrowers agree, at their sole cost and expense, to indemnify, exonerate and hold each Lender Party and each of their respective directors, officers, employees, agents, Affiliates and Related Parties (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and out-of-pocket expenses (in each case whether asserted by any third party or the Borrowers or any of its Affiliates and irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including, without limitation, the fees and out-of-pocket expenses of the Indemnified Parties (including the fees and out-of-pocket expenses of legal counsel and consultants to the Indemnified Parties who may be retained by the Indemnified Parties) (collectively, the “Indemnified Liabilities”), that arise out of or relate to:

(i) the negotiation, preparation, execution, delivery or performance of the terms of, or consummation of the transactions contemplated by, this Agreement, any other Loan Document or any other agreement or instrument contemplated thereby (including any action brought by or on behalf of the Borrowers or any other Loan Party as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);

(ii) any Loan and any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

(iii) any Environmental Laws;

(iv) any presence, release, or threat of Release of Hazardous Materials, at, upon, under or within the Real Property;

(v) the falsity in any material respect of any of the representations made in Section 6.13, whether or not caused by the Borrowers;

(vi) the failure of the Borrowers to duly perform the covenants, obligations or actions set forth in Section 7.1.6, including with respect to: (A) the imposition by any Governmental Authority of any lien upon the Real Property, (B) remediation of the Real Property or any other land or water contaminated by Hazardous Materials which were generated on or migrated from the Real Property, (C) liability for personal injury or property damage or damage to the environment, (D) any diminution in the value of the Real Property and (E) claims, costs, liabilities and damages arising under any Environmental Law, or any other claims, liabilities or costs which may be incurred by or asserted against Indemnified Parties directly or indirectly resulting from the presence of any Hazardous Material in, on, under or affecting the Real Property;

(vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory;

except for any such Indemnified Liabilities arising from the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. Such indemnification shall be available regardless whether the relevant Indemnified Party is found to have acted with comparative, contributory or sole negligence. Under no circumstances shall any Indemnified Party be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(b) The Borrowers further agree that Lender Parties and their respective directors, officers, employees, agents, Affiliates and Related Parties shall not assume any liability or obligation for loss, damage, fines, penalties, claims or duty to remediate or dispose of wastes or Hazardous Substances on or relating to Real Property as a result of any conveyance of title to the Real Property to any of the Lender Parties or otherwise or as a result of any inspections or any other actions made or taken by and Lender Party on the Real Property, except to the extent that any of the foregoing matters are attributable to actions or omissions by such Lender Party or its agents constituting fraud, gross negligence or willful misconduct. The Borrowers agree to remain fully liable under the indemnification contained in this Section.

(c) Promptly following completion of any actions imposed upon the Borrowers by any order, judgment or other final resolution of a matter indemnified under this Agreement, or completion of any other remediation requirement under any applicable Environmental Laws, the Borrowers shall certify to the Administrative Agent and the Lenders that all such required actions have been completed. The Administrative Agent or any Lender, at its option, may require the Borrowers, at the Borrowers’ expense, to obtain and deliver to the Administrative Agent and the Lenders an environmental report in form and substance reasonably acceptable to Administrative Agent from a consultant reasonably acceptable to the Administrative Agent confirming that all such actions have been completed in accordance with any such order, judgment or resolution or other legal or remediation requirements, and that the Real Property is in compliance in all material respects with applicable Environmental Laws. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent (or any director, officer, employee, agent, Affiliate or Related Party thereof), each Lender severally agrees to pay to the Administrative Agent (or any director, officer, employee, agent, Affiliate or Related Party thereof), such Lender’s pro rata share (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount. The obligations of the Lenders under this clause are several and not joint and shall survive the termination of this Agreement.

(d) Each Loan Party also agrees that, without the prior consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

SECTION 11.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 and under any other provision specifically providing for indemnification or reimbursement of fees, costs and expenses incurred by any of the Lender Parties in connection with this Agreement and the other Loan Documents, and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. All covenants, agreements, representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loan, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.

SECTION 11.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof have been executed on behalf of the Borrowers, the Administrative Agent and each initial Lender and the same shall have been received by, and released to, the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrowers and each Lender. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.9 Governing Law; Entire Agreement. THIS AGREEMENT SHALL EACH BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. This Agreement and each other Loan Document constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 11.10 Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement and each other Loan Document shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder or any other Loan Document without the prior written consent of the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b), (ii) by way of participation in accordance with the provisions of clause (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) Minimum Amounts. (A) Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) In any case not described in clause (b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Wells REIT otherwise consents (such consent of Wells REIT not to be unreasonably withheld or delayed); provided, however, that if a Lender is assigning less than all of its Loans and Commitments it must, after giving effect to each such assignment, maintain not less than $5,000,000 in principal amount of Loans and Commitments unless otherwise agreed to by the Administrative Agent and Wells REIT (such consent of Wells REIT not to be required if any Event of Default has occurred and is continuing at the time of such proposed assignment);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) and, in addition, (A) the consent of the Administrative Agent shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and (B) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed and shall, in any event, be deemed to have been given by the Borrowers if no objection is received by the Administrative Agent from the Borrowers within five Business Days after notice of such proposed assignment has been provided to the Borrowers) shall be required unless (x) any Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is necessary, in the judgment of the Administrative Agent, to ensure the successful syndication of this Agreement.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to Borrowers. No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at an office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification which decreases the amount of principal of, or the rate at which interest is payable on such Loans (except in connection with a waiver of applicability of any post-default increase in interest rates), extends any scheduled principal payment date or date fixed for the payment of interest on such Loans, or extends the Commitment of such Lender in a manner that affects such Participant.

Notwithstanding the preceding paragraph, any participant that is a Farm Credit Lender that (i) has purchased a participant in a minimum amount of $7,000,000, (ii) has been designated as a voting participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent and the Borrowers (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with clause (b)), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender shall be correspondingly reduced, on a Dollar-for-Dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption Agreement. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule IV hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers and the Administrative Agent. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrowers within three (3) Business Days of any termination, reduction or increase of the amount of, such participation. The Borrowers and the Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant.

Subject to clause (e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.5 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 4.6 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 11.11 Press Releases and Related Matters. The Borrowers agree that neither it nor any other Loan Party will issue any press release or other public disclosure using the name of CoBank or its Affiliates (other than the filing of the Loan Documents with the Securities and Exchange Commission) without the prior consent of CoBank. The Borrowers consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. The Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrowers for review and reasonable comment prior to the publication thereof. In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.

SECTION 11.12 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH

LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

SECTION 11.13 Waiver of Jury Trial, etc. THE LENDER PARTIES AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES ENTERING INTO THIS AGREEMENT.

SECTION 11.14 Waiver of Consequential Damages, etc. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND EACH OTHER LOAN PARTY SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST EACH LENDER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, ANY CREDIT EXTENSION OR THE USE OF THE PROCEEDS THEREOF. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 11.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 11.16 Protection of Interests. Without limiting any of the other provisions hereof and whether or not the Administrative Agent or any Lender acquires legal possession and title to the Real Property, if the Administrative Agent becomes aware of any matter for which the Borrowers may have liability in accordance with the other provisions of this Agreement, whether or not a claim is asserted against any Lender Party, the Administrative Agent shall have the right to take any action available to the Administrative Agent under applicable Law, and the Borrowers hereby grant to the Administrative Agent and its respective agents, attorneys, employees, consultants, contractors and assigns, an irrevocable license and authorization for access to the Real Property and to conduct any such actions that the Administrative Agent deems reasonably appropriate in connection therewith. The Borrowers shall pay promptly following demand by the Administrative Agent all costs and expenses in connection with such investigatory and remedial activities. The foregoing license and authorization is intended to be a means of protection of the Administrative Agent’s or the Lenders’ security interest in the Real Property and not as participation in the management of the Borrowers or the Real Property.

SECTION 11.17 Confidentiality. Each Lender Party agrees to keep confidential the Information (as defined below), except that each Lender Party shall be permitted to disclose Information (a) to its Affiliates and to its and its Affiliates’ Related Parties, (b) to the extent requested by any Governmental Authority, (c) to the extent otherwise required by applicable Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to the enforcement of its rights hereunder or under any other Loan Document, (e) to any other party hereto, (f) subject to any agreement containing provisions substantially the same as set forth in this Section, to (i) any prospective or actual Assignee Lender or Participant or (ii) any prospective or actual counterparty (or its advisors) to any Rate Protection Agreement relating to the Borrowers, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrowers, any other Loan Party or any other Subsidiaries.

For purposes of this Section, “Information” means all information that is received from any Loan Party relating to any Loan Party or any of their respective businesses other than any such information that is available to any Lender Party on a nonconfidential basis prior to its disclosure by a Loan Party and which is, in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. Each Lender Party shall be considered to have complied with its obligations under this Section if it exercises the same degree of care to maintain the confidentiality of the Information as such Person would accord its own confidential information.

Notwithstanding anything herein to the contrary, “Information” shall not include, and each Lender Party and its Affiliates and Related Parties may disclose to any and all Persons, without limitation of any kind, (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind

(including opinions or other tax analyses) that are provided to any of the Persons referred to above relating to such tax treatment or facts.

SECTION 11.18 Patriot Act Information. Each Lender Party hereby notifies the Borrowers and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers or any other Loan Party, which information includes the name and address of the Borrowers and each such other Loan Party and other information that will allow each Lender Party to identify the Borrowers and each other Loan Party in accordance with the Patriot Act. The Borrowers and each other Loan Party shall, and shall cause each other Loan Party to, provide such information and take such actions as are reasonably requested by any Lender Party in order to assist such Lender Party in maintaining compliance with the Patriot Act.

SECTION 11.19 Joint and Several Liability. In consideration of the financial accommodations being provided by the Lender Parties, each of the Borrowers agree to be jointly and severally liable, not merely as a surety but also as a co-debtor, with respect to the payment and performance of all the Loans and other Obligations under this Agreement and the other Loan Documents. Without limiting the foregoing, if any Borrower fails to make any payment of, or perform with respect to, any of the Obligations, the other Borrower agrees to make such payment and complete such performance requirement in accordance with the terms hereof and the other Loan Documents.

SECTION 11.20 Waiver of Farm Credit Rights. THE BORROWERS ACKNOWLEDGE AND AGREE THAT, TOGETHER WITH LEGAL COUNSEL, THEY HAVE REVIEWED ALL RIGHTS THAT THEY MAY OTHERWISE BE ENTITLED TO WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS UNDER THE STATUTES AND REGULATIONS OF THE FARM CREDIT ADMINISTRATION AS SPECIFIED AT 12 CFR § 617.7000 ET. SEQ., AND THAT THEY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY AND ALL SUCH RIGHTS.

SECTION 11.21 Effectiveness of Amendment and Restatement; No Novation. The amendment and restatement of the Original Credit Agreement pursuant to this Agreement shall be effective upon the date hereof. All obligations and rights of the Loan Parties, the Administrative Agent and the Lenders arising out of or relating to the period commencing on the date hereof shall be governed by the terms and provisions of this Agreement; the obligations and rights of the Loan Parties, the Administrative Agent and the Lenders arising out of or relating to the period prior to the date hereof shall continue to be governed by the Original Credit Agreement without giving effect to the amendment and restatement provided for herein. This Agreement shall not constitute a novation or termination of the Loan Parties’ obligations under the Original Credit Agreement or any document, note or agreement executed or delivered in connection therewith, but shall constitute an amendment and restatement of the obligations and covenants of the Loan Parties under such documents, notes and agreements, and the Loan Parties hereby reaffirm all such obligations and covenants, as amended and restated hereby.

SECTION 11.22 Purchase of AgSouth Equity Interests. Wells Timberland agrees to purchase Equity Interests in AgSouth (the “AgSouth Equity Interests”) as AgSouth may require in accordance with its bylaws and capital plan that are applicable to its borrowers generally. In connection with the foregoing, Wells Timberland hereby acknowledges receipt, prior to the execution of this Agreement, of: (a) AgSouth’s bylaws; (b) a written description of the terms and conditions under which the AgSouth Equity Interests are issued; and (c) the most recent annual financial report, and if more current, the latest quarterly financial report of AgSouth. Wells Timberland acknowledges and agrees that it shall not receive any patronage with respect to the AgSouth Equity Interests purchased by it.

SECTION 11.23 Funding Date Assignments. On the Funding Date, AgSouth will assign all of its Loans to AgFirst Farm Credit Bank and CoBank. Accordingly, Schedule II contains the Term Loan Commitment Amount both before and after giving effect to such assignments and Schedule III contains the administrative information of such assignees and not AgSouth.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TIMBERLANDS II, LLC

By:	WELLS TIMBERLAND MANAGEMENT ORGANIZATION, LLC, its Manager

By:
	Name:	Brian M. Davis
	Title:	Senior Vice President & Chief Financial Officer

WELLS TIMBERLAND OPERATING PARTNERSHIP, L.P.

By:	WELLS TIMBERLAND REIT, INC., its General Partner

By:
	Name:	Douglas P. Williams
	Title:	Executive Vice President, Secretary & Treasurer

COBANK, ACB, as Administrative Agent

By:
	Name:	Michael Tousignant
	Title:	Vice President

LENDERS:

AGSOUTH FARM CREDIT, ACA

By:
Name:
Title:

CREDIT AGREEMENT

SIGNATURE PAGE

WELLS FARGO BANK, N.A.

By:
Name:
Title:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A. “RABOBANK NEDERLAND”, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

METROPOLITAN LIFE INSURANCE COMPANY

By:
Name:
Title:

Acknowledged and Agreed to:

WELLS TRS HARVESTING OPERATIONS, LLC

By:	FOREST RESOURCE CONSULTANTS, INC., its Manager

By:
	Name:	David T. Foil
	Title:	President

CREDIT AGREEMENT

SIGNATURE PAGE

WELLS TIMBERLAND REIT, INC.

By:
	Name:	Douglas P. Williams
	Title:	Executive Vice President, Secretary & Treasurer

WELLS TIMBERLAND TRS, INC.

By:
	Name:	Douglas P. Williams
	Title:	Executive Vice President, Secretary & Treasurer

WELLS TIMBERLAND HBU, LLC

By:	WELLS TIMBERLAND MANAGEMENT ORGANIZATION, LLC, its Manager

By:
	Name:	Brian M. Davis
	Title:	Senior Vice President & Chief Financial Officer

CREDIT AGREEMENT

SIGNATURE PAGE

SCHEDULE I

DISCLOSURE SCHEDULE

ITEM 1.1(a)	Cost Basis of Collateral
ITEM 1.1(b)	Material Agreements.
ITEM 1.1 (c)	PLM Leases.
ITEM 6.7(b)	Labor Matters.
ITEM 6.8	Initial Capitalization.
ITEM 6.10(a)	Property Matters.
ITEM 6.10(c)	Consents and Approvals.
ITEM 6.10(d)	Timber Operations.
ITEM 6.10(e)	Condemnation Proceedings.
ITEM 6.13(f)	Environmental Matters/Storage Tanks.
ITEM 6.19(b)	Material Governmental Approvals.
ITEM 6.21	Insurance.
ITEM 6.22	Affiliate Transactions.
ITEM 6.24	Accounts.

SCHEDULE II

TERM LOAN COMMITMENT AMOUNT

Lender	Term Loan Commitment Amount
AgSouth Farm Credit, ACA	$137,395,348.83
Wells Fargo Bank, N.A.	$34,348,837.21
Coöperatieve Centrale Raiffeisen-BoerenleenBank, B.A. “Rabobank Nederland”, New York Branch	$19,627,906.98
Metropolitan Life Insurance Company	$19,627,906.98

TERM LOAN COMMITMENT AMOUNT AFTER GIVING EFFECT TO THE

FUNDING DATE ASSIGNMENTS

Lender	Term Loan Commitment Amount
CoBank, ACB	$93,232,558.13
AgFirst Farm Credit Bank	$44,162,790.70
Wells Fargo Bank, N.A.	$34,348,837.21
Coöperatieve Centrale Raiffeisen-BoerenleenBank, B.A. “Rabobank Nederland”, New York Branch	$19,627,906.98
Metropolitan Life Insurance Company	$19,627,906.98

SCHEDULE III

ADMINISTRATIVE INFORMATION

Borrowers

Timberlands II, LLC and Wells Timberland Operating Partnership, L.P.

c/o Wells REIT, Inc.

6200 The Corners Parkway

Norcross, GA 30092-3365

Attention: Don Warden

Facsimile No.: (770) 243-8367

Administrative Agent

CoBank, ACB

5550 South Quebec Street

Greenwood Village, Colorado 80111

Attention: Syndications Coordinator, Corporate Finance Division

Facsimile No.: (303) 694-5830

With a copy to (in the case of any notice

pursuant to clause (g) of Section 7.1.1):

Sutherland Asbill & Brennan LLP

999 Peachtree Street, NE

Atlanta, GA 30309

Attention: B. Knox Dobbins

Facsimile No.: (404) 853-8806

Lenders

AgSouth Farm Credit, ACA

1401 Hampton Street

Columbia, SC 29201

Attention: Tom Stallworth

Facsimile No.: (803) 254-4219

Wells Fargo Bank, N.A.

1525 West WT Harris Blvd.

Charlotte, NC 28262

Attention: Brian Rubins

Facsimile No.: (704) 383-3556

Coöperatieve Centrale Raiffeisen-BoerenleenBank, B.A.

“Rabobank Nederland”, New York Branch

245 Park Avenue

New York, NY 20267

Attention: Theodore Cox

Facsimile No.: (404) 870-8025

Metropolitan Life Insurance Company

6750 Poplar Avenue, Suite 109

Germantown, TN 38138

Attention: Paulette Oxner

Facsimile No.: (901) 309-3309

SCHEDULE IV

VOTING PARTICIPANTS

Farm Credit Bank of Texas

4801 Plaza on the Lake Drive

Austin, TX 78746

Attention: Chris Levine

Facsimile: (512) 465-0625

Farm Credit Services of America, FLCA

5015 S. 118th Street

Omaha, NE 68137

Attention: Bruce Rouse

Facsimile: (402) 348-3324

Farm Credit West, FLCA

2929 West Main Street, Suite A

Visalia, CA 93291

Attention: Ben Madonna

Facsimile: (559) 627-4728

United FCS, FLCA, dba FCS Commercial Finance Group

600 S. Highway 169

Interchange Tower, Suite 850

Minneapolis, MN 55426

Attention: Lisa Caswell

Facsimile: (952) 513-9956